Exhibit 4.5

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

COLLABORATION AND LICENSE AGREEMENT

BY AND AMONG

ARGENX BVBA

AND

ARGENX SE (SOLELY FOR PURPOSES OF SECTIONS 16.2 AND 16.3)

AND

CILAG GMBH INTERNATIONAL

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and effective as of December 2, 2018 (the “Execution Date”) by and between argenx BVBA, a Belgian company (“argenx”) and, solely for purposes of Sections 16.2 and 16.3, argenx SE, a Societas Europaea (“Parent”), on the one hand, and Cilag GmbH International, a Swiss company (“Janssen”), on the other hand.

INTRODUCTION

1.         argenx is developing cusatuzumab and controls certain patents, know-how and other rights related to the Licensed Compounds and Licensed Products;

2.         Janssen has considerable knowledge and experience in developing and commercializing products in the oncology field throughout the world;

3.         argenx and Janssen believe that a collaboration and license arrangement between the Parties regarding the Licensed Compounds and Licensed Products would be desirable; and

4.         argenx and Janssen therefore desire to provide for the development, manufacture and commercialization of the Licensed Compounds and Licensed Products in the Field on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, argenx and Janssen hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1       “Acquirer” means any Third Party that is a counterparty in any Change of Control transaction and any of such Third Party’s Affiliates.

1.2       “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.3       “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors and (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, or by contract, or otherwise.

1.4       “Allocable Global Strategy Costs Benchmark Amount” means, with respect to each of the following Calendar Years, the following amounts (where “launch year” means the Calendar Year during which the Parties expect the First Commercial Sale of a Licensed Product to occur in the U.S.) as further described in Section 6.1.2(b):

[...***...]

1.5       “Antibody” means any antibody or other immunoglobulin protein comprising at least one complementarity determining region (CDR) portion thereof or similar binding protein moiety (including bispecific antibodies, single chain antibodies, domain antibodies, immunoconjugated and chimeric antigen receptor (CAR-T) associated antibodies), whether polyclonal, monoclonal, human, humanized, chimeric, murine, camelid, synthetic or from any other source.

1.6       “Anti-CD70 Antibody” means any Antibody that has been raised, engineered or otherwise optimized to specifically bind to the CD70 Antigen (in addition to any other target or receptor such antibody may bind to).

1.7       “argenx Housemarks” means (a) the corporate logo of argenx, (b) the trademark “argenx”, (c) any other trademark, trade name or service mark (whether registered or unregistered) of argenx or its Affiliates, which is not a Product Trademark, and (d) all intellectual property rights residing in any of the foregoing.

1.8       “argenx Intellectual Property” means argenx Know-How and argenx Patent Rights, collectively.

1.9       “argenx Know-How” means any Know-How that is Controlled by argenx or any of its Affiliates as of the Execution Date or during the Term the practice of which is necessary or useful for, or that is actually used in, the Exploitation of Licensed Compounds or Licensed Products.

1.10     “argenx Patent Rights” means any Patent Rights Controlled by argenx or any of its Affiliates as of the Execution Date or during the Term that Cover any Licensed Compound or Licensed Product or the Exploitation of Licensed Compounds or Licensed Products.  argenx Patent Rights shall include: (a) the Patent Rights set forth in Schedule 1.10; and (b) the Patent Rights licensed to argenx under the Lonza Manufacturing Agreement, the Manufacturing License Agreement, [...***...], to the extent the terms of such agreement permit argenx to grant sublicenses under such Patent Rights and subject to the terms and conditions of such agreement.  Upon Janssen’s request, from time to time at reasonable intervals, argenx shall provide to Janssen an updated list of then existing argenx Patent Rights.

1.11     [...***...].

1.12     [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.13     “Business Day” means a day on which banking institutions in New York, New York and Brussels, Belgium are open for business.

1.14     “Calendar Quarter” means a quarter based on the Johnson & Johnson Universal Calendar for that quarter (a copy of which is attached hereto as Exhibit A).

1.15     “Calendar Year” means a year based on the Johnson & Johnson Universal Calendar for that year (a copy of which is attached hereto as Exhibit A).

1.16     “CD70 Antigen” means the antigen as described by UniProtKB/Swiss-Prot entry UniProtKB-P32970 (CD70_HUMAN)

https://www.ncbi.nlm.nih.gov/gene?Db=gene&Cmd=DetailsSearch&Term=970.

1.17     “CFDA” means the China Food and Drug Administration in China.

1.18     “Change of Control” means, with respect to a Person:

(a)        completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving such Person as a result of which either (i) the stockholders of such Person immediately preceding such transaction hold less than 50% of the outstanding shares, or less than 50% of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Person or all or substantially all of such Person’s assets, including such Person’s assets related to Licensed Compounds and Licensed Products, either directly or through one or more subsidiaries), or (ii) any single Third Party person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds 50% or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Person or all or substantially all of such Person’s assets either directly or through one or more subsidiaries);

(b)       the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party person or Group of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of 50% or more of either the outstanding voting power or the then outstanding shares of such Person, in each case on a fully diluted basis;

(c)        individuals who are employed by, serve on the Board of Directors of, or are otherwise affiliated with or designated by a single company that directly or indirectly (through wholesalers, distributors or pharmacies) sells therapeutic or pharmaceutical products to patients or physicians who are treating patients in clinical or institutional settings, for any reason constitute at least a majority of the Board of Directors of such Person;

(d)       the sale or disposition to a Third Party of all or substantially all the assets of such Person (determined on a consolidated basis), including such Person’s assets related to the Licensed Compounds and Licensed Products; or

(e)        the sale or disposition to a Third Party of assets or businesses that constitute 50% or more of the total revenue or assets of such Person (determined on a consolidated basis), including such Person’s assets or business related to the Licensed Compounds and Licensed Products,

[...***...].

1.19     “Clinical Study” means any study in which human subjects are dosed or treated with a drug or biological product, whether approved or investigational.

1.20     “CMC Development” means test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, technology transfer and other related activities directed to establishing Manufacturing of a drug or biological product.

1.21     “Collaboration Indication” means (a) any Indication that is or has been the subject of a Clinical Study referred to in the initial GDP attached to this Agreement as Exhibit B; (b) any Indication that is the subject of a Clinical Study that is added to the GDP after the Effective Date pursuant to Section 4.1.3; and (c) any Indication that is the subject of an Independent Study with respect to which an Opt-In Event has occurred pursuant to Section 4.3.5.

1.22     “Collaboration Know-How” means any Know-How that is made, generated, obtained or invented during the Term by or on behalf of either Party, or by the Parties jointly, in the course of and as a result of Developing, Manufacturing or Commercializing the Licensed Compounds and Licensed Products pursuant to this Agreement.

1.23     “Combination Product” means (a) any product containing a Licensed Compound and one or more other active compounds or active ingredients in a fixed-dose formulation, or (b) any combination of a Licensed Product sold together with another drug or biological product in a single package or container for a single price.

1.24     “Combination Regimen” means the administration of two or more drugs or biological products together for the treatment, diagnosis or prophylaxis of any Indication, including a Licensed Product and at least one other distinct drug or biological product that is not a Licensed Product, where such Product and other drug or biological product are packaged and sold separately.

1.25     “Commercialization” or “Commercialize” means marketing, promoting, detailing, distributing, importing, exporting, offering for sale or selling a product, including Medical Affairs Activities, regulatory activities directed to obtaining pricing and reimbursement approvals, price calculations and related reporting to Governmental Authorities, and interacting with Regulatory Authorities with respect to the foregoing.  Commercialization shall not include any activities that are Development activities or Manufacturing activities.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.26     “Commercialization Approval”  means, with respect to a Licensed Product and any country or regulatory jurisdiction: (a) approval of a Drug Approval Application for such Licensed Product by the applicable Regulatory Authority in such country or regulatory jurisdiction if the application for such Drug Approval Application included efficacy data from a Clinical Study referred to in the GDP; and (b) any pricing and reimbursement approvals that are necessary to conduct a launch of such Licensed Product in such country or regulatory jurisdiction (even if such approvals are not legally required to launch such Licensed Product in such country or regulatory jurisdiction).  For purposes of illustration with respect to the Major European Countries, the following pricing and reimbursement approvals are examples of those that are currently necessary to conduct a launch of a drug or biological product: in France, publication of the reimbursed price level in the official journal and registration on a reimbursement list by or on behalf of Comité Economique des Produits de Santé or Haute Autorité de Santé (or a successor agency); in Italy, publication of reimbursement in the Government’s Official Gazette (by Agenzia Italiana del Farmaco or a successor agency); in Germany, execution of contract with the head association of sick funds (GKV-Spitzenverband, Gesetzlichen Krankenversicherung, or a successor agency); in Spain, authorization by La Comisión Interministerial de Precios de los Medicamentos or La Comisión Nacional para el Uso Racional de los Medicamentos (or a successor agency) for national patient access to reimbursement by or on behalf of a Governmental Authority; and in the United Kingdom, a recommendation by the National Institute for Health and Care Excellence (or a successor agency) to obtain mandatory funding to enable broad market access.

1.27     “Commercial FTE” means [...***...] hours of work devoted to or in direct support of the Commercialization of a Licensed Product in the U.S. (and, with respect to Commercial FTE Costs included in the Allocable Global Strategy Costs, the OUS Territory) that is carried out by one or more qualified employees, contractors or consultants of a Party or its Affiliates, but shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.28     “Commercial FTE Costs” means, with respect to any period, the Commercial FTE Rate multiplied by the number of Commercial FTEs expended by a Party during such period; provided,  however, that Commercial FTE Costs for sales representatives shall be calculated as set forth in the definition of Selling Costs in the Financial Exhibit.

1.29     “Commercial FTE Rate” means:

(a)        with respect to any Commercial FTE other than a sales representative, [...***...] of a Party’s or its Affiliates’ employees, contractors or consultants who perform Commercialization activities with respect to the Licensed Products in the U.S. (and, with respect to Commercial FTE Costs included in the Allocable Global Strategy Costs, the OUS Territory); and

(b)       with respect to any Commercial FTE that is a sales representative, [...***...] of a Party’s or its Affiliates’ sales representatives who Detail the Licensed Products in the U.S. [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

The Commercial FTE Rate is “fully burdened” and will cover any automobile allowance, meal expenses, travel/housing for meetings and other incidental expenses incurred by such personnel in the ordinary course of employment (i.e., such amounts shall not be considered “salary” and shall not be considered Out-of-Pocket Costs, but shall be deemed reimbursed by means of the Commercial FTE Rate).

1.30     “Commercially Reasonable Efforts” means, [...***...].

1.31     “Control” or “Controlled” means, with respect to any Know-How, Patent Right, intellectual property right or other intangible property and subject to Section 16.2.2, the possession (whether by license (other than a license granted pursuant to this Agreement) or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

1.32     “Cooperative Group” means any cooperative group that is funded by the U.S. National Cancer Institute Clinical Trials Cooperative Group Program or any similar cooperative group in any country outside the U.S.

1.33     “Cost of Goods” or “COGS” means a Party’s reasonable and necessary internal and Third Party costs incurred in manufacturing or acquisition of Licensed Compound or Licensed Product, determined in accordance with such Party’s standard cost accounting policies that are in accordance with GAAP and consistently applied across all of such Party’s manufacturing network to other products that the Party manufactures.  COGS shall be calculated in accordance with Exhibit E.

1.34     “Cover,” “Covering” or “Covered”  means, with respect to a Patent Right and a product or technology, that a Valid Claim of such Patent Right would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of such product or practice of such technology; provided,  however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted.

1.35     “CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984=100, published by the U.S. Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the U.S.

1.36     “Currency Hedge Rate” means the Johnson & Johnson currency hedge rate, [...***...].

1.37     “Data” means any and all research data, results, pharmacology data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Laws) and the like, in each case directed to, or used in the Exploitation of any Licensed Compound or Licensed Product under this Agreement.

1.38     “Development” or “Develop” means:

(a)        non-clinical and clinical research and drug development activities designed to generate data to support Commercialization Approval of a drug or biological product, including assay development, toxicology, pharmacology and other discovery efforts, data collection and management, statistical analysis, Clinical Studies (including post-approval commitments and post-marketing requirements mandated by or undertaken at the request of Governmental Authorities and Medical Affairs Studies) and development of companion diagnostics;

(b)       CMC Development activities;

(c)        regulatory activities relating to Clinical Studies and CMC Development activities, including the preparation and submission of IND/CTAs;

(d)       regulatory activities in support of obtaining and maintaining Marketing Approval, including the preparation and submission of Drug Approval Applications, regulatory affairs, project management, drug safety surveillance and REMS programs as required by the FDA or other Regulatory Authorities;

(e)        Early Access Programs; and

(f)        pharmacovigilance activities with respect to a drug or biological product, including establishing, updating and maintaining of a global safety database.

1.39     “Development Costs”  means [...***...].

1.40     “Development FTE” means [...***...] hours of work devoted to or in direct support of the Development of Licensed Products that is carried out by one or more qualified employees or contractors or consultants of a Party or its Affiliates, including scientific, medical, technical and other personnel directly engaged in performing Development activities with respect to the Licensed Products (including the compound development teams and project management teams that support the Licensed Products).  Development FTE shall not include work performed by personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.41     “Development FTE Costs” means, with respect to any period, the Development FTE Rate multiplied by the number of Development FTEs expended by a Party during such period.

1.42     “Development FTE Rate” means a rate of [...***...] per Development FTE per Calendar Year (pro-rated for the period beginning on the Execution Date and ending on the last day of the first Calendar Year of the Term); provided,  however, that such rate shall be increased or decreased annually beginning [...***...] by the percentage increase or decrease in the [...***...].  The Development FTE Rate is “fully burdened” and will cover employee salaries and

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

such facilities and equipment and other materials and services, including ordinary laboratory consumables procured from distributors of relevant products as they may use.

1.43     “Diligent Efforts” means, [...***...].

1.44     “Distributor” means a Third Party that acquires the entirety of its requirements for finished Licensed Products from the relevant Party or the relevant Party’s suppliers.

1.45     “Drug Approval Application” means (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (“BLA”); (b) an application for authorization to market and/or sell a biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (c) with respect to any biological product for which a BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such BLA or MAA to expand the approved label for such biological product to include use of such biological product for an additional indication (“Supplemental Application”).

1.46     “Drug Regulation Laws” means Laws regulating to drugs and biological products, including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., the Public Health Service Act and regulations issued by the FDA, each as in effect and as amended from time to time , as well as similar Laws in the OUS Territory, each as in effect and as amended from time to time.

1.47     “Early Access Program” or “EAP”  means any program to provide patients with a Licensed Product before receipt of Marketing Approval and before First Commercial Sale in the country in which the use of the Licensed Product is not primarily intended to obtain information about the safety or effectiveness of such Licensed Product, including Treatment INDs / Protocols, Named Patient Programs and Compassionate Use programs in other countries.  For clarity, an EAP with respect to a Licensed Product may continue to be performed following receipt of Marketing Approval of such Product and costs may continue to be incurred in accordance with the performance of such EAP after Marketing Approval.

1.48     “Effective Date” means the Closing Date as defined in the Investment Agreement.

1.49     “EMA” means the European Medicines Agency or any successor agency thereto.

1.50     “European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Execution Date and as it may be modified from time to time after the Execution Date; provided that if the United Kingdom ceases to be a member of the European Union it shall continue to be treated as a country in the European Union for the purposes of this definition.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.51     “Executive Officers” means [...***...].  In the event that the position of any of the Executive Officers identified in this Section no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer shall be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.52     “Existing Academic Agreement” means any agreement between argenx and a research or academic institution relating to a Licensed Compound or Licensed Product that is in effect on the Effective Date.

1.53     “Existing Third Party Agreements” means the agreements set forth on Exhibit C.

1.54     “Exploitation” or “Exploit” means to make, have made, use, have used, offer to sell, sell, have sold, import, export and otherwise practice or exploit, including to Develop, Manufacture and Commercialize.

1.55     “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.56     “Field” means the prevention, diagnosis and treatment of human diseases.

1.57     “Financial Exhibit” means Exhibit D attached hereto, as the same may be amended from time to time by the Parties.

1.58     “First Commercial Sale” means, with respect to a Licensed Product in a country, the first commercial sale of such Licensed Product in such country.  Sales for Clinical Study purposes, Early Access Programs or similar uses shall not constitute a First Commercial Sale.  In addition, sales of a Licensed Product by and between a Party and its Affiliates, licensees and Sublicensees, or between the Parties (or their respective Affiliates, licensees or Sublicensees) shall not constitute a First Commercial Sale.  For the avoidance of doubt sales of a Licensed Product made on a named patient basis shall not constitute a First Commercial Sale for the purposes of this definition.

1.59     “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.  Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

1.60     “Good Clinical Practice” or “GCP” means the current standards for clinical trials for pharmaceuticals, as set forth in the applicable regulations and ICH guidance, including ICH E6, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be tested to the extent such standards are not less stringent than United States Good Clinical Practice.

1.61     “Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations at 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.62     “Good Manufacturing Practice” or “GMP” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. Parts 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, Canadian and ICH Guidance and/or regulatory requirements for a product.

1.63     “Governmental Authority” means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.64     “Government Health Care Programs” means the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

1.65     “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.66     “Health Care Laws” means Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, as well as similar Laws in the OUS Territory, each as in effect and as amended from time to time.

1.67     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.68     “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.69     “IND/CTA” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial notification, or any other equivalent or related regulatory submission, license or authorization.

1.70     “Indication” means the diagnosis, treatment or prevention of a discrete clinically recognized form of a disease. For clarity, except in the case of [...***...], treatment of different subpopulations within a population of patients having a disease shall not be treated as separate Indications for purposes of this Agreement (e.g. front-line treatment, relapsed refractory treatment and maintenance treatment of the same disease shall not be considered different Indications).

1.71     “Infringe” or “Infringement” means any infringement as determined by Law, including direct infringement, contributory infringement or any inducement to infringe.

1.72     “Investment Agreement” means that certain Investment Agreement, dated the date hereof, between Parent and Johnson & Johnson Innovation – JJDC, Inc., as may be amended from time to time.

1.73     “Janssen Housemarks” means (i) the corporate logo of Janssen, (ii) the trademark “Janssen” or “Cilag”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) of Janssen or its Affiliates which is not a Product Trademark, and (iv) all intellectual property rights residing in any of the foregoing.

1.74     “Janssen Intellectual Property” means Janssen Know-How and Janssen Patent Rights, collectively.

1.75     “Janssen Know-How” means any Know-How that is Controlled by Janssen or any of its Affiliates during the Term, the practice of which is necessary or useful for, or is actually used in, the Exploitation of Licensed Compounds or Licensed Products.

1.76     “Janssen Patent Rights” means any Patent Rights Controlled by Janssen or any of its Affiliates during the Term that Cover any Licensed Compound or Licensed Product.

1.77     “Joint Intellectual Property” means Joint Collaboration Inventions and Joint Collaboration Patent Rights, collectively.

1.78     “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including Manufacturing procedures, test procedures, and purification and isolation techniques in written, electronic or any other form, and all other discoveries, developments, inventions (whether or not patented or patentable), and tangible embodiments of any of the foregoing, in each case that is not generally known to the public.  Know-How shall be deemed to exclude Regulatory Documentation, but, for clarity, shall include Data, in each case that is not generally known to the public.

1.79     “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any court, regulatory agency or other Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.80     “Lead Anti-CD70 Antibody” means the Antibody having the sequence set forth in Schedule 1.80, also denoted ‘cusatuzumab’ (referred to by argenx as ARGX-110), and any other Antibody molecule containing at least one CDR of cusatuzumab.

1.81     “Licensed Compound” means the (i) the Lead Anti-CD70 Antibody, (ii) any other Anti-CD70 Antibody developed by argenx, the sequence of which is disclosed in any of the argenx Patent Rights set forth in Schedule 1.10 as of the Execution Date that claims the composition of matter of the Lead Anti-CD70 Antibody; or (iii) any other Anti-CD70 Antibody that is otherwise claimed in any of the argenx Patent Rights set forth in Schedule 1.10 as of the Execution Date that claims the composition of matter of the Lead Anti-CD70 Antibody.

1.82     “Licensed Product” means any pharmaceutical or biological product in any form containing one or more Licensed Compounds as an active ingredient, in any dosage form, formulation or method of delivery.

1.83     “Lonza” means Lonza Sales AG.

1.84     “Lonza Manufacturing Agreement” means [...***...].

1.85     “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.86     “Manufacturing” or “Manufacture” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.87     “Manufacturing Agreements” means the Lonza Manufacturing Agreement and the Patheon Manufacturing Agreement.

1.88     “Manufacturing License Agreement” means the [...***...].

1.89     “Marketing Approval” means approval of a Drug Approval Application by the applicable Regulatory Authority.

1.90     “Medical Affairs Activities” or “MAF Activities” means activities directed to interacting with physicians and other healthcare professionals who utilize or conduct research related to a drug or biological product, including: medical and scientific information; responding to external inquiries or complaints; pharmacovigilance activities; medical education; Health Economics and Outcomes Research (HECOR, HEMAR); speaker programs; advisory boards; grants, fellowships and sponsorships; drug safety; local country government affairs; deployment of field-based medical science liaisons (MSLs); MD’s in the field (separate from medical science liaisons); publications; medical communications; field medical education; registries; advocacy support; and slide libraries/kits, reprints and publication planning, but excluding activities directed toward the conduct or support of Medical Affairs Studies.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.91     “Medical Affairs Study” means any of the following:

(a)        any Clinical Study that is sponsored and conducted by a Cooperative Group as sponsor-investigator (a “Cooperative Group Study”) that is supported or enabled by a Party or one of its Affiliates or Sublicensees;

(b)       any Clinical Study that is sponsored and conducted by a Third Party as a sponsor-investigator, other than a Cooperative Group Study (sometimes referred to as an  “Investigator Initiated Study” or “IIS”) that is supported or enabled by a Party or one of its Affiliates or Sublicensees; or

(c)        any Clinical Study that: (i) is sponsored and conducted by a Party or one of its Affiliates or Sublicensees as a sponsor; (ii) is not intended for use as a basis for obtaining Marketing Approval (e.g., for a further indication, label expansion or otherwise); and (iii) is not being conducted as a commitment made to or a requirement imposed by a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Marketing Approval, including any Real World Evidence (RWE) study that is intended to support commercial efforts to secure and retain reimbursement.

1.92     “Medical Affairs Study Budget Benchmark Amount” means, with respect to each of the following Calendar Years, the following amounts (where “launch year” means the Calendar Year during which the Parties expect the First Commercial Sale of a Licensed Product to occur in the U.S.):

[...***...]

1.93     “MHLW” means the Ministry of Health, Labour and Welfare in Japan.

1.94     “Net Sales” means, [...***...].

1.95     “Ongoing Phase 1/2 Clinical Study” shall mean that certain Clinical Study of Licensed Product having the ClinicalTrials.gov identifier NCT03030612, entitled “ARGX-110 With AZA in AML or High Risk MDS”.

1.96     “OUS Territory” means the entire world and all countries, territories and possessions therein, excluding the U.S.

1.97     “Out-of-Pocket Costs” means [...***...].

1.98     “Parties” means argenx and Janssen.

1.99     “Party” means either argenx or Janssen.

1.100   “Patent Rights” means (a) all original (priority establishing) patent applications claiming one or more inventions filed anywhere in the world, including provisionals and nonprovisionals, and (b) any patent or patent application that claims, or is entitled to claim, direct or indirect priority to the patent applications described in clause (a), including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.101   “Patheon” means Patheon (UK) Limited.

1.102   “Patheon Manufacturing Agreement” means [...***...].

1.103   “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

1.104   “Phase 2 Study”  means a clinical study of a Licensed Product (a) with the endpoint of evaluating its effectiveness for a particular Indication or Indications, its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the Indications under study and is not intended to be pivotal to support Regulatory Approval for such Licensed Product; or (b) that meets the definition in 21 C.F.R. §312.21(b) or any of its foreign equivalents.

1.105   “Phase 3 Study”  means a clinical study of a Licensed Product (a) on a sufficient number of patients, which trial (i) is designed to establish that such Licensed Product is safe and efficacious for its intended use, (ii) is designed to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and (iii) is pivotal to support Regulatory Approval for such Licensed Product; or (b) that meets the definition in 21 C.F.R. §312.21(c) or any of its foreign equivalents.

1.106   “PPACA” means the U.S. Patient Protection and Affordable Care Act.

1.107   “Private Health Care Plans” means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

1.108   “Product Domain Names and Websites” means any and all domain names and websites registered for use in association solely with the Licensed Products and the Product Trademarks, excluding website content.

1.109   “Product Trademarks” means any trademark, trade name or service mark (whether registered or unregistered) used on, with, or to refer to a Licensed Product  or used with patient support or other information or services or promotional materials in association with a Licensed Product, and all intellectual property rights residing in the foregoing but in each case, excluding argenx Housemarks and Janssen Housemarks as applicable.

1.110   “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of pharmaceutical products in a country, including FDA in the U.S. and EMA in the EU.  Regulatory Authority also includes any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.111   “Regulatory Documentation” means any documentation comprising or relating to or supporting any Regulatory License with respect to a drug or biological product, or its use or potential use in humans, including any documents or reports submitted to any Regulatory Authority and all supporting Data, including IND/CTAs, Drug Approval Applications and all correspondence with any Regulatory Authority with respect to any drug or biological product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.112   “Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a drug or biological product that prevent (i) such Regulatory Authority from granting any regulatory approval of a Third Party product that has an amino acid sequence that is the same as or substantially identical to the amino acid sequence of such biological product; and/or (ii) a Third Party from making a cross reference to data held by such Regulatory Authority including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under Section 351 of the Public Health Service Act, 42 U.S.C. §262 (the “BPCIA”), the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. §355), as amended (the “Hatch-Waxman Act”), the PPACA or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.  If a Regulatory Authority confers more than one type of exclusivity with respect to a biological product in a country or jurisdiction (e.g., the FDA grants both biologic drug reference product exclusivity and orphan drug exclusivity with respect to such biological product), “Regulatory Exclusivity” will be deemed to apply to such biological product in such country or jurisdiction so long as any exclusivity granted to such biological product prevents such Regulatory Authority from granting any regulatory approval of a Third Party product that has an amino acid sequence that is the same as or substantially identical to the amino acid sequence of such biological product or making any cross reference to data held by such Regulatory Authority.

1.113   “Regulatory License”  means any approval (including a Marketing Approval), license (including an import license), registration or authorization from any Regulatory Authority that is required under applicable Law or necessary to Exploit a drug or biological product in any country or jurisdiction for one or more uses, and all amendments and supplements thereto.

1.114   [...***...].

1.115   “Royalty-Bearing Agreement” means [...***...].

1.116   “Royalty Term” means, with respect to a Licensed Product in a particular country, the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the later of: (a) the expiration of the last-to-expire Valid Claim of (i) an argenx Patent Right or Joint Collaboration Patent Right in such country that Covers the composition of matter or any method of use of such Licensed Product or (ii) a Specified Manufacturing Patent Right in such country that Covers any method of manufacture of such Licensed Product; (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, if any; or (c) the tenth (10th) anniversary of such First Commercial Sale in such country.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.117   “Segregate” means, with respect to any given product or program, to use Diligent Efforts to segregate activities directed to the Exploitation of such product or program from activities directed to the Exploitation of Licensed Compounds or Licensed Products under this Agreement, including using Diligent Efforts to ensure that:  (i) no personnel involved in Exploiting such product or program have access to non-public plans or information relating to the Exploitation of Licensed Compounds or Licensed Products (provided that management personnel may review and evaluate plans and information regarding both such product or program and the Exploitation of Licensed Compounds or Licensed Products in connection with portfolio decision-making); and (ii) no personnel involved in Exploiting Licensed Compounds or Licensed Products have access to non-public plans or information relating to the Exploitation of such product or program (provided that management personnel may review and evaluate plans and information regarding both such product or program and the Exploitation of Licensed Compounds or Licensed Products in connection with portfolio decision-making).

1.118   “Specified Manufacturing Patent Rights” means the argenx Patent Rights set forth on Schedule 1.118.

1.119   “Third Party” means any Person other than a Party or any of its Affiliates.

1.120   “U.S.” means the United States of America and its territories and possessions.

1.121   “U.S. Collaboration Results” has the meaning set forth on the Financial Exhibit.

1.122   “U.S. Commercialization Budget Benchmark Amount” means, with respect to each of the following Calendar Years, the following amounts (where “launch year” means the Calendar Year during which the Parties expect the First Commercial Sale of a Licensed Product to occur in the U.S.):

[...***...]

1.123   “U.S. Commercialization Option” means argenx’s option to participate in the Commercialization of the Licensed Product as described in the first sentence of Section 6.1.3(b).

1.124   “U.S. Commercialization Plan” means a written plan for Commercialization of the Licensed Products in the U.S. containing the information set out in Section 6.1.2.

1.125   “Valid Claim” means a claim (i) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) of any patent application that has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction or has not been pending or filed more than seven years from the earliest possible priority date for said application; provided that if such claim is later issued, it shall from the issuance date forward, be deemed to be a Valid Claim, subject to paragraph (i).

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.126   Additional Definitions.  The definitions of each of the following terms is set forth in the Section of this Agreement indicated below:

Definition	Section

1974 Convention	16.4
Accelerated Approval	0
Agreement	Preamble
Alliance Manager	2.10
Allocable Global Strategy Costs	6.1.2(b)
Allowable Expenses	Financial Exhibit
AML	8.2.1
Anti-Corruption Laws	11.12.1
Applicable Percentage	4.3.5
Approval Date	4.5
argenx	Preamble
argenx Indemnified Parties	12.2
Bankruptcy Code	13.4.2
BLA	1.45
BPCIA	1.112
Breaching Party	13.2
Charitable Contribution Costs	Financial Exhibit
Claim	12.3.1
Claim Amount	12.3.1
Claim Basis	12.3.1
CMC Plan	7.1.2
Collaboration Invention	9.1.2
Collaboration Losses	Financial Exhibit
Commercialization Wind-Down Period	13.6.2
Committee Matters	2.8.1(a)
Committees	2.6
Confidential Information	10.1.2
Controlling Party	12.4.5
Cooperative Group Study	1.91
Cost Report	8.4.2(c)
Detail or Detailing	Financial Exhibit
Development Budget	4.1.2(b)
Development Budget Forecast	4.1.2(d)
Development Reconciliation Procedures	8.4.2(b)
Disclosing Party	10.1.1
Dispute	15.1
Distribution Costs	Financial Exhibit
DOJ	14.2
Execution Date	Preamble
Expert	2.8.3
Expert Panel	2.8.3
First Position Detail	Financial Exhibit

Force Majeure Event	16.16
FTC	14.2
Global Development Plan or GDP	4.1.1
Global Publication Strategy	10.8.1
Group	1.18
Hatch-Waxman Act	1.112
Health Care Reform Fees	Financial Exhibit
HSR Clearance Date	14.1
HSR Conditions	14.1
ICDR	15.3.1
Indemnified Party	12.3.1
Indemnifying Party	12.3.1
Independent Study	4.3.4
Independent Study Proposal	4.3.2
Infringement Recovery	9.5.4
Insolvency Event	13.4.1
Inventory	13.6.2
Investigator Initiated Study or IIS	1.91
Janssen	Preamble
Janssen Indemnified Parties	12.1
JDC	2.2
JFC	2.4
JMC	2.5
Joint Collaboration Invention	9.1.2
Joint Collaboration Patent Rights	9.1.2
JSC	2.1
Losses	12.1
MAA	1.45
Major Country	6.2.2
Marketing Expenses	Financial Exhibit
MDS	8.2.1
Medical Affairs Expenses	Financial Exhibit
Medical Affairs Study Budget	4.1.2(c)
MHRA	8.2.1
Milestone Event	8.2.1
Milestone Payment	8.2.1
New Third Party License	8.7.2
Non-Exclusively Licensed Third Party Intellectual Property	3.1.5
Non-Breaching Party	13.2
Opt-In Event	4.3.5
Opt-In Payment	4.3.5
Other Commercialization Costs	Financial Exhibit
Other Detail	Financial Exhibit
Other Income	Financial Exhibit
OUS Third Party License	8.6.2
Parent	Preamble

Patent Representative	9.1.1
Payee	8.10.2
Payor	8.10.2
Pharmacovigilance Agreement	5.2
Potential Independent Study	4.3.1
Product Liability Costs	12.4.1
Product Trademark Costs	Financial Exhibit
Proposed Publications	10.8.2
Proposing Party	4.1.3
Public Official	11.12.4
Publishing Party	10.8.2
Recall Expenses	Financial Exhibit
Receiving Party	10.1.1
Registration Plan	4.1.2(a)
Regulatory Maintenance Costs	Financial Exhibit
Required Study	2.8.2(c)
Reviewing Party	10.8.2
Sales Milestone Event	8.3
Sales Milestone Payment	8.3
Second Position Detail	Financial Exhibit
Selling Costs	Financial Exhibit
Shared Product Liability Costs	12.4.2
Shared Third Party Products Liability Action	12.4.4
Sole Collaboration Invention	9.1.2
Subcommittee	2.6
Subcontract	4.2.4
Subcontractor	4.2.4
Sublicense	3.3.4
Sublicensee	3.3.4
Supplemental Application	1.45
Supply Costs	Financial Exhibit
Tax or Taxes	8.10.6
Tax Return	8.10.6
Term	13.1
Third Party Patent Challenge	9.7.2
Third Party Products Liability Action	12.4.4
Transactions	14.1
USCC	2.3
U.S. Collaboration Results	Financial Exhibit
U.S. Commercialization Budget	6.1.2
U.S. Commercialization Plan	6.1.2
U.S. Reconciliation Procedures	8.5.2(a)
Working Group	2.6

ARTICLE II

MANAGEMENT OF COLLABORATIVE ACTIVITIES

2.1       Joint Steering Committee.  Within [...***...] after the Effective Date, argenx and Janssen shall establish a joint steering committee (the “JSC”), comprised of senior executives of each Party or their respective Affiliates, to: (i) review and approve the GDP, the Development Budget, the U.S. Commercialization Plan, the U.S. Commercialization Budget and any other budgets in accordance with Sections 4.1.2, 4.1.3 and 6.1.2; (ii) resolve matters on which the Committees do not reach consensus in accordance with Section 2.8.1(c); and (iii) perform the other functions that are expressly delegated to the JSC in this Agreement.  The JSC shall have no oversight or authority with respect to Commercialization of the Licensed Products in the OUS Territory.

2.2       Joint Development Committee.  Within [...***...] after the Effective Date, argenx and Janssen shall establish a joint development committee (the “JDC”) which shall: (i) oversee and make decisions with respect to the Parties’ Development of the Licensed Products in the U.S. and OUS Territory pursuant to this Agreement, to the extent provided in Article IV; and (ii) perform the other functions that are expressly delegated to the JDC in this Agreement.  The JDC shall include individuals from each Party with reasonable expertise in the areas of product development, clinical research and regulatory matters.

2.3       U.S. Commercialization Committee.  At a time agreed by the Parties but no less than [...***...] in advance of the first anticipated Marketing Approval of a Licensed Product in the U.S., argenx and Janssen shall establish a U.S. commercialization committee (the “USCC”) which shall: (i) oversee and make decisions with respect to the Parties’ Commercialization of the Licensed Products in the U.S. pursuant to this Agreement, to the extent provided in Article VI; and (ii) perform the other functions that are expressly delegated to the USCC in this Agreement.  The USCC shall include individuals from each Party with reasonable expertise in the areas of finance, operations, sales and marketing.  If this Agreement requires that any decision be made by the USCC before it is formed, such decision shall be made by the JSC.

2.4       Joint Finance Committee.  Within [...***...] after the Effective Date, argenx and Janssen shall establish a joint finance committee (the “JFC”).  The JFC shall: (i) coordinate and conduct the budgeting, accounting, reporting, reconciliation and other financial activities set forth in this Agreement to the extent provided in this Agreement; (ii) if requested by the JSC, develop and recommend to the JSC for approval a process for the development and approval of budgets contemplated by this Agreement, including Development Budgets and U.S. Commercialization Budgets to implement the provisions of Sections 4.1.2, 4.1.3 and 6.1.2; and (iii) perform the other functions that are expressly delegated to the JFC in this Agreement.  The JFC shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting.

2.5       Joint Manufacturing Committee.  Within [...***...] after the Effective Date, argenx and Janssen shall establish a joint Manufacturing committee (the “JMC”).  The JMC shall: (i) oversee and coordinate CMC development and manufacturing matters with respect to the Lead Anti-CD70 Antibody and the Licensed Product containing the Lead Anti-CD70 Antibody, including technology transfer; (ii) promptly after the Effective Date, mutually agree

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

and update the draft CMC Plan attached hereto as Exhibit F; and (iii) perform the other functions that are expressly delegated to the JMC in this Agreement.  The JMC shall include individuals from each Party with reasonable expertise in the area of Manufacturing of biological products.

2.6       Subcommittees and Working Groups.  From time to time, the JSC, JDC, USCC, JFC and JMC (collectively, the “Committees”) may establish subcommittees (each, a “Subcommittee”) and working groups (each, a “Working Group”) to perform particular tasks and oversee particular projects or activities within the forming Committee’s authority.  Each such Subcommittee shall operate in the same manner as the forming Committee, as described in Section 2.7, and each such Working Group shall be constituted and shall operate as the forming Committee determines, provided that no Subcommittee or Working Group shall have any decision-making authority, but shall instead make recommendations to the forming Committee with respect to such matters within its authority.

2.7       Membership of Committees, Subcommittees and Working Groups.  Each Committee shall be composed of an equal number of representatives appointed by each Party.  Each Committee shall be initially comprised of [...***...] representatives of each Party.  Each Party shall have the right, but not be obligated, to appoint the same number of representatives to the Subcommittees and Working Groups as are appointed by the other Party.  Each Party’s representatives to the Committees, Subcommittees or Working Groups shall be employees of such Party or its Affiliates.  Each Party may replace any of its Committee, Subcommittee or Working Group representatives at any time upon written notice to the other Party.  The Committees and the various Subcommittees and Working Groups shall be co-chaired by one designated representative of each Party.  The co-chairpersons of each Committee, Subcommittee and Working Group shall not have any greater authority than any other representative on the Committee, Subcommittee or Working Group.  The co-chairpersons shall be responsible for (i) calling meetings; (ii) preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (iii) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (iv) preparing and issuing minutes of each meeting within [...***...] thereafter, which will be approved in writing by each co-chairperson after the meeting.

2.8       Decision-Making.

2.8.1    Committee Actions and Decision-Making.

(a)        Each Committee shall only have authority to determine, approve or resolve matters that such Committee is expressly authorized to determine, approve or resolve under this Agreement (“Committee Matters”).  For clarity, no Committee shall have authority to: (1) amend this Agreement or amend or waive a Party’s rights or obligations under this Agreement; (2) determine that either Party has fulfilled or breached its obligations under this Agreement; (3) make any decision that expressly requires argenx’s or Janssen’s approval or agreement or the approval or agreement of both Parties under this Agreement; (4) resolve any dispute regarding whether a Milestone Event or Sales Milestone Event has been achieved or the amount of any payments owed by one Party to the other Party under this Agreement; or (5) resolve any dispute regarding whether a matter is a Committee Matter or subject to a Party’s

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

final decision-making authority or a Party’s approval or agreement under this Agreement, or whether a matter is a Dispute under this Agreement.  For clarity, a dispute regarding whether a matter is a Committee Matter, a Dispute under this Agreement or whether an exercise of final decision-making authority is made in accordance with Section 2.8.2 shall be resolved in accordance with Article XV.

(b)       The Committees shall determine, approve or resolve Committee Matters by consensus, with the representatives of each Party collectively having one vote on behalf of such Party.

(c)        If the JDC, USCC, JFC or JMC does not reach consensus on any Committee Matter within its authority within [...***...] after such matter is first presented to such Committee, either Party may refer such Committee Matter to the JSC for resolution.

(d)       If the JSC does not reach consensus, (either with respect to any Committee Matter referred to it by the JDC, USCC, JFC or JMC or with respect to any Committee Matter within the JSC’s authority), within [...***...] after such Committee Matter is first presented to the JSC, then, unless this Agreement expressly provides otherwise, either Party may refer such Committee Matter to the Executive Officers for resolution; provided,  however, that (i) Committee Matters of the JFC shall be subject to resolution pursuant to Section 2.8.1(f) and (ii) Committee Matters of the JMC shall be subject to resolution pursuant to Section 2.8.2(f).

(e)        If the Executive Officers do not reach consensus on a Committee Matter (other than a Committee Matter of the JFC) within [...***...] after such Committee Matter is referred to them, such Committee Matter shall, upon the written request of either Party, be resolved by an Expert Panel in accordance with Section 2.8.3 unless otherwise expressly set forth in Section 2.8.1(f), Section 2.8.2, Section 4.1.3(d) or another provision of this Agreement.

(f)        If the members of the JSC do not reach consensus with respect to a Committee Matter of the JFC within [...***...] after such matter is first presented to the JSC, then either Party may refer such matter for resolution by an independent Third Party accounting firm and such Committee Matter of the JFC shall not be subject to resolution pursuant to Section 2.8.3.  If either Party refers such matter for resolution by an independent Third Party accounting firm, the Parties shall mutually select and engage an independent Third Party accounting firm that has no auditing or other financial relationship with either Party or any of its Affiliates to resolve such matter.  If the Parties are unable to agree on the identity of the Third Party accounting firm within [...***...] of the date on which a Party refers such matter for resolution pursuant to this paragraph (f), the Third Party accounting firm shall be one of the “big four” accounting firms that is not the external auditor of either Party.  Such accounting firm shall, as soon as reasonably practicable after such firm is engaged and acting as expert and not an arbitrator, deliver a report to each Party with its analysis and determination of such matter.  The accounting firm’s determination shall be final and binding on the Parties, and the costs of such firm shall be shared equally by the Parties.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

2.8.2    Resolution of Certain Committee Matters.

(a)        Initial Development Budget for a Calendar Year.  If the JSC or, after escalation, the Executive Officers do not reach consensus on an initial Development Budget (excluding the Medical Affairs Study Budget portion thereof) for a Calendar Year in accordance with Section 4.1.3(c) by [...***...] of the immediately preceding Calendar Year, then the initial default aggregate amount of the Development Budget (excluding the Medical Affairs Study Budget portion thereof) for such Calendar Year shall be [...***...]; and the JSC or, after subsequent escalation, the Executive Officers shall use Diligent Efforts to reach consensus on a definitive Development Budget (excluding the Medical Affairs Study Budget portion thereof) for such Calendar Year no later than [...***...] of such Calendar Year; provided that if the JSC previously approved a budgeted amount for an ongoing Clinical Study (excluding a Medical Affairs Study), such budgeted amount shall continue to apply to such Clinical Study.

(b)       Initial Medical Affairs Study Budget for a Calendar Year.  If the JSC or, after escalation, the Executive Officers do not reach consensus on an initial Medical Affairs Study Budget for a Calendar Year in accordance with Section 4.1.2(c) by [...***...] of the immediately preceding Calendar Year, then (i) if there is a Medical Affairs Study Budget Benchmark Amount for such Calendar Year, the initial default aggregate amount of the Medical Affairs Study Budget for such Calendar Year shall equal [...***...] or (ii) otherwise, the initial default aggregate amount of such Medical Affairs Study Budget for such Calendar Year shall equal [...***...]; and, in each case, the JSC or, after subsequent escalation, the Executive Officers shall use Diligent Efforts to reach consensus on a definitive Medical Affairs Study Budget for such Calendar Year no later than [...***...] of such Calendar Year.

(c)        Addition of a Clinical Study to GDP for a Collaboration Indication.  If the JSC or, after escalation, the Executive Officers do not reach consensus on a proposed amendment to the GDP to add a Clinical Study of a Licensed Product for a Collaboration Indication in accordance with Section 4.1.3, then the amendment will be added to the GDP if either (i) such Clinical Study is required by a Regulatory Authority in order to obtain or maintain Commercialization Approval of a Licensed Product for such Collaboration Indication, or (ii) a Regulatory Authority advises Janssen or its representatives at any meeting with such Regulatory Authority (as reflected in the minutes of such meeting) that such Clinical Study may be necessary or is advisable in order to obtain or maintain Marketing Approval of a Licensed Product for such Collaboration Indication (in either case ((i) or (ii)), a “Required Study”).  Otherwise, the amendment will not be made to the GDP.  If the JSC or, after escalation, the Executive Officers do not reach consensus as to whether or not a Clinical Study of a Licensed Product for a Collaboration Indication proposed to be added to the GDP is a Required Study, then (A) if the Regulatory Authority in question is the FDA, either Party may request that such Committee Matter be resolved by an Expert Panel in accordance with Section 2.8.3, and (B) if the Regulatory Authority in question is the applicable Regulatory Authority in a country or other regulatory jurisdiction in the OUS Territory, then such Committee Matter shall not be subject to resolution by an Expert Panel and [...***...] shall have the final decision-making authority with respect thereto.

(d)       Initial Commercialization Budget for a Calendar Year.  If the JSC or, after escalation, the Executive Officers do not reach consensus on a proposed initial U.S.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Commercialization Budget for a particular Calendar Year submitted to the JSC for approval in accordance with Section 6.1.2(c) or 6.1.2(d) by [...***...] of the immediately preceding Calendar Year, (i) if there is a U.S. Commercialization Budget Benchmark Amount for such Calendar Year, the initial default aggregate amount of the U.S. Commercialization Budget for such Calendar Year shall equal [...***...] or (ii) otherwise, the initial default aggregate amount of such U.S. Commercialization Budget for such Calendar Year shall equal [...***...]; and, in each case, the JSC or, after subsequent escalation, the Executive Officers shall use Diligent Efforts to reach consensus on a definitive U.S. Commercialization Budget for such Calendar Year no later than [...***...] of such Calendar Year

(e)        U.S. Commercialization Matters Relating to Booking of Sales.  If the USCC or, after escalation, the JSC or Executive Officers do not reach consensus on the pricing and reimbursement strategy for the Licensed Products in the U.S. in accordance with Section 6.1.6 or any other Committee Matter relating to aspects of distribution or pricing and reimbursement activities with respect to the Licensed Products in the U.S. described in Section 6.1.5, [...***...] shall have final decision-making authority on such Committee Matter.

(f)        CMC Development and Manufacturing.  If the JMC or, after escalation, the JSC does not reach consensus on any matter related to CMC Development or Manufacturing of the Licensed Compounds or Licensed Products (including CMC components of Regulatory Filings or quality matters related to the Licensed Compounds or Licensed Products), [...***...] shall have final decision-making authority on such Committee Matter, provided that [...***...] may not use such authority to increase amounts budgeted in the Development Budget for CMC Development activities (including, without limitation, budgeted argenx headcount (FTEs) for such activities).

2.8.3    Expert Resolution.  If Section 2.8.1 or 2.8.2 provides that a Committee Matter will be resolved by an Expert Panel in accordance with this Section 2.8.3, then, upon the written request of either Party, such Committee Matter shall be resolved by final, binding expert determination using the following procedure:

(a)        Each Party shall select one Third Party expert who is neutral, disinterested and impartial, and has experience relevant to the specific subject matter of the referred Committee Matter, within [...***...] after either Party requests resolution by an Expert Panel (each, an “Expert”).  The Experts selected by the Parties shall jointly select a third Expert within three days thereafter (the three Experts together, the “Expert Panel”).  If the Experts selected by the Parties are unable to agree on the identity of the third party within [...***...] of the date on which the Parties refers such matter to them pursuant to this paragraph (a), the third Expert shall be appointed by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce.

(b)       Within [...***...] after the Expert Panel has been selected, each Party shall provide to the Expert Panel and the other Party a written report setting forth its position on the referred Committee Matter.  Each Party may update its own report within [...***...] after receiving the other Party’s report.  If requested by the Expert Panel, each Party shall make oral submissions based on its written report and each Party shall have the right to be present during any such oral submissions.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(c)        Within [...***...] after receiving the last report or, if requested by the Expert Panel, the oral submissions, the Expert Panel shall select one Party’s position on the referred Committee Matter as its final decision.  The Expert Panel shall not have the authority to modify either Party’s position or to render any substantive decision other than to select one Party’s position on the referred Committee Matter as set forth in such Party’s written report most recently submitted to the Expert Panel (i.e., the version initially submitted, if not subsequently revised or as most recently revised in accordance with Section 2.8.3(b), if applicable).  The decision of the Expert Panel shall be the Parties’ sole, exclusive and binding resolution of the referred Committee Matter, and the Expert’s decision shall become the decision of the JSC on the matter.

(d)       The costs and fees of the Expert Panel shall be shared equally by the Parties.  Each Party shall bear its own costs of participating in the proceeding.

(e)        The Parties shall use, and shall direct the Expert Panel to use, Diligent Efforts to resolve the referred Committee Matter within [...***...] after either Party requests such resolution.

(f)        Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings shall be conducted in Brussels, Belgium.

2.9       Meetings of the Committees, Subcommittees and Working Groups.  The JSC shall hold meetings at such times as the JSC shall determine, and the JDC, USCC, JFC and JMC shall hold meetings at such times as the applicable Committee determines, but in no event shall such meetings of each Committee be held less frequently than [...***...].  Each Subcommittee or Working Group shall hold meetings at such times as the Subcommittee or Working Group agrees or as its forming Committee directs.  Each Committee, Subcommittee and Working Group may meet in person or by audio or video conference as the Parties may mutually agree, [...***...].  With respect to in-person meetings of the Committees, Subcommittees and Working Groups, the representatives shall meet alternately at a location(s) designated by Janssen or argenx, [...***...].  Employees of the Parties and their Affiliates and, with the consent of the applicable Committee, Subcommittee or Working Group, consultants and other Third Parties involved in the Exploitation of the Licensed Products may attend such meetings of the Committees, Subcommittees or Working Groups as nonvoting observers.  No action taken at a meeting of any Committee, Subcommittee or Working Group shall be effective unless a representative of each Party is present or participating.

2.10     Alliance Managers.  Each Party shall designate one of its or its Affiliates’ employees to serve as such Party’s alliance manager for all of the activities contemplated under this Agreement (“Alliance Manager”).  The Alliance Managers will facilitate communication between the Parties to support a successful relationship between the Parties.  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, except to the extent that such matters are coordinated by the JSC, another Committee or a Subcommittee or Working Group. Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE III

LICENSE GRANTS

3.1       argenx Grants to Janssen.

3.1.1    Development License.  Subject to the terms and conditions of this Agreement, argenx hereby grants, and shall cause its Affiliates to grant, to Janssen, during the Term, a co‑exclusive (with argenx) license under the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to use, Develop and have Developed the Licensed Compounds and Licensed Products in the Field in the U.S. and OUS Territory.

3.1.2    Manufacturing License.  Subject to the terms and conditions of this Agreement, argenx hereby grants, and shall cause its Affiliates to grant, to Janssen, during the Term, a co-exclusive (with argenx) license under the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to make, have made and otherwise Manufacture the Licensed Compounds and Licensed Products in the Field in the U.S. and OUS Territory.

3.1.3    Commercialization License.

(a)        U.S.  Subject to the terms and conditions of this Agreement, argenx hereby grants, and shall cause its Affiliates to grant, to Janssen, during the Term, a co-exclusive (with argenx) license under the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Licensed Products in the Field in the U.S.

(b)       OUS Territory.  Subject to the terms and conditions of this Agreement, argenx hereby grants, and shall cause its Affiliates to grant, to Janssen, during the Term, an exclusive (except for the rights retained by argenx as set out in Section 3.1.3(c)) license under the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Licensed Products in the Field in the OUS Territory.

(c)        argenx Retained Rights.  Subject to the terms and conditions of this Agreement, argenx shall retain a right to import and export the Licensed Compounds and/or Licensed Products into and out of the OUS Territory to the extent necessary for argenx (i) to perform its obligations under Section 4.2.1 or Section 7.1, (ii) to conduct Independent Studies pursuant to Section 4.3 or (iii) to conduct a Clinical Study pursuant to Section 4.5.  For clarity, argenx shall not otherwise Commercialize the Licensed Compounds and Licensed Products in the OUS Territory.

3.1.4    Sublicensing.  The licenses granted by argenx to Janssen under this Section 3.1 shall be sublicensable only to the extent provided in Section 3.3.

3.1.5    Definition of Co-Exclusive.  For purposes of this Section 3.1, “co-exclusive (with argenx)” means that argenx shall retain all of the same rights under the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products in addition to Janssen under Section 3.1.1, 3.1.2 or 3.1.3(a), and, save to the extent that argenx is permitted to grant sublicenses pursuant to Section 3.3.2, argenx covenants not to grant to any Third Party a license under such retained rights to the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property to conduct the applicable licensed activities with respect to the Licensed Compounds and Licensed Products in the applicable territory.  Further, for the avoidance of doubt, that to the extent that any argenx Intellectual Property licensed to Janssen on a co-exclusive or exclusive basis pursuant to this Section 3.1 is non-exclusively licensed to argenx by a Third Party (“Non-Exclusively Licensed Third Party Intellectual Property”), the rights granted by argenx to Janssen pursuant to this Section 3.1 under such Non‑Exclusively Licensed Third Party Intellectual Property shall be co-exclusive or exclusive (as applicable) solely as between Janssen and argenx but shall otherwise be non‑exclusive.  argenx covenants not to grant any sub-licenses to a Third Party under such Non‑Exclusively Licensed Third Party Intellectual Property other than in accordance with Section 3.3.2.

3.1.6    argenx Affiliates.  If any of the argenx Intellectual Property and argenx’s interest in Joint Intellectual Property licensed by argenx to Janssen pursuant to this Section 3.1 is Controlled by an Affiliate of argenx, argenx shall procure that such Affiliate grants the licenses to Janssen in accordance with this Section 3.1.

3.2       Janssen Grants to argenx.

3.2.1    Development License.  Subject to the terms and conditions of this Agreement, Janssen hereby grants, and shall cause its Affiliates to grant, to argenx, during the Term, a co-exclusive (with Janssen) license under the Janssen Intellectual Property and Janssen’s interest in Joint Intellectual Property to use, Develop and have Developed the Licensed Compounds and Licensed Products in the Field in the U.S. and OUS Territory.

3.2.2    Commercialization License.  Subject to the terms and conditions of this Agreement, Janssen hereby grants, and shall cause its Affiliates to grant, to argenx, during the Term, a co-exclusive (with Janssen) license under the Janssen Intellectual Property, Janssen’s interest in Joint Intellectual Property and the Product Trademarks to sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Licensed Products in the Field in the U.S.

3.2.3    Sublicensing.  The licenses granted by Janssen to argenx under this Section 3.2 shall be sublicensable only to the extent provided in Section 3.3.

3.2.4    Definition of Co-Exclusive.  For purposes of this Section 3.2, “co-exclusive (with Janssen)” means that Janssen shall retain all of the same rights under the Janssen Intellectual Property, Janssen’s interest in Joint Intellectual Property and the Product Trademarks to Develop and Commercialize the Licensed Compounds and Licensed Products in addition to  argenx under Section 3.2.1 or 3.2.2, and Janssen covenants not to grant to any Third Party a license under such retained rights to the Janssen Intellectual Property, Janssen’s interest in Joint Intellectual Property and the Product Trademarks to conduct the applicable licensed activities with respect to the Licensed Compounds and Licensed Products in the applicable territory.

3.2.5    Janssen Affiliates.  If any of the Janssen Intellectual Property and Janssen’s interest in Joint Intellectual Property licensed by Janssen to argenx pursuant to this

Section 3.2 is Controlled by an Affiliate of Janssen, Janssen shall procure that such Affiliate grants the licenses to argenx in accordance with this Section 3.2.

3.3       Sublicensing.

3.3.1    Affiliates.  Each Party shall have the right to grant sublicenses of the licenses granted to such Party pursuant to Section 3.1 or 3.2 to any of its Affiliates without the consent of the other Party, subject to the terms set out in Section 3.3.5.

3.3.2    Subcontractors.  If a Party enters into a Subcontract in accordance with Section 4.2.4, 6.1.9 or 7.1.8, such Party shall have the right to grant sublicenses of the licenses granted to such Party pursuant to Section 3.1 or 3.2 to the applicable Subcontractor without the consent of the other Party, to the extent reasonably necessary to enable such Subcontractor to perform subcontracted activities with respect to the Licensed Compounds and Licensed Products under such Subcontract.

3.3.3    Third Parties.  Janssen shall have the right to grant sublicenses of the licenses granted to Janssen pursuant to Section 3.1 without the consent of argenx to one or more Distributors in countries in the OUS Territory where it is customary for Janssen to use Distributors to Commercialize pharmaceutical products, to the extent reasonably necessary to enable such Distributors to Commercialize the Licensed Products in such countries.

3.3.4    Sublicense Requirements.  Each sublicense granted by a Party to a Third Party pursuant to this Section 3.3 (a “Sublicense”) shall: (i) be in writing; (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (iii) require the applicable sublicensee (a “Sublicensee”) to comply with all applicable terms of this Agreement (except for the payment obligations, for which the sublicensing Party shall remain responsible); and (iv) prohibit further sublicensing, except on terms consistent with this Section 3.3.4.  The Party granting a Sublicense shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant Sublicensee.  In addition, such Party shall ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.  No Sublicense shall diminish, reduce or eliminate any obligation of either Party under this Agreement.  Upon reasonable request, the sublicensing Party shall provide the other Party with a copy of each Sublicense, provided that the sublicensing Party may redact any information from such Sublicense to the extent that such redactions do not reasonably impair the other Party’s ability to ascertain or ensure compliance with this Agreement.

3.3.5    Additional Restrictions.  A Party shall not grant a sublicense pursuant to Section 3.3.1, 3.3.2 or 3.3.3 if such grant would cause adverse tax consequences to the other Party (or such Party’s Affiliates), as reasonably demonstrated by such other Party within [...***...] of being notified of a proposed sublicense.  In the event a sublicense would so cause such adverse tax consequences, the Parties agree to cooperate reasonably to enable such sublicense in a manner reasonably satisfactory to the non-sublicensing Party, including, if appropriate, indemnification by the sublicensing Party.

3.4       Cross-License to Collaboration Know-How.  Subject to the terms and conditions of this Agreement, each Party hereby grants, and shall cause its Affiliates to grant, to

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the other Party, a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to freely grant sublicenses through multiple tiers, under the Collaboration Know-How and the Joint Intellectual Property for all uses other than the Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products; in each case, without the duty of accounting to the other Party or seeking the other Party’s consent to license, assign or otherwise exploit Joint Intellectual Property by reason of the joint ownership thereof pursuant to Section 9.1.  Each Party hereby waives any right such Party may have under the Laws of any jurisdiction to require any such approval or accounting and, to the extent there are any applicable Laws that prohibit such a waiver, each Party will be deemed to have so consented.  At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing. For clarity, (a) the license granted by each Party to the other Party under this Section 3.4 excludes any license or right under any Patent Rights Controlled by such Party, with the sole exception of the Joint Collaboration Patent Rights – i.e., the license granted by argenx under this Section 3.4 excludes any license or right under argenx Patent Rights (other than the Joint Collaboration Patent Rights), and the license granted by Janssen under this Section 3.4 excludes any license or right under Janssen Patent Rights (other than the Joint Collaboration Patent Rights); and (b) neither Party grants to the other Party under this Section 3.4 any license under any Know-How or Patent Rights that are licensed to such Party by any Third Party.

3.5       No Other Rights; No Conflicting Grants.  No rights other than those expressly set forth in this Agreement are granted to either Party under this Agreement, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party or its Affiliates to the other under this Agreement are reserved.  During the Term, neither Party nor any of its Affiliates shall grant or assign any right to any Third Party (including by transferring ownership of a Patent Right licensed to the other Party under this Article III) that would conflict with the rights granted to the other Party under this Agreement.

3.6       Technical Assistance.  During the Term, argenx shall reasonably cooperate with Janssen to provide reasonable technical assistance, and to transfer to Janssen any argenx Know-How licensed to Janssen under Section 3.1, as requested by Janssen to facilitate the transfer of Development and Manufacturing efforts related to the Licensed Compounds and Licensed Products.  Such cooperation will include providing Janssen with reasonable access by teleconference or in-person at argenx’s facilities to any argenx personnel involved in the Development and Manufacturing of the Licensed Compounds and Licensed Products.  argenx shall be compensated for the costs of providing such assistance at the Development FTE Rate and such costs shall be included as Development Costs.

ARTICLE IV

DEVELOPMENT

4.1       GDP and Development Budget.

4.1.1    General.  The Parties shall conduct Development of the Licensed Compounds and Licensed Products only in accordance with the Global Development Plan or to the extent permitted under another provision of this Agreement.  “Global Development Plan” or

“GDP” means the written plan for the Parties’ Development of the Licensed Products in the U.S. and OUS Territory, as it may be amended from time to time in accordance with the terms of this Agreement.  The GDP shall include the Development Budget, Registration Plan and Development Budget Forecast, as described below.

4.1.2    GDP Contents.

(a)        The GDP shall include, with respect to each Licensed Product and each Collaboration Indication, all Development activities that are reasonably necessary to seek, obtain and maintain Commercialization Approval and to support and sustain Commercialization of such Licensed Product for such Collaboration Indication in the U.S. and OUS Territory.  The GDP shall also include a written plan for preparing and submitting Drug Approval Applications and obtaining and maintaining Marketing Approvals in the U.S. and OUS Territory (the “Registration Plan”).

(b)       The GDP shall include a rolling, [...***...] budget for Development Costs to be incurred by the Parties in conducting the Development activities described in the GDP that are scheduled to be commenced or conducted during the then-current Calendar Year and the [...***...] succeeding Calendar Years (with respect to such Calendar Years, the “Development Budget”).  The Development Budget shall be broken down by Development activity and with a breakout of costs as determined by the JFC.  In the case of the Development Budget for the first [...***...] of the Term, the first [...***...] of such Development Budget shall be binding on the Parties to the extent provided in Section 8.4, and the [...***...] of the Development Budget shall serve as non-binding guidance for the Parties.  In the case of each subsequent Development Budget, the [...***...] of such Development Budget shall be binding on the Parties to the extent provided in Section 8.4, and the [...***...] of such Development Budget shall serve as non-binding guidance for the Parties.

(c)        For each Licensed Product and each Collaboration Indication in the GDP, the GDP shall include Medical Affairs Studies that are reasonably necessary to seek, obtain and maintain pricing and reimbursement approvals for, and to support and sustain Commercialization of, such Licensed Product for such Collaboration Indication in the U.S. and OUS Territory.  Following Marketing Approval of a Licensed Product for an initial Collaboration Indication, the GDP may also include IISs and Cooperative Group Studies to support Marketing Approval of such Licensed Product for other Collaboration Indications in the U.S. and OUS Territory.  Each Development Budget shall include an amount for Medical Affairs Studies for each Calendar Year covered by such Development Budget (the “Medical Affairs Study Budget”), unless the JSC determines otherwise by consensus.  As part of the annual update to the GDP pursuant to Section 4.1.3(b), the JDC shall prepare and recommend to the JSC: (i) the Medical Affairs Study Budget for the applicable Calendar Years; (ii) an allocation of the Medical Affairs Study Budget for such Calendar Years between the U.S. and OUS Territory; and (iii) which Medical Affairs Studies should be conducted during such Calendar Years.  If the JDC does not make, or the JSC does not approve, any of such recommendations prior to [...***...] of the Calendar Year immediately preceding the first Calendar Year of each Development Budget, then: (w) Section 2.8.2(b) shall apply; (x) the Medical Affairs Study Budget for such Calendar Year shall be allocated [...***...] to the U.S. and [...***...] to the OUS Territory; (y) the JDC shall recommend, and the JSC shall approve, which Medical Affairs

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Studies shall be conducted during such Calendar Year using the portion of the Medical Affairs Study Budget allocated to the U.S. in accordance with Section 4.1.3(d)-(f); and (z) [...***...] shall determine which Medical Affairs Studies shall be conducted during such Calendar Year using the portion of the Medical Affairs Study Budget allocated to the OUS Territory (and such determination shall not be subject to JDC or JSC approval).

(d)       The GDP shall include a high-level forecast of the aggregate amount of the Development Budget for each Calendar Year covered by the GDP after the Calendar Years covered by the then-current Development Budget (the “Development Budget Forecast”).

4.1.3    Initial GDP; Updates and Amendments.

(a)        The initial GDP is attached to this Agreement as Exhibit B.  The GDP (including the Development Budget) may be updated and amended from time to time only with the approval of the JSC, as described in this Section 4.1.3.

(b)       The JDC shall review the GDP annually and prepare any recommended updates.  No later than [...***...], the JDC shall prepare (i) an updated Development Budget covering the next [...***...] period (in accordance with Section 4.1.2(b)) and (ii) an updated Development Budget Forecast that covers at least the [...***...].

(c)        The JDC shall submit all such updates to the JSC for review and approval, as follows:

(i)         The JSC shall use reasonable efforts to grant preliminary approval of such updates no later than [...***...].

(ii)       Promptly after the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process.

(iii)      After each Party performs its internal budgeting process, the JSC shall use reasonable efforts to grant final approval of such updates no later than [...***...] (or at a later time if agreed by the JSC), at which time any approved updates shall be set forth in writing in an amended version of the GDP.

(d)       Either Party may submit a proposed update or amendment to the GDP to the JDC from time to time.  The JDC shall discuss such proposal at its next meeting and make a recommendation to the JSC as to whether to approve such update or amendment.  The JDC may also independently develop proposed updates and amendments to the GDP, which the JDC shall submit to the JSC for review and approval.  Notwithstanding the foregoing, any updates and amendments submitted by Janssen to the Registration Plan with respect to the OUS Territory shall not require JSC approval.

(e)        If the JSC approves an update or amendment to the GDP (including any corresponding update or amendment to the Development Budget), the GDP (including the Development Budget) shall be deemed to be amended accordingly on the date of

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

such approval.  No update or amendment to the GDP shall become effective unless and until the JSC approves a corresponding update or amendment to the Development Budget.

(f)        If the JSC does not approve an update or amendment to the GDP within [...***...] after such update or amendment is submitted to the JSC for approval:

(i)         if the update or amendment is a proposal by a Party (the “Proposing Party”) to add a Potential Independent Study to the GDP, then (A) such proposal will not be a Committee Matter subject to resolution in accordance with Section 2.8 and (B) the Proposing Party may make an Independent Study Proposal pursuant to Section 4.3.2 to perform such Clinical Study at its own expense to the extent permitted under Section 4.3; and

(ii)       otherwise, the approval of such update or amendment shall be a Committee Matter subject to resolution in accordance with Section 2.8 and the then-current GDP shall continue to apply until such Committee Matter is resolved.

(g)        For reference, any Development Costs in excess of the Development Budget shall be dealt with in accordance with Section 8.4.3(b).

4.2       Conduct of Development Activities.

4.2.1    General.  Each Party shall use Diligent Efforts to execute and to perform, or cause to be performed, the Development activities allocated to it in the GDP, and to cooperate with the other Party in carrying out the GDP, in accordance with the timetables in the GDP.

4.2.2    Allocation of Development Activities.

(a)        As soon as practicable after the Effective Date, argenx shall transfer to Janssen, and Janssen shall assume, responsibility for the conduct of the Ongoing Phase 1/2 Clinical Study.  At the same time, argenx shall transfer to Janssen the IND/CTA for the Ongoing Phase 1/2 Clinical Study in accordance with Section 5.1.2.  argenx shall continue to conduct such Clinical Study until completion of such transfer.  After such transfer, Janssen shall continue to conduct such Clinical Study until completion.

(b)       The JDC shall allocate responsibility between the Parties for the conduct of other Clinical Studies and the various other Development activities included in the GDP, and shall set forth such allocation in the GDP.  In allocating responsibilities between the Parties, the JDC shall take into consideration each Party’s expertise, capabilities, staffing and available resources to conduct such activities.  Unless otherwise determined by the JDC, Janssen shall be allocated responsibility for conducting all Clinical Studies and all other Development activities in the GDP.

4.2.3    Standards of Conduct.  Each Party and its Affiliates shall conduct all Development activities with respect to the Licensed Products in good scientific manner and in compliance with applicable Law, including laws regarding environmental, safety and industrial hygiene, Good Laboratory Practice, Good Clinical Practice, informed consent and Institutional

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects.

4.2.4    Subcontracting.  Each Party (or its Affiliate) may subcontract the performance of any Development activities with respect to the Licensed Products undertaken in accordance with this Agreement to one or more Third Parties (each such Third Party, a “Subcontractor”), provided that any such Third Party must satisfy any subcontractor criteria established by the JDC.  All subcontracted activities shall be conducted pursuant to a written agreement between the subcontracting Party and the Subcontractor (a “Subcontract”), which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality provisions no less restrictive than those set forth in Article X, and shall contain a certification that such Third Party and its officers, employees and agents have not been debarred, and are not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, and are not the subject of a conviction described in such section.  The subcontracting Party shall oversee the performance of its Subcontractors, and each Party shall have the right from time to time, but not more than [...***...], to audit the performance of the other Party’s Subcontractors.  Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

4.2.5    Clinical Quality Agreement.  Before commencing the first Development activity in the GDP following the Effective Date, the JDC shall form a Quality Working Group and the Parties shall negotiate in good faith and use reasonable efforts to enter into a clinical quality agreement.  The clinical quality agreement shall set forth the standards, expectations, and responsibilities of the Parties with respect to managing clinical quality (including quality assurance (QA), quality control (QC), and quality risk management (QRM)) for the Parties’ Development activities with respect to the Licensed Products under this Agreement.

4.2.6    Safety Concerns.

(a)        Notwithstanding anything to the contrary in this Agreement or the GDP, a Party shall not be obligated to commence or continue a Clinical Study of a Licensed Product if such Party reasonably determines that such Clinical Study would pose an unacceptable safety or tolerability risk for the study subjects.  Such Party shall so notify the other Party of its determination and the Parties shall discuss the concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Study.

(b)       If a Party who is not sponsoring a Clinical Study of a Licensed Product believes in good faith that termination or suspension of such Clinical Study is warranted because of safety or tolerability risks to the study subjects, then such Party shall so notify the sponsoring Party and the Parties shall discuss the non-sponsoring Party’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Study.

4.2.7    Development Reports.  At each meeting of the JDC, each Party will report on the Development activities with respect to the Licensed Products that such Party and its Affiliates has performed or caused to be performed since the last meeting of the JDC, evaluate

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the work performed in relation to the goals of the GDP and provide such other information as may be reasonably requested by the JDC with respect to such Development activities.

4.2.8    Day-to-Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Development activities for which it is assigned responsibility under the GDP or this Agreement and shall have the right to make operational and administrative decisions with respect to how to implement such Development activities (e.g., with respect to a Clinical Study, the responsible Party shall have the right to select and engage clinical trial sites), provided that such decisions shall not conflict with the GDP or any decision of the JDC or JSC with respect to such Development activity.  Each Party shall keep the other Party reasonably informed on the progress of its Development activities, as determined by the JDC.

4.3       Independent Studies.

4.3.1    Definition.  A “Potential Independent Study” means a Clinical Study of a Licensed Product intended to generate data to obtain Marketing Approval of such Licensed Product for [...***...], subject to Section 4.3.6.

4.3.2    Independent Study Proposal.  If the JSC does not approve an update or amendment to the GDP to add a Potential Independent Study and the Proposing Party desires to conduct such Clinical Study at its own expense, then the Proposing Party may provide the other Party with a detailed proposal for such Clinical Study (an “Independent Study Proposal”).  The Independent Study Proposal shall include: (a) a description of the Development strategy for the applicable Indication; (b) a summary clinical trial protocol for the proposed Clinical Study; (c) a description of the scientific rationale for such Clinical Study and a demonstration of commercial viability and incremental return for the applicable Indication; (d) a description of the label expansion that the Proposing Party intends to seek based upon the data from such Clinical Study; and (e) a budget of the estimated Development Costs of such Clinical Study, broken down by Calendar Year.

4.3.3    Right to Object to Independent Study.  The non-Proposing Party may, within [...***...] after receiving an Independent Study Proposal, object to the conduct of such Clinical Study if [...***...].  If the non-Proposing Party notifies the Proposing Party in writing of an objection to the proposed Clinical Study in accordance with this Section 4.3.3, the Proposing Party may not conduct the proposed Clinical Study.

4.3.4    Conduct of Independent Study.  If the non-Proposing Party does not object to an Independent Study Proposal in accordance with Section 4.3.3, then the Proposing Party may conduct such Clinical Study at its sole cost and expense (an “Independent Study”) in accordance with the following terms and conditions:

(a)        The Independent Study shall be conducted in accordance with the Independent Study Proposal.

(b)       The Independent Study shall be conducted in accordance with all provisions of this Agreement that apply to the conduct of Clinical Studies in the GDP, including Sections 4.2.3, 4.2.4, 4.2.5, 4.2.6, 4.2.7, 4.2.8 and 4.4.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(c)        If argenx conducts an Independent Study, then, notwithstanding Article V, argenx shall have the right to submit IND/CTAs and communicate with Regulatory Authorities with respect to the Independent Study and to prepare a Supplemental Application for a label expansion for the Licensed Product based on the efficacy data generated from such Independent Study (consistent with the proposed label expansion set forth in the Independent Study Proposal).  Following review and approval of such Supplemental Application by Janssen, Janssen shall submit such supplement or variation to the FDA or EMA, as applicable, and use Diligent Efforts to obtain approval of such Supplemental Application.

(d)       The Party conducting an Independent Study shall bear all costs of the Independent Study, and such costs shall not be included in the Development Costs shared by the Parties pursuant to Section 8.4.

4.3.5    Opt-In.

(a)        Upon the occurrence of an Opt-In Event for an Independent Study, the non-Proposing Party shall pay the Proposing Party an amount equal to the Applicable Percentage of the Development Costs for the Independent Study that were actually incurred by the Proposing Party on or before the date of the Opt-In Event (but only to the extent that such Development Costs are within the budget included in the Independent Study Proposal) (the “Opt-In Payment”).  If an Opt-In Payment is made with respect to an Independent Study that is a registration study, and the Proposing Party also conducted other non-registrational Independent Studies for the same Indication pursuant to Section 4.3.4, the Development Costs of such other studies shall be included in the calculation of the Opt-In Payment (but only to the extent that such Development Costs are within the budget included in the applicable Independent Study Proposal).

(b)       “Opt-In Event” means, with respect to an Independent Study: (i) the non-Proposing Party notifies the Proposing Party in writing that it elects to share the costs of such Independent Study; or (ii) [...***...].

(c)        “Applicable Percentage” means (a) with respect to Janssen, [...***...] and (b) with respect to argenx, [...***...].

(d)       After the occurrence of an Opt-In Event for an Independent Study, the GDP shall be deemed to be amended to add such Independent Study, the Development Costs for such Independent Study incurred after the date of the Opt-In Event shall be shared in the same manner as the Development Costs of other Clinical Studies in the GDP, and this Section 4.3 shall no longer apply to such Independent Study.

4.3.6    Exceptions and Clarifications; Studies of Non-Licensed Compounds and Products.

(a)        This Section 4.3 does not apply to, and cannot be used by a Party to conduct, a Clinical Study (i) of a dose or formulation of a Licensed Product that has not previously been studied by the Parties pursuant to the GDP, (ii) of a Licensed Compound that has not previously been studied by the Parties pursuant to the GDP, or (iii) that is a Medical Affairs Study.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)       For clarity, each Party shall at all times be free to independently conduct a Clinical Study of any Anti‑CD70 Antibody that is not a Licensed Compound or Licensed Product, and no such Clinical Study shall be governed by the terms and conditions of this Agreement so long as such Clinical Study does not involve a Licensed Product.

(c)        During the period beginning on the Effective Date and ending [...***...] after the date that the first Licensed Product has received Marketing Approval in the U.S. and each of the Major European Countries, each Party shall notify the other Party in writing at least [...***...] before commencing the first Clinical Study of [...***...].

4.4       Clinical Studies of Combination Regimens.

4.4.1    Neither Party shall conduct a Clinical Study of a Combination Regimen except as a Clinical Study under the GDP or as an Independent Study pursuant to this Agreement, unless the Parties otherwise agree.

4.4.2    For clarity, each Party shall at all times be free to independently conduct a Clinical Study of any combination regimen that includes an Anti‑CD70 Antibody that is not a Licensed Compound or Licensed Product and at least one other distinct drug or biological product that is not a Licensed Product, and no such Clinical Study shall be governed by the terms and conditions of this Agreement so long as such Clinical Study does not involve a Licensed Product.

4.5       Clinical Studies of Other Products.  After a Licensed Product has received Marketing Approval in the U.S. and each of the Major European Countries (the “Approval Date”), each Party may use such Licensed Product in a Clinical Study of another product outside of this collaboration, if the purpose of such Clinical Study is to generate data about such other product (e.g., use of the Licensed Product as standard of care of the control arm of a study); provided,  however, that neither Party shall use such Licensed Product in a Clinical Study of [...***...].  Neither Party shall be required to obtain the consent of the other Party to conduct such Clinical Study, subject to the proviso to the immediately preceding sentence.  Upon request of the Party conducting such a Clinical Study, the Party that Manufactures such Licensed Product under this Agreement will provide clinical supplies of such Licensed Product for such Clinical Study at Cost of Goods.

4.6       Companion Diagnostics.  If the JDC determines that it is necessary to Develop a companion diagnostic to support the Development and Commercialization of a Licensed Product, the Parties shall amend this Agreement to include the terms and conditions for the development, manufacturing and commercialization of such companion diagnostic.

4.7       Existing Research Collaboration.  The Parties agree that argenx will have the right to [...***...], through completion of the existing work plan.  Promptly following completion of such existing work plan and the availability of the results thereof, the JDC shall assess in good faith whether to extend the research collaboration with [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE V

REGULATORY

5.1       Regulatory Matters.

5.1.1    Regulatory Responsibilities.  Subject to Sections 5.1.2 and 5.1.4, Janssen shall have the sole right to prepare and submit all Regulatory Documentation (including Drug Approval Applications) and to obtain and maintain all Regulatory Licenses (including Marketing Approvals and pricing and reimbursement approvals) for Licensed Products in the U.S. and OUS Territory, and to conduct communications with Regulatory Authorities with respect to the Licensed Products in the U.S. and OUS Territory, except to the extent necessary for argenx to continue to perform Development activities with respect to the Licensed Compounds and the Licensed Products that argenx is undertaking as of the Execution Date.  Janssen shall use Diligent Efforts to conduct such activities in accordance with the Registration Plan.

5.1.2    Transition of Existing Regulatory Documentation and Regulatory License.As soon as practicable after the Effective Date, argenx shall deliver to Janssen electronic copies (unless otherwise required by applicable Law) of all Regulatory Documentation relating to the Licensed Products in the U.S. and OUS Territory.  Upon the completion of such transfer, argenx shall, and hereby does, assign to Janssen all such Regulatory Documentation and shall promptly (and in any case within [...***...]) take all steps reasonably necessary to effectuate the assignment of all IND/CTAs, Drug Approval Applications and Regulatory Licenses included in such Regulatory Documentation, including submitting to any applicable Regulatory Authority a letter or other necessary documentation (with copy to Janssen) notifying the Regulatory Authority of the assignment.  In the event that any such IND/CTA, Drug Approval Application or Regulatory License cannot be transferred within such [...***...] period, argenx shall take all actions reasonably requested by Janssen with respect to the maintenance or transfer of such IND/CTA, Drug Approval Application or Regulatory License, and the costs thereof shall be shared by the Parties as Development Costs.  Prior to any such transfer, the Parties shall enter into the Pharmacovigilance Agreement in accordance with Section 5.2 and an IND/CTA transfer agreement.

5.1.3    Ownership of Regulatory Documentation and Regulatory Licenses.  Janssen shall own all Regulatory Documentation and Regulatory Licenses for the Licensed Products in the U.S. and the OUS Territory.

5.1.4    Regulatory Cooperation.

(a)        Subject to applicable Law, argenx shall have the right to have one representative participate in all material meetings (including by telephone), conferences and discussions by Janssen or its Affiliate with Regulatory Authorities in the U.S. pertaining to Development or any Regulatory License of a Licensed Product.  Janssen shall, to the extent feasible, provide argenx with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or other contact.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)       Janssen shall provide argenx with advance drafts of any material documents or other material correspondence pertaining to Regulatory Documentation with respect to Licensed Products, including any proposed labeling, that Janssen plans to submit to any Regulatory Authority in the U.S. (or, upon request of the other Party, any other country).  argenx may provide comments regarding such material documents and other material correspondence before their submission, which comments Janssen shall consider in good faith.  Janssen shall provide argenx with copies of all material submissions it makes to, and all material correspondence (including written summaries of material oral correspondence) it receives from, a Regulatory Authority in the U.S. in accordance with this Section 5.1.4.  Notices, copies of material submissions and material correspondence, and other materials to be given in advance as provided in this Section 5.1.4 shall be provided to argenx a reasonable time in advance in order to allow argenx a reasonable amount of time to review such notices, copies of submission and correspondence and materials before their submission to the applicable Regulatory Authority, and in any event at least [...***...] in advance, unless circumstances necessitate a shorter time period.  Material correspondence and other material documents received from a Regulatory Authority in the U.S. must be provided to argenx as soon as practicable, and in any event within [...***...].

(c)        Janssen shall keep argenx regularly informed through the JDC regarding material regulatory activities with respect to Licensed Products in the OUS Territory and, upon argenx’s reasonable request, Janssen shall provide argenx with copies of material Regulatory Documentation with respect to Licensed Products in the [...***...].

5.2       Pharmacovigilance; Safety Database.  Prior to transfer of the existing IND/CTA in accordance with Section 4.2.2, the Parties will enter into an agreement setting forth the Parties’ pharmacovigilance obligations with respect to the Licensed Products (the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement shall define safety data exchange procedures concerning adverse events, including adverse drug reactions, with respect to any Licensed Products, sufficient to permit each Party and its Affiliates and subcontractors or sublicensees, as the case may be, to comply with applicable Law requirements pertaining to drug safety and pharmacovigilance, including, to the extent applicable, those obligations contained in Health Care Laws.  Janssen shall establish the global safety database of adverse events and relevant pharmacovigilance information for the Licensed Products.  argenx shall transfer all safety information in its possession relating to the Licensed Compound or Licensed Product to the global safety database within an agreed time period, providing Janssen with sufficient time to enter all the data and to obtain validation of the database.  The Pharmacovigilance Agreement shall require each Party to handle all serious adverse events information and other safety data that comes into its possession pursuant to the activities performed under this Agreement in accordance with all applicable Laws.  The Pharmacovigilance Agreement shall require Janssen, in the event that argenx reasonably deems it necessary, to promptly make available to argenx such information from Janssen’s global safety database for the Licensed Compound or Licensed Product as may reasonably be required in order for argenx to comply with any pharmacovigilance reporting and other compliance obligations under applicable Law.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE VI

COMMERCIALIZATION

6.1       Commercialization in the U.S.

6.1.1    General.  The Parties shall Commercialize the Licensed Products in the U.S. in accordance with the U.S. Commercialization Plan and the terms of this Section 6.1, subject to the oversight of the USCC as set forth in this Section 6.1.

6.1.2    U.S. Commercialization Plan.

(a)        The U.S. Commercialization Plan shall set forth the strategy for the Commercialization of the Licensed Products in the U.S., the key Commercialization activities to be performed to implement such strategy, the staffing requirements for each such Commercialization activity and a pricing and reimbursement strategy for the U.S. as set forth in Section 6.1.6.  argenx acknowledges that Janssen’s global commercialization strategy for the Commercialization of Licensed Product will inform the U.S. Commercialization Plan.

(b)       The U.S. Commercialization Plan shall include the U.S. Commercialization Budget.  The “U.S. Commercialization Budget” means the budget for Allowable Expenses to be incurred by the Parties in conducting Commercialization activities for the Licensed Products in the U.S. pursuant to the U.S. Commercialization Plan during a given Calendar Year and the [...***...] succeeding Calendar Years.  The U.S. Commercialization Budget shall include budgeted amounts for Commercial FTE Costs and Out-of-Pocket Costs, broken down by [...***...], for Commercialization activities in the U.S. and a breakout of costs by functional area or category, as determined by the USCC in conjunction with the JFC.  The [...***...] of the U.S. Commercialization Budget shall be binding on the Parties to the extent provided in the Financial Exhibit, and the [...***...] shall serve as non-binding guidance for the Parties.  Each U.S. Commercialization Budget shall also include an annual amount for strategic commercial efforts that will be undertaken by Janssen and its Affiliates at the global team level that are intended to support pre-launch, launch and life cycle management activities with respect to the Licensed Products across regions and key functions, of which [...***...] shall be allocable to the U.S. (the “Allocable Global Strategy Costs”).  If the JSC does not approve the budgeted amount for Allocable Global Strategy Costs for a Calendar Year prior to the start of such Calendar Year, then (i) if there is an Allocable Global Strategy Costs Benchmark Amount for such Calendar Year, the amount included in the U.S. Commercialization Budget for Allocable Global Strategy Costs for such Calendar Year shall equal [...***...] or (ii) otherwise, the amount included in the U.S. Commercialization Budget for Allocable Global Strategy Costs for such Calendar Year shall equal [...***...].

(c)        If argenx exercises the U.S. Commercialization Option pursuant to Section 6.1.3, the following provisions shall apply regarding the preparation of the U.S. Commercialization Plan:

(i)         Janssen and argenx shall collaborate to prepare and develop, the initial U.S. Commercialization Plan which shall be submitted to the USCC for review no later than [...***...] before the anticipated First Commercial Sale of the first

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Licensed Product in the U.S.  Each Party shall consider input provided by the other Party in good faith and seek to reach a consensus between the Parties on the contents of the U.S. Commercialization Plan.  The USCC shall review, and submit to the JSC for approval, the initial U.S. Commercialization Plan no later than [...***...] before the anticipated First Commercial Sale of the first Licensed Product in the U.S.

(ii)       Janssen and argenx shall collaborate to prepare and develop annual updates to the U.S. Commercialization Plan which shall be submitted to the USCC for review.  Each Party shall consider input provided by the other Party in good faith and seek to reach a consensus between the Parties on the contents of any updates to the U.S. Commercialization Plan.  The USCC shall submit each updated U.S. Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval to occur by no later than [...***...] to which the proposed update relates.  Upon the JSC’s preliminary approval, such plan shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [...***...] to which the proposed update relates (or at a later date if agreed by the JSC).  After final approval by the JSC, such U.S. Commercialization Plan shall take effect on the [...***...] to which such U.S. Commercialization Plan applies.

(d)       If argenx does not exercise the U.S. Commercialization Option pursuant to Section 6.1.3, the following provisions shall apply regarding the preparation of the U.S. Commercialization Plan:

(i)         Janssen will submit the initial U.S. Commercialization Plan to the USCC for review no later than [...***...] before the anticipated First Commercial Sale of the first Licensed Product in the U.S.  Janssen shall consider input provided by argenx in good faith and take into account reasonable suggestions made by argenx.  The USCC shall review, and submit to the JSC for approval, the initial U.S. Commercialization Plan no later than [...***...] before the anticipated First Commercial Sale of the first Licensed Product in the U.S.

(ii)       Janssen shall prepare and develop annual updates to the U.S. Commercialization Plan which shall be submitted to the USCC for review.  Janssen shall consider in good faith input provided and reasonable suggestions made by argenx.  The USCC shall submit each updated U.S. Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval to occur by no later than [...***...] to which the proposed update relates.  Upon the JSC’s preliminary approval, such plan shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [...***...] to which the proposed update relates (or at a later date if agreed by the JSC).  After final approval by the JSC, such U.S. Commercialization Plan shall take effect on the [...***...] to which such U.S. Commercialization Plan applies.

(e)        Either Party may submit a proposed update or amendment to the U.S. Commercialization Plan to the other Party from time to time.  The USCC shall discuss such proposal at its next meeting and make a recommendation to the JSC as to whether to approve such update or amendment.  The USCC may also independently develop proposed updates and

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

amendments to the U.S. Commercialization Plan, which the USCC shall submit to the JSC for review and approval.

6.1.3    U.S. Co-Commercialization Responsibilities.

(a)        Each Party shall use Diligent Efforts to perform the Commercialization activities allocated to such Party in the U.S. Commercialization Plan; provided, however, that if argenx does not exercise its U.S. Commercialization Option, then argenx shall be relieved of its obligation to use Diligent Efforts under this Section.

(b)       With respect to Commercialization of the Licensed Products in the U.S., argenx shall have the right to elect to perform: (x) up to [...***...] of the customer facing efforts (including clinical nurse educators, thought leader liaisons, medical science liaisons and field-based MD support, but excluding any customer facing efforts required to support activities Janssen has the exclusive responsibility to perform under Section 6.1.5); and (y) up to [...***...] of home office functions (including marketing, scientific communications (home office coordination role), health economics research (home office coordination role)).  If argenx desires to exercise the U.S. Commercialization Option, it shall give notice in writing to Janssen at least [...***...] before the anticipated date of either of the following events: (i) first Marketing Approval of a Licensed Product in the U.S. or (ii) Marketing Approval of a Licensed Product in the U.S. for [...***...].  If argenx elects to exercise the U.S. Commercialization Option, the U.S. Commercialization Plan shall be prepared and updated in accordance with Section 6.1.2(c), and the responsibility to execute the U.S. Commercialization Plan shall be jointly shared by the Parties (excluding any activities that Janssen has the exclusive responsibility to perform under Section 6.1.5).  The U.S. Commercialization Plan shall allocate responsibilities between the Parties based upon the election made by argenx.  If requested by argenx, allocation of Commercialization activities to argenx may increase over time (up to the maximum levels of participation set forth above) and Janssen shall be responsible for conducting the activities set forth in the U.S. Collaboration Plan to the extent that they are not allocated to argenx.  If argenx does not elect to exercise the U.S. Commercialization Option prior to the time period described in the second sentence of this Section 6.1.3(b), Janssen shall be responsible for conducting all of the activities set forth in the U.S. Commercialization Plan; provided,  however, that argenx shall have the right to elect to exercise the U.S. Commercialization Option as it develops sufficient infrastructure and capabilities to conduct Commercialization activities in the U.S. by serving notice on Janssen at least [...***...] in advance of the date that argenx desires to commence such activities.

6.1.4    U.S. Commercialization Reports.  At each meeting of the USCC, each Party will report on any Commercialization activities that such Party and its Affiliates have performed in the U.S. since the last USCC meeting.  Each Party will provide an evaluation of the work it and its Affiliates have performed in relation to the goals of the U.S. Commercialization Plan and provide such other information as may be required by the U.S. Commercialization Plan or reasonably requested by the USCC with respect to such Commercialization activities.

6.1.5    Booking Sales in U.S.  Janssen and its Affiliates shall book all sales of Licensed Products in the U.S. and shall be responsible for all aspects of distribution of the Licensed Products in the U.S. (including offering for sale, selling, importing, exporting,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

inventory management and control, store, warehousing, transportation, all aspects of order processing, invoicing, collection of sales proceeds, booking of sales, preparation of sales records and reports, customer relations and services and handling of returns) and  all pricing and reimbursement activities with respect to the Licensed Products in the U.S. (including obtaining pricing and reimbursement approvals, conducting reimbursement/access services, conducting health policy/advocacy activities, determining prices charged and discounts offered, and conducting price calculations and related reporting to governmental authorities).  If argenx receives any orders for a Licensed Product in the U.S., it shall refer such orders to Janssen.

6.1.6    U.S. Pricing Matters.  The USCC shall develop and approve a pricing and reimbursement strategy for the Licensed Products in the U.S. as part of the U.S. Commercialization Plan, [...***...].  Janssen shall otherwise be solely responsible for and have sole authority with respect to the prices charged, any discounts and rebates offered or provided, and any other sale and reimbursement terms and conditions for the Licensed Products in the U.S., which shall be consistent with the pricing and reimbursement strategy approved by the USCC.  [...***...].

6.1.7    U.S. Recalls.  Janssen shall decide, in its sole discretion, whether to conduct a recall of a Licensed Product in the U.S. and shall have sole discretion to determine the manner in which any such recall shall be conducted.  Janssen shall notify argenx prior to commencing any recall and shall in good faith take into account any reasonable suggestions made by argenx in respect of such recall.

6.1.8    U.S. Medical Inquiries.  Janssen shall handle all medical questions or inquiries from members of the medical profession in the U.S. regarding the Licensed Products.  Janssen shall keep argenx reasonably informed through the USCC of any material medical question or inquiry from members of the medical profession in the U.S. regarding the Licensed Products.

6.1.9    U.S. Commercialization Subcontracting.  Each Party (or its Affiliate) may subcontract the performance of any Commercialization activities in the U.S. with respect to the Licensed Products in accordance with Section 4.2.4, provided that the applicable Subcontractors satisfy any subcontractor criteria established by the USCC.

6.1.10  U.S. Commercialization Compliance Matters.

(a)        argenx and Janssen shall each ensure that its and its Affiliates’ sales representatives in the U.S. do not make any representation, statement, warranty or guaranty with respect to the Licensed Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing a Licensed Product, including mutually approved limited warranty and disclaimers, if any.  argenx and Janssen shall each ensure that its and its Affiliates’ sales representatives in the U.S. do not make any statements, claims or undertakings to any person with whom they discuss or promote the Licensed Products that are not consistent with, nor provide or use any labeling, literature or other materials other than, those promotional materials currently approved for use in the U.S. under this Agreement.  If at any time the use of specified promotional materials is no longer approved under this Agreement for the U.S., each Party shall as soon as practicable take action to remove

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the promotional materials from use by its and its Affiliates’ sales representatives and destroy such materials.

(b)       argenx and Janssen shall each cause its and its Affiliates’ sales representatives in the U.S. to comply with applicable Laws and guidelines related to the performance of its obligations under this Agreement, including Health Care Laws, Drug Regulation Laws and all applicable regulations thereunder, the AMA and PhRMA Guidelines, and all relevant regulations, authorizations and local laws regarding advertisement, sale and promotion of pharmaceutical products as well as any relevant code of practice.

(c)        Each Party shall ensure that its sales representatives perform details of the Licensed Products in the U.S. in compliance with applicable Law, all of Janssen’s reasonable instructions, the agreed quality and compliance standards, policies and guidelines relating to the Commercialization of the Licensed Products and any corporate integrity agreement between a Party and the HHS Office of Inspector General.  Each Party shall establish and maintain a compliance program that satisfies the seven elements for an effective compliance program set forth in the HHS Office of Inspector General’s Compliance Program Guidance for Pharmaceutical Manufacturers, including designation of a compliance officer and the conduct of effective training and education.  argenx and Janssen shall each be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors and agents pursuant to the requirements of the marketing reporting laws or research expense reporting laws of any Governmental Authority, including Section 6002 of PPACA, commonly referred to as the “Sunshine Act.”

6.1.11  Day-to-Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Commercialization activities in the U.S. for which it is assigned responsibility under the U.S. Commercialization Plan or this Agreement and shall have the right to make operational and administrative decisions with respect to how to implement such Commercialization activities (e.g., with respect to sales representatives, if a Party is responsible for providing [...***...] of the sales representatives in the U.S., such Party shall be responsible for hiring, training, deploying and managing such sales representatives but shall coordinate such efforts with the other Party), provided that such decisions shall not conflict with the U.S. Commercialization Plan or any decision of the USCC or JSC with respect to such Commercialization activity.  Each Party shall keep the other Party reasonably informed on the progress of its Commercialization activities in the U.S., as determined by the USCC.

6.2       Commercialization in OUS Territory.

6.2.1    General.  Janssen shall have the sole right and authority, at its sole cost and expense, to Commercialize the Licensed Products in the OUS Territory, including the specific rights and authority set forth in this Section 6.2.

6.2.2    Diligence.  Janssen shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in [...***...] (each, a “Major Country”) following receipt of Commercialization Approval of such Licensed Product in the applicable country.  Subject to the preceding provision of this Section 6.2.2, Janssen shall have the sole right and authority to make decisions regarding whether and when to launch a Licensed Product in a particular country

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

or region and the level of efforts to be expended in any particular country or region.  Janssen shall promptly notify argenx upon making any determination not to pursue Commercialization of any Licensed Product in any Major Country, whereupon the JSC shall promptly convene a meeting to discuss such matter.  If, following such discussion, argenx desires to Commercialize such Licensed Product in such Major Country, [...***...].

6.2.3    Compliance.  Janssen shall conduct Commercialization of Licensed Products in the OUS Territory in accordance with the terms and conditions of this Agreement and in compliance with applicable Law.

6.2.4    Booking Sales in OUS Territory.  Janssen and its Affiliates shall book all sales of Licensed Products in the OUS Territory and shall be responsible for warehousing and distributing the Licensed Products in the OUS Territory.  If argenx receives any orders for a Licensed Product in the OUS Territory, it shall refer such orders to Janssen.

6.2.5    OUS Territory Pricing Matters.  Janssen shall be solely responsible for and have sole authority with respect to the prices charged and discounts, rebates and other sale and reimbursement terms and conditions for the Licensed Products in the OUS Territory, provided that [...***...].  Janssen shall keep argenx reasonably informed through the JSC of such matters.

6.2.6    OUS Territory Recalls.  Janssen shall decide, in its sole discretion, whether to conduct a recall of a Licensed Product in the OUS Territory and shall have sole discretion to determine the manner in which any such recall shall be conducted.

6.2.7    OUS Territory Medical Inquiries.  Janssen shall handle all medical questions or inquiries from members of the medical profession in the OUS Territory regarding the Licensed Products.

ARTICLE VII

MANUFACTURE AND SUPPLY

7.1       Manufacturing Responsibilities.

7.1.1    Existing Manufacturing Arrangements.  Prior to the Effective Date, argenx appointed Lonza to undertake various CMC Development and Manufacturing activities in respect of the Lead Anti-CD70 Antibody pursuant to the Lonza Manufacturing Agreement and appointed Patheon to undertake the Manufacture of Licensed Product containing the Lead Anti-CD70 Antibody pursuant to the Patheon Manufacturing Agreement.  As soon as reasonably practicable following the Effective Date, argenx shall use Diligent Efforts to assign the Lonza Manufacturing Agreement (and any ancillary agreement(s)) and the Patheon Manufacturing Agreement (and any ancillary agreement(s)) to Janssen.

7.1.2    Initial CMC Plan.  As soon as reasonably practicable following the Effective Date, the JMC shall jointly prepare a plan for (a) undertaking the CMC Development activities related to the Lead Anti-CD70 Antibody and the Licensed Product containing the Lead Anti-CD70 Antibody, (b) the Manufacture of clinical supplies of the Lead Anti-CD70 Antibody and the Licensed Product containing the Lead Anti-CD70 Antibody, (c) CMC Development and Manufacturing for initial Commercialization of Licensed Product containing Lead Anti-CD70

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Antibody Manufactured by Lonza at its [...***...] facility, and (d) CMC Development and Manufacturing for Commercialization of Licensed Product containing Lead Anti-CD70 Antibody Manufactured at a Lonza facility and/or at a facility belonging to Janssen or its Affiliates.  An initial draft of such plan is set out in Exhibit F and this will form the basis of the more detailed plan (the “CMC Plan”).  The CMC Plan shall include a plan and timeline for technology transfer of CMC Development and Manufacturing activities for the Lead Anti-CD70 Antibody and the Licensed Product containing the Lead Anti-CD70 Antibody to Janssen.  The budget for all such technology transfer activities is included in the Development Budget.

7.1.3    JMC Governance.  As contemplated under Section 2.5, the JMC shall oversee CMC Development and the establishment of Manufacturing sources and Licensed Product supply chains pursuant to the CMC Plan, subject to the provisions of this Article VII.  Each Party shall use its Diligent Efforts to undertake and manage its responsibilities under the CMC Plan.  The JMC shall propose and prepare updates and amendments to the CMC Plan from time to time.  The JMC shall submit such updates and amendments to the JSC for review and approval.  If the JSC approves an update or amendment to the CMC Plan (including any corresponding update or amendment to the Development Budget, if needed), the CMC Plan (and the Development Budget) shall be deemed to be amended accordingly on the date of such approval.  No update or amendment to the CMC Plan shall become effective unless and until the JSC approves a corresponding update or amendment to the Development Budget, if needed.

7.1.4    Clinical Supplies.  Janssen shall be solely responsible for the Manufacture of clinical supplies of Licensed Compounds and Licensed Products for any Development activities conducted pursuant to this Agreement; provided that argenx shall be responsible for continuing to obtain clinical supplies from Lonza and Patheon and providing such supplies to Janssen until the applicable Manufacturing Agreement is assigned to Janssen pursuant to Section 7.1.1. The costs of clinical supplies of Licensed Products for activities conducted pursuant to the GDP shall be [...***...] as Development Costs.  The costs of clinical supplies of Licensed Products for Independent Studies conducted by argenx pursuant to Section 4.3.4 shall be met by [...***...].

(a)        If required, until the applicable Manufacturing Agreement is assigned to Janssen pursuant to Section 7.1.1, and upon the reasonable request of Janssen, the Parties shall enter into a clinical supply agreement and related quality agreement with respect to clinical supplies of Licensed Products containing the Lead Anti-CD70 Antibody or Lead Anti-CD70 Antibody to be provided by argenx to Janssen.

(b)       Following assignment of the applicable Manufacturing Agreement pursuant to Section 7.1.1, if requested by argenx in relation to any Independent Study to be carried out by argenx, the Parties shall enter into a clinical supply agreement and related quality agreement with respect to clinical supplies of Licensed Products to be provided by Janssen to argenx.  Such agreements shall include customary audit provisions for argenx.

Notwithstanding the foregoing, if the JMC deems there to be a clinical supply shortfall, then the needs of the GDP shall take priority over the needs of any planned Independent Study.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

7.1.5    Commercial Supplies.  Janssen shall have the sole right and authority to Manufacture (or to have Manufactured) commercial supplies of Licensed Compounds and Licensed Products.  The costs of commercial supplies of Licensed Compounds or Licensed Products for Commercialization in the U.S. shall be [...***...] as Allowable Expenses, and the costs of commercial supplies of Licensed Compounds or Licensed Products for Commercialization in the OUS Territory shall be borne by [...***...].

7.1.6    Conduct of Manufacturing Activities.  Each Party shall perform CMC Development and Manufacturing activities in accordance with the terms and conditions of this Agreement, and in compliance with applicable Law, including those related to GMP and the protection of the environment and occupational health and safety.  Neither Party nor any of their Affiliates shall Manufacture any Licensed Compounds or Licensed Products for any use or purpose other than the Development and Commercialization activities to be conducted by the Parties pursuant to this Agreement.

7.1.7    Manufacturing Site Audits.

(a)        Until each of the Lonza Manufacturing Agreement and Patheon Manufacturing Agreement have been assigned to Janssen in accordance with Section 7.1.1 of this Agreement, argenx shall use Diligent Efforts to enable Janssen to conduct an audit of the sites where such activities are conducted (subject to the terms of such agreements) and argenx shall facilitate the accommodation of such request with Lonza or Patheon as the case may be.  argenx may participate as an observer in any such audit upon reasonable request to Janssen.  Following the completion of any such audit, Janssen will notify argenx of the results thereof.  Janssen may request the remediation of deficiencies that are identified during such audit as not in compliance with GMP.  In the case of any critical observation relating to the Licensed Compounds or Licensed Products that argenx, Lonza or Patheon, as the case may be, cannot or do not remediate in a timely manner, the Parties shall present the audit findings to the JMC and discuss whether to requisition an alternative Subcontractor for such activities.

(b)       With effect from the date of assignment to Janssen of each of the Lonza Manufacturing Agreement and Patheon Manufacturing Agreement respectively in accordance with Section 7.1.1, Janssen shall provide argenx with reasonable notice of any audit of the sites where the CMC Development or Manufacturing activities are conducted by Lonza or Patheon as the case may be (subject to the terms of the relevant agreement) and argenx may request participation as an observer in any such audit, such request not to be unreasonably withheld by Janssen.  Following the completion of any such audit, Janssen will notify argenx of the results thereof.  argenx may request the remediation of deficiencies that are identified during such audit as not in compliance with GMP.  In the case of any critical observation relating to the Licensed Compounds or Licensed Products that Janssen or, as the case may be, Lonza or Patheon, cannot or do not remediate in a timely manner, the Parties shall present the audit findings to the JMC and discuss whether to requisition an alternative Subcontractor for such activities.

7.1.8    Manufacturing Subcontracting.  Each Party (or its Affiliate) may subcontract the performance of any of its CMC Development or Manufacturing activities with respect to the Licensed Compounds or Licensed Products in accordance with Section 4.2.4,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

provided that the applicable Subcontractor(s) satisfy any subcontractor criteria established by the JMC.

7.2       Subcontractor Manufacturing.  Until respectively each of the Manufacturing Agreements have been assigned to Janssen pursuant to Section 7.1.1, argenx shall update the provisions of such agreements as necessary (including for the avoidance of doubt, Schedule 2 of the Lonza Manufacturing Agreement and Part C of the Patheon Manufacturing Agreement) to provide for argenx’s responsibilities under the CMC Plan, and if relevant, argenx’s responsibilities set out in the Global Development Plan, subject to the following:

7.2.1    All costs incurred by argenx pursuant to each of the Manufacturing Agreements (including any updates) with respect to Licensed Compounds or Licensed Products after the Execution Date are Development Costs; and

7.2.2    Janssen acknowledges that argenx shall perform its obligations under this Agreement to develop the Manufacturing process, undertake any CMC Development activities and supply any Licensed Compound or Licensed Product through its Third Party Subcontractors, Lonza and Patheon, pursuant to the Lonza Manufacturing Agreement or Patheon Manufacturing Agreement, as applicable.  argenx shall use Diligent Efforts to ensure that each of Lonza and Patheon complies with the applicable agreement.  In the event that there is a claim against either Lonza or Patheon relating to the supply of any Licensed Compound or Licensed Product pursuant to the applicable agreement, then the Parties shall report the claim to the JMC in order to agree whether and how any claim should be made against such Subcontractor.

7.3       Transfer of Manufacturing.  Pursuant to Section 2.11 of the Lonza Manufacturing Agreement, argenx has the right to request that Lonza undertakes technology transfer to argenx or its appointed manufacturer.  On the request of Janssen or as required to comply with the CMC Plan, argenx shall make the written request as provided for in the Section 2.11 of the Lonza Manufacturing Agreement and shall use its Diligent Efforts to procure that Lonza complies with such request.  Janssen agrees that, to the extent that Janssen, its Affiliate or nominee receives the benefit of such technology transfer, it shall, and shall procure that its Affiliate or nominee shall, comply with the requirements set out in Section 2.11 of the Lonza Manufacturing Agreement relating to the Transferee (as such term is defined in the Lonza Manufacturing Agreement), including but not limited to the requirement to [...***...].  The costs of such technology transfer pursuant to Section 2.11 of the Lonza Manufacturing Agreement shall be shared by the Parties in accordance with the Development Budget.

7.4       Manufacturing IP License.  Janssen acknowledges that certain CMC-related and other intellectual property has been licensed to argenx pursuant to the Manufacturing License Agreement.  Pursuant to the Manufacturing License Agreement, argenx is entitled to grant sub-licenses of and to transfer the Transfected Potelligent® CHOK1SV Cells (as defined in the Manufacturing License Agreement) to a Strategic Partner (as defined in the Manufacturing License Agreement), subject to certain obligations.  Janssen acknowledges that the sublicense to Janssen of the rights that are granted to argenx in the Manufacturing License Agreement is expressly subject to and subordinate to the terms of the Manufacturing License Agreement, and Janssen hereby covenants that it shall:

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

[...***...].

ARTICLE VIII

FINANCIAL PROVISIONS

8.1       Upfront Payment.  In partial consideration for the licenses granted by argenx to Janssen in accordance with Section 3.1 of this Agreement, Janssen shall make a non-refundable, non-creditable payment of three hundred million U.S. dollars US$300,000,000 to argenx within [...***...] after the Effective Date.

8.2       Development and Approval Milestone Payments.

8.2.1    Milestone Payments and Events.  In partial consideration for the licenses granted by argenx to Janssen in accordance with Section 3.1 of this Agreement, Janssen shall make the non-refundable, non-creditable payments (each, a “Milestone Payment”) to argenx set forth in the table below not later than [...***...] after argenx delivers an invoice to Janssen upon the first occurrence of the corresponding milestone event set forth below (each, a “Milestone Event”).  Janssen shall provide notice to argenx within [...***...] after occurrence of any of the Milestone Events (provided that if argenx is the sponsor of the Ongoing Phase 1/2 Clinical Study as of the achievement of the first Milestone Event, then argenx shall provide notice to Janssen within [...***...] after occurrence of such first Milestone Event):

	Milestone Event	Milestone Payment
Development Milestones
1.	[...***...]	[...***...]
2.	[...***...]	[...***...]
3.	[...***...]	[...***...]
4.	[...***...]	[...***...]
5.	[...***...]	[...***...]
6.	[...***...]	[...***...]
7.	[...***...]	[...***...]
8.	[...***...]	[...***...]
Regulatory Filing Milestones
9.	[...***...]	[...***...]
10.	[...***...]	[...***...]
11.	[...***...]	[...***...]
12.	[...***...]	[...***...]
13.	[...***...]	[...***...]
14.	[...***...]	[...***...]
15.	[...***...]	[...***...]
16.	[...***...]	[...***...]
17.	[...***...]	[...***...]
18.	[...***...]	[...***...]
19.	[...***...]	[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

	Milestone Event	Milestone Payment
20.	[...***...]	[...***...]
21.	[...***...]	[...***...]
22.	[...***...]	[...***...]
23.	[...***...]	[...***...]
24.	[...***...]	[...***...]
25.	[...***...]	[...***...]
26.	[...***...]	[...***...]
27.	[...***...]	[...***...]
28.	[...***...]	[...***...]
29.	[...***...]	[...***...]
Commercialization Approval Milestones
30.	[...***...]	[...***...]
31.	[...***...]	[...***...]
32.	[...***...]	[...***...]
33.	[...***...]	[...***...]
34.	[...***...]	[...***...]
35.	[...***...]	[...***...]
36.	[...***...]	[...***...]
37.	[...***...]	[...***...]
38.	[...***...]	[...***...]
39.	[...***...]	[...***...]
40.	[...***...]	[...***...]
41.	[...***...]	[...***...]
42.	[...***...]	[...***...]
43.	[...***...]	[...***...]
44.	[...***...]	[...***...]
45.	[...***...]	[...***...]
46.	[...***...]	[...***...]
47.	[...***...]	[...***...]
48.	[...***...]	[...***...]
49.	[...***...]	[...***...]
50.	[...***...]	[...***...]

8.2.2    Definitions.  For purposes of Section 8.2.1:

[...***...].

8.2.3    Rules Regarding Payment of Milestones.

(a)        Each Milestone Payment shall be payable only once upon the first occurrence of the relevant Milestone Event by the first Licensed Product, even if the Milestone Event occurs with respect to more than one Licensed Product or multiple times with respect to the same Licensed Product.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)       For purposes of Milestone Event 1, [...***...].

(c)        With respect to Milestone Events 9-29, such Milestone Events shall occur upon [...***...].

(d)       With respect to Milestone Events 30-50, such Milestone Event shall not be deemed to occur unless [...***...].

(e)        For purposes of Milestone Event 33, [...***...].

(f)        No Milestone Events shall be deemed to occur, and no Milestone Payments shall become due, if the applicable Milestone Event is achieved with respect to an Independent Study, or based upon efficacy data from an Independent Study.

(g)        For the avoidance of doubt: [...***...].

8.3       Sales Milestone Payments.  In partial consideration for the licenses granted by argenx to Janssen in accordance with Section 3.1 of this Agreement:

8.3.1    Janssen shall notify argenx in the applicable royalty report delivered pursuant to Section 8.6.4 the first time the aggregate Net Sales of Licensed Products in any Calendar Year by Janssen, its Affiliates and its sublicensees in the OUS Territory exceed the amounts set forth in the following table (each, a “Sales Milestone Event”); provided,  however, that Net Sales of a particular Licensed Product in a particular country occurring after expiration of the Royalty Term for such Licensed Product in such country shall be disregarded in the calculation of Net Sales for purposes of this Section 8.3; and

8.3.2    Janssen shall pay to argenx the applicable milestone payments set forth in the table below (each, a “Sales Milestone Payment”) within [...***...] after receipt of an invoice from argenx with respect to achievement of each Sales Milestone Event.  Each Sales Milestone Payment shall be non-refundable and non-creditable.

Sales Milestone Event	Sales Milestone Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

Each Sales Milestone Payment shall be payable only once upon the first occurrence of the relevant Sales Milestone Event, even if the Sales Milestone Event occurs multiple times.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

8.4       Shared Development Costs.

8.4.1    Cost Sharing.  Development Costs incurred during the Term by the Parties and their Affiliates shall be borne [...***...] by Janssen and [...***...] by argenx.  Development Costs will not be included in Allowable Expenses for purposes of calculating U.S. Collaboration Results, and any amounts included in Allowable Expenses will not be included in Development Costs.

8.4.2    Cost Reports.

(a)        Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 8.4.3.  Each Party shall calculate and maintain records of Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC in coordination with the JDC.

(b)       The procedures for quarterly reporting of actual results, quarterly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Development Costs will be determined by the JFC (the “Development Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

(c)        The Development Reconciliation Procedures shall provide that, within [...***...] after the end of each Calendar Quarter, each Party shall submit to the JFC and the JDC a report, in a format established by the JFC, of all Development Costs incurred by such Party and its Affiliates during such Calendar Quarter (each, a “Cost Report”).  Within [...***...] following the receipt of each Cost Report, each Party shall have the right to request reasonable additional information (as determined by the JFC) related to the other Party’s and its Affiliates’ Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the approved Development Budget.

(d)       The JFC shall establish reasonable procedures for the Parties to share estimated Development Costs for each Calendar Quarter before the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of Development Costs for financial reporting purposes.

8.4.3    Reimbursement of Shared Development Costs.

(a)        The Party (with its Affiliates) that incurs more than its share of the total actual Development Costs with respect to a Calendar Quarter shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Development Costs in such Calendar Quarter pursuant to Section 8.4.1.  Notwithstanding the foregoing, on a Calendar Year-to-date basis, the Parties shall not share any Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the Development Budget, except as follows:

(i)         Development Costs in excess of the Development Budget shall be included in the calculation of Development Costs to be shared by the Parties to the extent such excess Development Costs do not exceed [...***...] of the total

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Development Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the applicable Development Budget for such Calendar Year; and

(ii)       the Parties shall share any and all Development Costs in excess of the Development Budget, as applicable, to the extent attributable to: (A) a change in applicable Law; (B) a Force Majeure Event; (C) a variation in actual patient enrollment from projected patient enrollment; (D) a change to a clinical trial protocol required or requested by any Governmental Authority; or (E) increases in the cost of raw materials.

(b)       If any excess Development Costs are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to Section 8.4.3(a), such excess Development Costs shall be carried forward to the subsequent Calendar Quarters (provided that such Calendar Quarters fall within the same Calendar Year) and, to the extent the total Development Costs incurred by such Party and its Affiliates for the Calendar Year-to-date as of the end of such subsequent Calendar Quarter are less than [...***...] of the aggregate Development Costs allocated to such Party under the Development Budget for such Calendar Year-to-date period, such carried forward amounts shall be included in Development Costs to be shared by the Parties for such Calendar Year-to-date-period (i.e., so that the total Development Costs incurred by such Party and its Affiliates that are shared pursuant to this Section 8.4 during any Calendar Year do not exceed [...***...] of the Development Costs allocated to such Party under the Development Budget for such Calendar Year, unless otherwise approved by the JSC).

(c)        The Development Reconciliation Procedures shall require the JFC to develop a written report setting out the calculation of any net amount owed by argenx to Janssen or by Janssen to argenx, as the case may be, as necessary to accomplish the sharing of Development Costs set forth in Section 8.4.1 and this Section 8.4.3, and to prepare such report promptly following delivery of the Cost Reports and in a reasonable time (to be defined in the Development Reconciliation Procedures) in advance of payment.

(d)       The net amount payable to accomplish the sharing of Development Costs as provided under this Agreement shall be paid by Janssen or argenx, as the case may be, within [...***...] after the end of the applicable Calendar Quarter.

(e)        In establishing the Development Reconciliation Procedures, the Finance Working Group shall work to coordinate and harmonize the Development Reconciliation Procedures with the U.S. Reconciliation Procedures to permit for reconciliation, and associated payments, with respect to Development Costs and U.S. Collaboration Results within [...***...] after the end of the applicable Calendar Quarter.

8.5       U.S. Territory Royalties.

8.5.1    U.S. Royalties.  In partial consideration for the licenses granted by argenx to Janssen in accordance with Section 3.1 of this Agreement, Janssen shall pay to argenx royalties in an amount that will divide the U.S. Collaboration Results 50-50 between Janssen and argenx.  The U.S. Collaboration Results shall be calculated as set forth in the Financial Exhibit,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

and, without limiting the generality of the foregoing, the Allowable Expenses in such calculation shall be subject to the limitations set forth in section (1) of the Financial Exhibit.  The reconciliation process shall occur on a quarterly basis in accordance with Section 8.5.2(b).

8.5.2    Quarterly Reconciliation and Payments.

(a)        Procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters, to the extent not set forth in the Financial Exhibit, will be established by the JFC (the “U.S. Reconciliation Procedures”).  Such procedures will take into account the ability of each Party to comply with its own financial reporting requirements.

(b)       The U.S. Reconciliation Procedures shall provide that within [...***...] after the end of each Calendar Quarter, each Party shall submit to the JFC a report, in such reasonable detail and format as is established by the JFC, of all Net Sales and Allowable Expenses and other amounts necessary to calculate U.S. Collaboration Results, the royalty due by Janssen to argenx in accordance with Section 8.5.1, the amount of Allowable Expenses to be invoiced by argenx to any of its Affiliates in accordance with Section 8.5.2(d) and any royalty rebate due by argenx to Janssen in accordance with Section 8.5.2(d).  Within [...***...] following the receipt of such report, each Party shall have the right to request reasonable additional information (as determined by the JFC) necessary to permit calculation and reconciliation of the U.S. Collaboration Results for the applicable Calendar Quarter, and to confirm that Allowable Expenses are in conformance with the approved U.S. Commercialization Budget.

(c)        The U.S. Reconciliation Procedures shall provide for the JFC to develop a written report setting forth the calculation of U.S. Collaboration Results for the applicable Calendar Quarter, royalties owed by Janssen to argenx, Allowable Expenses to be invoiced by argenx or by any of its Affiliates, and the calculation of any negative U.S. Collaboration Results, and to prepare such report promptly following delivery of the reports from the Parties as described above in this Section and in a reasonable time (to be defined in the U.S. Reconciliation Procedures) in advance of applicable payments in accordance with Sections 8.5.1 and 8.5.2 for the applicable Calendar Quarter.

(d)       In the event of negative U.S. Collaboration Results for a particular Calendar Quarter, argenx shall pay to Janssen a royalty rebate in an amount that will divide the negative U.S. Collaboration Results 50-50 resulting from the Net Sales, Other Income and the Allowable Expenses (all as defined in the Financial Exhibit) between Janssen and argenx.  This reconciliation process shall occur on a quarterly basis in accordance with Section 8.5.2(b) and the Financial Exhibit. Any Allowable Expenses, as defined in the Financial Exhibit, incurred by argenx or any of its Affiliates, shall be invoiced by argenx or any of its Affiliates, depending on the case, to Janssen or its designated Affiliate for an amount equal to the aggregate of the amount of the Allowable Expenses and a profit margin. The profit margin will be determined by argenx or any of its Affiliates, depending on the case, at its discretion in accordance with its transfer pricing policy. Any such amount charged by argenx or any of its Affiliates shall be deducted from the royalty to be paid by Janssen or its designated Affiliate to argenx in accordance with Section 8.5.1 or shall be added to the royalty rebate to be paid by argenx to Janssen in accordance with this Section. Any such amount charged by argenx or any of its Affiliates,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

excluding the profit margin, will remain to be considered an Allowable Expense for determining the U.S. Collaboration Results.

(e)        Payments in accordance with Sections 8.5.1 and 8.5.2 shall be paid by the relevant Party within [...***...] after the end of each Calendar Quarter.

8.6       OUS Territory Royalties.

8.6.1    Royalty Rates.  In partial consideration of the licenses granted by argenx to Janssen in accordance with Section 3.1 of this Agreement, Janssen shall pay to argenx royalties on the aggregate Net Sales of Licensed Products by Janssen, its Affiliates and sublicensees in the OUS Territory during each Calendar Year at the rates set forth in the table below.  For clarity, Net Sales of all Licensed Products that contain a given Licensed Compound shall be aggregated for purposes of calculation of royalties pursuant to this Section 8.6; provided, however, that Net Sales of a particular Licensed Product in a particular country occurring after expiration of the Royalty Term for such Licensed Product in such country shall be disregarded in the calculation of royalties pursuant to this Section 8.6.

Annual Aggregate Net Sales of Licensed Products in the OUS Territory	Royalty Rate
For that portion of annual Net Sales of Licensed Products in the OUS Territory in such Calendar Year less than [...***...]	[...***...]%
For that portion of annual Net Sales of Licensed Products in the OUS Territory in such Calendar Year greater than or equal to [...***...] and less than [...***...]	[...***...]%
For that portion of annual Net Sales of Licensed Products in the OUS Territory in such Calendar Year greater than or equal to [...***...] and less than [...***...]	[...***...]%
For that portion of annual Net Sales of Licensed Products in the OUS Territory in such Calendar Year greater than or equal to [...***...] and less than [...***...]	[...***...]%
For that portion of annual Net Sales of Licensed Products in the OUS Territory in such Calendar Year greater than or equal to [...***...]	[...***...]%

By way of example, if annual Net Sales of Licensed Products in the OUS Territory during such Calendar Year were [...***...], the royalties due with respect to such Licensed Product would equal the sum of [...***...].

8.6.2    Royalty Reductions.

(a)        Subject to Section 8.6.2(c), in the event that Janssen (or its Affiliate or Sublicensee, as applicable) is required to obtain one or more licenses under issued

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

patents of any Third Party (other than a Sublicensee) reasonably necessary for the manufacture, use or sale of a Licensed Product in a country in the OUS Territory (each, a “OUS Third Party License”), Janssen shall have the right to deduct [...***...] of the royalties actually paid to such Third Party(ies) under such OUS Third Party License(s) by Janssen (or by such Affiliate or Sublicensee, as applicable) with respect to sales of such Licensed Product in such country in the OUS Territory in a Calendar Quarter from the royalty payments payable by Janssen to argenx with respect to Net Sales of such Licensed Product in such country in such Calendar Quarter; provided,  however, that [...***...].

(b)       Subject to Section 8.6.2(c), on a country-by-country and Licensed Product-by-Licensed Product basis, the royalties due to argenx pursuant to Section 8.6.1 shall be reduced during the Royalty Term for a Licensed Product in a country to [...***...] of the amount otherwise payable from and after the later of (i) the date that there is no Valid Claim of (i) an argenx Patent Right or Joint Collaboration Patent Right in such country that Covers the composition of matter or any method of use of such Licensed Product or (ii) a Specified Manufacturing Patent Right in such country that Covers any method of manufacture of such Licensed Productor (ii) if any Regulatory Exclusivity is granted with respect to such Licensed Product in such country, the date on which all such Regulatory Exclusivity expires.

(c)        Notwithstanding the foregoing, in no event shall the total deductions under Sections 8.6.2(a) and 8.6.2(b) reduce the royalties payable to argenx under Section 8.6.1 with respect to a given Licensed Product in a given country in any Calendar Quarter by more than [...***...] of the amount that would otherwise be payable if such deductions were not made; provided,  however, that to the extent [...***...].

8.6.3    Royalty Term Expiration.  Upon the expiration of the Royalty Term with respect to a Licensed Product in a country in the OUS Territory, argenx hereby grants to Janssen a perpetual, irrevocable, non-exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the argenx Intellectual Property to use, Develop, have Developed, make, have made, Manufacture, sell, offer for sale, have sold, import, Commercialize and otherwise Exploit such Licensed Product in the Field in such country.  For clarity, after the Royalty Term expires with respect to a Licensed Product in a country, the calculation of annual Net Sales of such Licensed Product in the OUS Territory shall exclude sales of such Licensed Product in such country.

8.6.4    Royalty Reports and Payments.  Commencing with the First Commercial Sale of a Licensed Product by Janssen or its Affiliates or sublicensees in the OUS Territory, Janssen shall (a) within [...***...] after the end of each Calendar Quarter, deliver a preliminary written report to argenx stating, by Licensed Product, the estimated aggregate Net Sales in U.S. Dollars of Licensed Products sold in the OUS Territory during such Calendar Quarter by Janssen and its Affiliates and sublicensees, and (b) within [...***...] after the end of each Calendar Quarter, deliver a final written report to argenx stating, by Licensed Product and by region (which regions shall be [...***...]), the aggregate Net Sales in U.S. Dollars of Licensed Products sold in the OUS Territory during such Calendar Quarter by Janssen and its Affiliates and sublicensees.  The final report shall also show (x) the calculation of the royalty payments due to argenx on such Net Sales (including aggregate gross amounts invoiced for such Licensed Product in such region during the reporting period), (y) the amount of taxes, if any, withheld to

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

comply with applicable Laws, and (z) the exchange rates used in calculating the payments due argenx.  Simultaneously with the delivery of each such final report, Janssen shall pay to argenx the total royalties, if any, due to argenx for the period of such report.  If no royalties or Sales Milestone Payments are due, Janssen shall so report.  All preliminary and final reports delivered by Janssen under this Section shall be Confidential Information of Janssen, save that, to the extent argenx is obliged to share information contained in such preliminary and final reports with any counterparty to a Royalty-Bearing Agreement, it may disclose such reports to such counterparty, subject to the applicable confidentiality provisions of such Royalty-Bearing Agreement.

8.6.5    Royalty Conditions.  All royalties due to argenx pursuant to Section 8.6.1 are subject to the following conditions:  (a) only one royalty shall be due with respect to the same unit of Licensed Product; (b) no royalties shall be due upon the sale or other transfer among Janssen or its Affiliates, but in such cases the royalty shall be due and calculated upon Janssen’s or its Affiliate’s Net Sales to the first independent Third Party, and Distributors of Janssen selling Licensed Product will not, for this purpose, be deemed to be sublicensees of Janssen and shall instead be considered as independent Third Parties; and (c) no royalties shall be due upon free samples, donations, patient assistance, test marketing programs or other similar programs or studies.

8.7       Third Party Patent Rights.

8.7.1    If, during the Term, a Party determines, in its reasonable judgment, that it is necessary to obtain rights under any Patent Rights Controlled by a Third Party in order to Exploit a Licensed Compound or Licensed Product in accordance with this Agreement, such Party shall promptly notify the other Party.  The Parties shall then discuss whether to obtain rights under such Patent Rights.  Upon request of either Party, the Parties shall seek the advice of mutually agreed joint patent counsel and reasonably take into account such counsel’s opinion.  In the event that the Parties do not agree, then Janssen shall have final decision-making authority.

8.7.2    If the Parties determine, or the Parties do not agree and Janssen determines, that it is necessary to obtain a license under any Patent Rights Controlled by a Third Party to Exploit a Licensed Compound or Licensed Product in accordance with this Agreement, Janssen shall have the right to enter into a license agreement with the applicable Third Party to obtain a license under such Patent Rights from the relevant Third Party to Exploit a Licensed Compound or Licensed Product (a “New Third Party License”), which New Third Party License shall be sublicensable to argenx to the extent necessary to grant argenx the licenses set forth in Section 3.2 or Section 13.6.2.

8.7.3    Milestone payments and royalties actually paid under a New Third Party License shall be borne as follows:

(a)        such milestone payments and royalties shall be included as Development Costs, to the extent such payments are specifically attributable and allocable to Development of Licensed Compounds and Licensed Products pursuant to the GDP;

(b)       such milestone payments and royalties shall be included as Allowable Expenses, to the extent specifically attributable and allocable to Commercialization of Licensed Compounds and Licensed Products in the U.S.; and

(c)        such milestone payments and royalties shall be borne solely by Janssen (and not included as Development Costs or Allowable Expenses), to the extent specifically attributable and allocable to Commercialization of Licensed Compounds and Licensed Products in the OUS Territory, subject to Section 8.6.2(a).

Except as expressly set forth above in this Section 8.7.3, any and all payments to any Third Party with respect to the license or acquisition by Janssen or any of its Affiliates of Patent Rights or other intellectual property of any Third Party shall be borne solely by Janssen and not included as Development Costs or Allowable Expenses.

8.8       Existing Third Party Agreement Payments.  Payments under the Existing Third Party Agreements incurred after the Execution Date (a) that are attributable and allocable to Commercialization of Licensed Compounds and Licensed Products in the OUS Territory undertaken in accordance with this Agreement shall be the sole responsibility of argenx and shall not be included as Development Costs or Allowable Expenses, (b) that are attributable and allocable to Development of Licensed Compounds and Licensed Products undertaken under the GDP in accordance with this Agreement shall be included as Development Costs and (c) that are attributable and allocable to Commercialization of Licensed Compounds and Licensed Products in the U.S. undertaken in accordance with this Agreement shall be included as Allowable Expenses except that, if in order to implement the CMC Plan, argenx is required to pay any royalties under the Lonza Manufacturing Agreement that exceed the royalties payable by argenx under the Lonza Manufacturing Agreement as of the Execution Date, such additional royalties shall be [...***...].  The JFC shall determine the manner in which Janssen will reimburse argenx for its [...***...] share of such additional royalties.

8.9       Audits.

8.9.1    Each Party shall keep, and cause its Affiliates and sublicensees to keep, complete and accurate records of the items underlying Development Costs, Allowable Expenses, Other Income, Net Sales, and the other elements required to prepare the reports or calculate payments required by Sections 8.4, 8.5 and 8.6 and the U.S. Reconciliation Procedures, and any other payments under this Agreement.  Such records must be retained for a period of [...***...] following the relevant reporting period.  Each Party will have the right at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party and its Affiliates in the location(s) where such records are maintained by the other Party or its Affiliates upon [...***...] prior written notice and during normal business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 8.4, 8.5 and 8.6, and any other payments due under this Agreement, within the prior [...***...] period.  Audits may not be conducted by a Party under this Section more than [...***...], and an audit of the records relating to a particular Calendar Year may be conducted not more than once.  To the extent that any Royalty-Bearing Agreement obligates argenx to maintain records for a longer period, or provides any Royalty-Bearing Agreement counterparty with the right to conduct audits for a

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

longer period after the Term or with respect to records extending further in the past, than set forth in this Section 8.9.1, then the terms of such Royalty-Bearing Agreement shall take precedence over the terms of this Section 8.9.1, provided that any records of Janssen that are subject to audit pursuant to any Royalty-Bearing Agreement shall be subject to the applicable confidentiality provisions of such Royalty-Bearing Agreement.

8.9.2    The report of the independent certified public accountant shall be shared with the audited Party before distribution to the auditing Party so that the audited Party can provide the independent public accountant with justifying remarks for inclusion in the report before sharing the conclusions of such independent public audit with the auditing Party.  The final audit report will be shared with the auditing and audited Party at the same time and shall specify whether the amounts paid to the auditing Party during the audited period were correct or, if incorrect, the amount of any underpayment or overpayment. The audit report shall only contain the information relevant to support the statement as to whether the amounts due under this Agreement were calculated and paid accurately and shall not include any confidential (or additional information that is ordinarily not included in the reports to the auditing Party) disclosed to the auditor during the course of the audit.  Where argenx is the auditing Party, argenx may disclose such conclusions of the independent public audit to all Royalty-Bearing Agreement counterparties, to the extent required under the relevant Royalty-Bearing Agreement, provided that such conclusions shall be subject to the applicable confidentiality provisions of such Royalty-Bearing Agreement.

8.9.3    If the review of such records reveals that the other Party has failed to accurately report information pursuant to Section 8.4, 8.5 or 8.6, or make any payment (or portion thereof) required under this Agreement, then the other Party shall pay, within [...***...] after receipt of the final audit report by the audited Party, to the auditing Party any underpaid amounts due under Section 8.4, 8.5 or 8.6, or otherwise due under this Agreement, together with interest calculated in the manner provided in Section 8.12.  If any such discrepancies are an underpayment of amounts due under this Agreement greater than [...***...] of the amounts actually due for any Calendar Year, the other Party shall pay all reasonable costs incurred in conducting such review.  If any such discrepancies are an overpayment of amounts due under this Agreement greater than [...***...] of the amounts actually due for any Calendar Year, the other Party shall pay all reasonable costs incurred in conducting such review.  If the audited Party disagrees with the findings of the audit report, the Parties will first seek to resolve the matter between themselves, and in the event they fail to reach agreement, the dispute resolution provisions set forth in Article XV shall apply.

8.10     Tax Matters.

8.10.1  Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment.

8.10.2  Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Party making the payment (the “Payor”) on behalf of the Party receiving the payment (the “Payee”) to the appropriate Governmental Authority, and Payor will furnish Payee with proof of payment of such Tax.  Any such Tax, to the extent

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

withheld and paid to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Payee.  Any such Tax required to be withheld will be an expense of and borne by Payee.

8.10.3  The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.  If the withholding tax rate is reduced according to the provisions of an applicable double tax treaty or regulations applicable thereto, no deduction or withholding shall be made (or a reduced amount shall be deducted or withheld), in each case as applicable, only if the Payor is timely furnished with necessary documents or certification by the Payee issued by the tax authority certifying that the payment is exempt from tax or subject to a reduced tax rate or the Payee otherwise satisfies the requirements to obtain the treaty benefit in question.

8.10.4  If Payor had a duty to withhold Taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such Taxes were assessed against and paid by Payor, then Payee will indemnify and hold harmless Payor from and against such Taxes, except to the extent such Taxes resulted from Payor’s negligent failure to withhold; provided, however, that Payor shall only be responsible for such Taxes to the extent such Taxes do not exceed the amount of Tax that Payor would have withheld if it had received from Payee the documentation necessary to secure any available reduction in the rate of applicable Taxes.  If Payor makes a claim under this Section 8.10.4, it will comply with the obligations imposed by Section 8.10.1 as if Payor had withheld Taxes from a payment to Payee.

8.10.5  [...***...].  All Tax Returns reflecting any such amounts shall be filed in a manner consistent with the foregoing.

8.10.6  “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, withholdings, assessments or fees imposed in the nature of a tax (including penalties and additions to tax and interest thereon).  “Tax Return” shall mean any return, report, declaration or similar document filed or required to be filed with any Governmental Authority relating to Taxes.

8.11     Currency Exchange.

8.11.1  Currency of Payments.  All payments under this Agreement shall be paid in U.S. Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

8.11.2  Currency Conversion.  If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are received or paid initially reported in a currency other than U.S. Dollars, then such amounts shall be converted to their U.S. Dollar equivalent as follows:

(a)        Janssen will notify argenx in writing of Johnson & Johnson’s Currency Hedge Rate for a given Calendar Year in advance of such Calendar Year, within [...***...] after the Currency Hedge Rate(s) are available [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)       Then: (i) the Currency Hedge Rate(s) as provided in the notice to argenx will remain constant throughout the applicable Calendar Year; and (ii) Janssen shall use such Currency Hedge Rate(s) to convert non-U.S. Dollar amounts to U.S. Dollars for the purpose of calculating U.S. Collaboration Results or royalties and the achievement of Sales Milestone Events for, and Development Costs incurred during, each Calendar Quarter in the applicable Calendar Year.

8.12     Late Payments.  If either Janssen or argenx shall fail to make a timely payment pursuant to Section 8.2, 8.3, 8.4, 8.5, 8.6 or any other provision of this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest at a rate per annum equal to [...***...] or a comparable reference interbank rate per currency or the maximum rate allowable by applicable Law, whichever is lower.

ARTICLE IX

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

As applicable to any argenx Patent Rights that are licensed to argenx pursuant to any Existing Third Party Agreement, the provisions of this Article IX shall be subject to the terms and conditions of such Existing Third Party Agreement.

9.1       Reporting of Collaboration Inventions; Ownership and Disclosure.

9.1.1    Reporting.  Each Party shall designate a patent attorney or agent as its contact to coordinate with the other Party the filing, prosecution and maintenance of Patent Rights as provided in this Article IX (the “Patent Representative”).  Each Party shall promptly report to the other Party’s Patent Representative any material Collaboration Invention.

9.1.2    Ownership.  Each Party shall solely own any Collaboration Know-How that is an invention (a “Collaboration Invention”) that is invented solely by an employee, agent or consultant of such Party or any of its Affiliates (a “Sole Collaboration Invention”), and any Patent Rights Covering its Sole Collaboration Inventions.  The Parties shall jointly own any Collaboration Invention for which the inventors include at least one employee, agent or consultant of argenx or any of its Affiliates and at least one employee, agent or consultant of Janssen or any of its Affiliates (a “Joint Collaboration Invention”), and any Patent Rights Covering a Joint Collaboration Invention (the “Joint Collaboration Patent Rights”).  Inventorship shall be determined in accordance with U.S. patent laws. Any dispute regarding inventorship shall be subject to the dispute resolution procedure set out in Section 14.

9.1.3    Assignment.  Each Party hereby assigns, and shall cause its Affiliates and their respective employees, agents and consultants to assign, to the other Party, an undivided one-half (1/2) ownership interest in and to the Joint Collaboration Inventions to effectuate the ownership set forth in Section 9.1.1.

9.1.4    Disclosure.  Each Party shall promptly disclose to the other Party each Collaboration Invention invented by an employee, agent or consultant of such Party or any of its Affiliates.  With respect to any Collaboration Invention disclosed by argenx, argenx shall promptly disclose to Janssen any invention disclosures, or other similar documents, submitted to

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

it by its employees, agents or consultants describing such Collaboration Invention, and all Know-How relating to such Collaboration Invention to the extent necessary for the preparation, filing and maintenance of Patent Rights Covering such Collaboration Invention pursuant to Section 9.2. With respect to any Collaboration Invention disclosed by Janssen, Janssen shall promptly disclose to argenx any invention disclosures, or other similar documents, submitted to it by its employees, agents or consultants describing such Collaboration Invention, and all Know-How relating to such Collaboration Invention to the extent necessary for the preparation, filing and maintenance of Patent Rights Covering such Collaboration Invention pursuant to Section 9.2.  Any invention disclosure, or other similar document, relating to any Collaboration Invention disclosed by one Party to the other Party pursuant to this Section 9.1.4 shall be the Confidential Information of the Party providing such information, except that any invention disclosure or other similar document relating to any Joint Collaboration Invention shall be the joint Confidential Information of both Parties.

9.1.5    Right to Practice Joint Collaboration Intellectual Property.  Except to the extent either Party is restricted by the express terms of this Agreement, with respect to Joint Collaboration Intellectual Property, each Party shall have the right to practice and exploit such Joint Collaboration Intellectual Property with full rights to license its interest therein in the Territory and without the duty of accounting to or any duty to seek consent from the other Party, and upon the reasonable request of either Party, the other Party shall execute documents that evidence and confirm the requesting Party’s right to engage in such activities.  Each Party shall promptly notify the other Party following the grant by it of any license under the Joint Collaboration Intellectual Property to any Affiliate or Third Party.

9.1.6    Inventor Remuneration.  Each Party shall be solely responsible for providing to its workers and agents, all wages, compensations, awards, remunerations and benefits that are required under Law (in any and all relevant jurisdictions), including all inventor award and remuneration. Other than the compensation specifically and expressly stated in this Agreement, neither Party and its workers and agents will receive from the other Party or its Affiliates any further payment related to employee or agents regarding the other Party's rights and the exercise thereof in intellectual property arising from this Agreement regardless of what action the concerned Party elects to take regarding such intellectual property, including the filing of patent applications, granting of patents, and commercialization of patented inventions.

9.2       Prosecution and Maintenance of Patent Rights.

9.2.1    Each Party shall use reasonable efforts to handle all communications between the Parties under this Section 9.2 through their Patent Representatives and keep such communications in strict confidence to protect their attorney-client privileged status.

9.2.2    argenx shall have the first right to prepare, file, prosecute and maintain the argenx Patent Rights that are Sole Collaboration Inventions on a worldwide basis, using outside counsel selected by argenx and acceptable to Janssen.  argenx shall provide Janssen with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain argenx Patent Rights, including by providing Janssen with a copy of material communications from any patent authority regarding any argenx Patent Right, and by providing drafts of any material filings or responses to be made in advance of submitting such filings or responses.  argenx shall consider Janssen’s comments regarding such communications and drafts in good faith.  If argenx determines, in its sole discretion, to abandon or not maintain any argenx Patent Right in any country, then argenx shall provide Janssen with written notice of such determination within a period of time sufficiently in advance to enable Janssen to determine whether it will assume responsibility for such argenx Patent Right (which notice shall be given no later than [...***...] prior to any final deadline for any pending action or response that may be due with respect to such argenx Patent Right with the applicable patent authority).  If Janssen provides written notice to argenx that it will assume responsibility for such argenx Patent Right, argenx shall transfer such responsibility to Janssen and shall execute any documents necessary to complete such transfer.  Upon completion of such transfer, Janssen shall have the right to prepare, file, prosecute and maintain such Patent Right at its sole expense (which shall not be shared by the Parties as Allowable Expenses) and such Patent Right shall no longer be included in the argenx Patent Rights.

9.2.3    Janssen shall have the sole right and authority to prepare, file, prosecute and maintain the Janssen Patent Rights that Cover Sole Collaboration Inventions and the Joint Collaboration Patent Rights on a worldwide basis.  Janssen shall keep argenx reasonably informed regarding the filing, prosecution and maintenance of such Janssen Patent Rights and the Joint Collaboration Patent Rights.

9.2.4    The Out-of-Pocket Costs incurred by argenx or Janssen or their Affiliates in preparing, filing, prosecuting and maintaining the argenx Patent Rights, the Janssen Patent Rights or Joint Collaboration Patent Rights shall be borne by the Party incurring such expense.

9.2.5    Each Party shall provide the other Party with all reasonable assistance and cooperation in preparing, filing, prosecuting and maintaining Patent Rights pursuant to this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments, as well as further actions as set forth below.  Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s efforts to prepare, file, prosecute and maintain Patent Rights pursuant to this Section 9.2.

9.2.6    All communications between the Parties relating to the preparation, filing, prosecution or maintenance of Patent Rights pursuant to this Section 9.2, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information of the Party Controlling the relevant Patent and subject to the confidentiality provisions of Article X.

9.2.7    Each Party shall take all reasonable actions requested by the other Party responsible for preparing, filing, prosecuting or maintaining Patent Rights pursuant to this Section 9.2 to perfect or separately document the other Party’s ownership interest rights in such Patent Right as provided for in this Agreement, including by causing its and its applicable Affiliates’ employees, agents and consultants to execute appropriate assignment documents.  The requesting Party shall not be required to pay any remuneration to the other Party or its Affiliates, or any of their employees, agents or consultants, for the execution of any assignments or other papers pursuant to this Section.  Each Party shall be solely responsible for any compensation due

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

to its and its Affiliates’ employees, agents and consultants for (i) the assignment of their respective rights to any Collaboration Inventions and associated Patent Rights pursuant to this Agreement or (ii) the Exploitation of any such Collaboration Inventions or associated Patent Rights by any Party or its Affiliates pursuant to this Agreement, including any required by operation of applicable Law.

9.3       Patent Term Extensions. The JSC shall discuss and agree the strategy for applying for the extension of the term of any argenx Patent Right, Joint Collaboration Patent Right or Janssen Patent Right, such as under the Hatch-Waxman Act, the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country.  If the JSC is unable to agree on such strategy, the matter shall be referred for resolution by the Executive Officers in accordance with Section 15.2.  If the Executive Officers are unable to resolve the matter, Janssen shall have the final decision making authority regarding such strategy.  Janssen shall apply for and use its reasonable efforts to obtain such an extension, and argenx hereby grants permission to Janssen to do so (and argenx agrees to cooperate with Janssen or its sublicensee, as applicable, in the exercise of such authorization and shall execute such documents and take such additional action as Janssen may reasonably request in connection therewith).  Janssen and argenx agree to cooperate with one another in obtaining any patent extension hereunder as directed by the JSC.

9.4       Patent Certifications and Notice.  The JSC shall discuss and agree the strategy with respect to certifications, notices and patent enforcement procedures under the Hatch-Waxman Act and the BPCIA.  If the JSC is unable to agree on such strategy, the matter shall be referred for resolution by the Executive Officers in accordance with Section 15.2.  If the Executive Officers are unable to resolve the matter, Janssen shall have the final decision making authority regarding such strategy.  argenx shall cooperate, as reasonably requested by Janssen, in connection with the implementation of the strategy which is developed in accordance with this Section 9.4.  argenx hereby authorizes Janssen to: (a) provide in any Drug Approval Application or in connection with the BPCIA, a list of patents which includes argenx Patent Rights and Joint Collaboration Patent Rights that relate to the Licensed Products and such other information as Janssen believes is appropriate; (b) except as otherwise provided in this Agreement, exercise any rights that may be exercisable by Janssen as patent owner under the Hatch-Waxman Act or the BPCIA; and (c) exercise any rights that may be exercisable by Janssen as reference product sponsor under the BPCIA, including, (i) providing a list of patents that relate to the Licensed Product, including argenx Patent Rights and Joint Collaboration Patent Rights, (ii) engaging in the patent resolution provisions of the BPCIA, and (iii) determining which patents will be the subject of immediate patent infringement action under Section 351(l)(6) of the BPCIA, provided that with respect to Janssen’s exercise of rights under the BPCIA consistent with this Section 9.4, Janssen shall consult with a representative of argenx designated by argenx in writing and qualified to receive confidential information pursuant to Section 365(l) of the BPCIA with respect to Janssen’s exercise of any rights exercisable as reference product sponsor including providing such representative with timely copies of material correspondence relating to such matters, providing such representative the opportunity, reasonably in advance of any related Janssen action, to comment thereon and to consult with and consider in good faith the requests and suggestions of argenx with respect to such matters.

9.5       Infringement of Patent Rights by Third Parties.

9.5.1    Notification.  Each Party shall promptly notify the other Party in writing of any existing, alleged or threatened infringement of any argenx Patent Right, Joint Collaboration Patent Right or Janssen Patent Right of which it becomes aware, and shall provide copies of all material information in such Party’s possession or control demonstrating such infringement.

9.5.2    Infringement of argenx Patent Rights or Joint Collaboration Patent Rights.

(a)        Janssen, subject to Section 9.5.2(b) through 9.5.2(g), shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Third Party engaged in any existing, alleged or threatened infringement of any argenx Patent Rights or Joint Collaboration Patent Rights with respect to any infringement or misappropriation that involves the Exploitation of an Anti-CD70 Antibody.

(b)       Janssen shall notify argenx of its election to take any action in accordance with Section 9.5.2(a) within the earlier of:  (i) [...***...] after the first notice under Section 9.5.2(a); or (ii) [...***...] before any time limit set forth in applicable Law or regulation, including the time limits set forth under the BPCIA.  Notwithstanding the foregoing sentence, Janssen shall not initiate any such suit or take such other action with respect to any argenx Patent Right or Joint Collaboration Patent Right without first consulting with argenx and giving good faith consideration to any reasonable objection from argenx regarding Janssen’s proposed course of action.  argenx shall cooperate in the prosecution of any suit under this Section 9.5.2 as may be reasonably requested by Janssen subject to reimbursement of argenx’s reasonable costs and expenses.  If Janssen elects not to initiate a lawsuit or take other reasonable action with respect to an infringement described in Section 9.5.2(a), argenx shall have the right, but not the obligation, to initiate such suit or take such other action, after providing [...***...] notice to Janssen and giving good faith consideration to Janssen’s reason(s) for not initiating a suit or taking other action.

(c)        If one Party elects to bring suit or take action under Section 9.5.2(b) against an infringement, then the other Party shall have the right, prior to commencement of the suit or action, to join any such suit or action at its own cost and expense.

(d)       Each Party shall provide to the Party enforcing any such rights under Section 9.5.2(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall consult the other Party in any important aspects of such enforcement, including determination of material litigation strategy and filing of important papers to the competent court.

(e)        Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.5.2.  In the event that the Parties are joined in suit or action against the infringement or the non-enforcing Party elects to join such suit or action

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

and, in either case, elects to be represented by the same outside counsel as the enforcing Party, then the enforcing Party shall be responsible for all expenses arising from such outside counsel, provided that the enforcing Party consents to such joint representation by outside counsel, such consent not to be unreasonably withheld, delayed or conditioned.

(f)        The Party not bringing an action with respect to infringement under this Section 9.5.2 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(g)        Neither Party shall settle any claim, suit or action that it brought under this Section 9.5.2 involving argenx Patent Rights or Joint Collaboration Patent Rights without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

9.5.3    Infringement of Janssen Patent Rights.  For any and all infringement of any Janssen Patent Right, Janssen shall have the sole and exclusive right, but not the obligation, to bring, at Janssen’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of the Janssen Patent Right.

9.5.4    Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit or action brought under Section 9.5.2(b) or any royalties, milestones or other payments from a license agreement with a Third Party related to any alleged infringement related to a Licensed Product, whether such damages or royalties result from the infringement of argenx Patent Rights, Joint Collaboration Patent Rights or Janssen Patent Rights, such recovery (“Infringement Recovery”) shall be allocated first to the reimbursement of any expenses incurred by each of the Parties in such litigation, action or license negotiations, and any remaining amounts shall be allocated as follows:

(a)        with respect to suits or actions brought by Janssen resulting in an Infringement Recovery relating to a Licensed Product in the U.S., [...***...] to Janssen and [...***...] to argenx;

(b)       with respect to suits or actions brought by Janssen resulting in an Infringement Recovery relating to a Licensed Product in the OUS Territory, then [...***...]; and

(c)        with respect to suits or actions brought by argenx, the Infringement Recovery shall be retained by argenx.

9.6       Infringement of Third Party Rights.

9.6.1    Notification.  If any Licensed Product used or sold by either Party, its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right granted by a jurisdiction, the Party first having notice of the claim or assertion shall promptly notify the other Party.

9.6.2    Defense.  Janssen shall have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent Right as described in

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Section 8.6.1, at Janssen’s expense.  If Janssen does not commence actions to defend such claim within [...***...] after it receives notice thereof (or within [...***...] after it should have given notice thereof to argenx as required by Section 8.6.1), then, to the extent allowed by applicable Law, argenx shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at argenx’s expense.  The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

9.6.3    Settlement; Licenses.  Neither Party shall enter into any settlement of any claim described in this Section 9.6 that detrimentally affects the other Party’s material rights or interests without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  Each Party shall have the right to decline to defend or to tender defense of any claim described in this Section 9.6 upon reasonable notice to the other Party, including if the other Party fails to agree to a settlement that the declining Party proposes.  If it is determined by any court of competent jurisdiction that the Development, Manufacture, Commercialization or other Exploitation of a Licensed Product pursuant to this Agreement infringes any Patent Right, copyright, trademark, data exclusivity right or trade secret right of any Third Party, then: (i) Janssen shall use Diligent Efforts to procure a license on reasonable terms from such Third Party authorizing the Parties to continue to conduct such activities; or (ii) the Parties shall modify such activities so as to render the activities non-infringing.  Any payments or expenses pursuant to a license or settlement under this Section 9.6 shall be governed by the provisions of Section 8.7 hereof.

9.7       Patent Challenges.

9.7.1    Third Party Patent Rights.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover a Licensed Product, or the use, sale, offer for sale or importation of a Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 9.6, in which case the provisions of Section 9.6 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action.  Janssen shall have the exclusive right, but not the obligation, to bring, at its own expense and in its sole control, such action.  If Janssen does not bring such an action within [...***...] of notification thereof pursuant to this Section 9.7.1 (or earlier, if required by the nature of the proceeding), then argenx shall have the right, but not the obligation, to bring such action, at argenx’s own expense.  The Party not bringing an action under this Section 9.7.1 shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action.  Any awards or amounts received in bringing any such action shall be first allocated to reimburse the initiating Party’s expenses in such action, and any remaining amounts shall be allocated between the Parties as provided in Section 9.5.4.

9.7.2    Parties’ Patent Rights.  If any argenx Patent Right or Joint Collaboration Patent Right becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

interference or other attack upon the validity, title or enforceability thereof (a “Third Party Patent Challenge”) (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party pursuant to Section 9.6, in which case the provisions of Section 9.6 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent Right as set forth in Section 9.2 shall control such defense at its own expense.  The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.  If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense.  Any awards or amounts received in defending any such Third Party action shall be allocated between the Parties as provided in Section 9.5.4.  Janssen shall have the sole discretion whether to defend and shall solely control any defense of a Janssen Patent Right which is the subject of a Third Party Patent Challenge.

9.8       Trademarks.

9.8.1    Product Trademarks.  Janssen will develop proposed names for Product Trademarks with appropriate subcontractors and will determine the ability to use the proposed Product Trademarks through legal searches.  The costs of the development and searching/clearance process of the proposed Product Trademarks shall be included as Allowable Expenses. Janssen shall select all Product Trademarks, having considered any comments from argenx.  Janssen will own all right, title and interest in and to the Product Trademarks.  Neither Party will, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country (other than based upon a trademark filed or used by argenx or Janssen prior to knowledge of the Product Trademark); (ii) file, register or maintain any registrations for any trademarks or trade names that are confusingly similar to any Product Trademark (other than for a Product), in any country without the express prior written consent of the other Party; or (iii) authorize or assist any Third Party to do the foregoing.  Janssen shall also be responsible for registering and maintaining all Product Domain Names and Websites and shall own all rights, title and interest in such Product Domain Names and Websites.  Janssen will provide updates to the JSC as reasonably requested by argenx on the activities undertaken by Janssen and its Affiliates pursuant to this Section 9.8.1.

9.8.2    Prosecution and Maintenance.  Janssen shall be responsible for prosecution and maintenance of all Product Trademarks pertaining to the Product and for registering and maintaining all Product Domain Names and Websites.  If Janssen determines, in its sole discretion, to abandon or not maintain any Product Trademark in any country, then Janssen shall provide argenx with written notice of such determination within a period of time sufficiently in advance to enable argenx to determine whether it will assume responsibility for such Product Trademark (which notice shall be given no later than [...***...] prior to any final deadline for any pending action or response that may be due with respect to such Product Trademark with the applicable trademark authority).  If argenx provides written notice to Janssen that it will assume responsibility for such Product Trademark, Janssen shall transfer such responsibility to argenx and shall execute any documents necessary to complete such transfer.  The costs of prosecution and maintenance of Product Trademarks pertaining to the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Product and registration and maintenance of Product Domain Names and Websites in the U.S. only shall be included as Allowable Expenses.

9.8.3    Coordination Regarding Product Trademarks. The JSC shall discuss and agree on an overall strategy pertaining to the Product Trademarks and related marks and activities.  If the JSC is unable to agree on such strategy, the matter may be referred for resolution by the Executive Officers in accordance with Section 2.8.1(d).  If the Executive Officers are unable to resolve the matter, Janssen shall have the final decision making authority regarding such strategy. Janssen will provide updates to the JSC as reasonably requested by argenx regarding filing and material issues pertaining to Product Trademarks.

9.8.4    Required Use and Compliance.

(a)        Each Party may only use the other Party’s Housemarks and the Product Trademarks solely to carry out their respective obligations under this Agreement.

(b)       Each Party agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and the other Party’s Housemarks by such Party is accompanied by an acknowledgement that the Product Trademarks and/or Housemarks are owned by the other Party (i.e. the use by one Party of the other Party’s Housemark shall indicate that such Housemark is used under license); (ii) not use the Product Trademarks or the other Party’s Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of the other Party therein and includes the trademark registration symbol ® or TM as appropriate; and (iii) not use any trademarks or trade names so resembling any of the Product Trademarks or the other Party’s Housemarks as to be likely to cause confusion or deception; and (iv) use the other Party’s Housemarks in accordance with that Party’s reasonable quality standards as notified in writing from time to time.

9.8.5    Housemark Licenses.

(a)        To Janssen.  argenx hereby grants to Janssen a non-exclusive, royalty-free license to use the argenx Housemarks solely as set forth in the promotional materials for the Licensed Products and other materials provided to it by argenx, and solely to Develop, Manufacture and Commercialize Licensed Products in accordance with this Agreement.

(b)       To argenx.  Janssen hereby grants to argenx a non-exclusive, royalty-free license to use the Janssen Housemarks solely as set forth in the promotional materials for the Licensed Products and other materials provided to it by Janssen, and solely to Develop, Manufacture and Commercialize Licensed Products in accordance with this Agreement.

9.8.6    Respect of Trademarks.  Janssen will not have, assert or acquire any right, title or interest in or to any argenx Housemarks or the goodwill pertaining thereto, and argenx will not have, assert or acquire any right, title or interest in or to any Janssen Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under this Agreement, except in each case for the limited licenses explicitly provided in this Agreement.  All use by a Party of the Housemarks of the other Party shall inure to the benefit of such other Party.

9.8.7    Trademark Infringement.

(a)        Each Party will monitor the Product Trademarks in the U.S. and Janssen will monitor the Product Trademarks in the OUS Territory against infringing uses relating to the Product.  Each Party will promptly notify the other Party of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware.  Each Party may use Third Party watch services, as necessary, to monitor filings for similar Third Party trademarks.  Except to the extent that argenx has assumed responsibility for a Product Trademark in accordance with Section 9.8.2, Janssen shall defend the Product Trademarks in the U.S. and OUS Territory against oppositions, nullity or other legal actions filed by Third Parties and shall promptly undertake to oppose, nullify or take other appropriate action, where reasonable, against similar or identical Third Party trademarks filed for products or services related to those claimed by the Product Trademarks.  Janssen will determine (after consultation with argenx and taking into account any reasonable suggestions made by argenx) what action, if any, to take in response to any such opposition, infringement or threatened infringement of any Product Trademark in accordance with this Section 9.8.7 and shall keep argenx informed as reasonably requested by argenx on the activities undertaken by it pursuant to this Section 9.8.7(a).

(b)       Janssen shall be primarily responsible for protecting and maintaining the Product Trademarks, including all enforcement and defense thereof.  Janssen will consult with argenx and take into account any reasonable suggestions made by argenx concerning what action to take to protect and maintain the Product Trademark and shall keep argenx informed as reasonably requested by argenx on the activities undertaken by it pursuant to this Section 9.8.7(b).  argenx may, at its own expense, participate in any litigation relating to the enforcement or defense of any Product Trademark in a subordinate role and Janssen shall consider input on strategy and tactics offered by argenx.  In the event Janssen fails to initiate a suit or take other commercially reasonable action to enforce or defend any Product Trademark within [...***...] after becoming aware of the basis for such suit or actions, then argenx may, in its discretion, provide Janssen with notice of its intent to initiate a suit or take other commercially reasonable action with respect to the enforcement and defense of the Product Trademark.  If argenx provides such notice and Janssen fails to initiate a suit or take such other commercially reasonable action within [...***...] after receipt of such notice from argenx, then argenx shall have the right to initiate a suit or take other commercially reasonable actions that it believes are reasonably required to enforce and defend the Product Trademark.  The non-enforcing Party may participate in any such action and be represented in any such action by its own counsel and at its own expense and the enforcing Party shall consider the input on strategy and tactics offered by the non-enforcing Party.  The non-enforcing Party, shall at the enforcing Party’s expense, provide all assistance reasonably requested by the enforcing Party in connection with the maintenance, enforcement and defense of the Product Trademarks.

9.8.8    Recording of License.  If argenx considers it advisable to record argenx as a licensee or “registered user” of any of the Product Trademarks under local law, Janssen shall do all such acts and sign or have signed all such documents as are reasonably proper and necessary to secure such recordation and for any changes thereof in the future.  In such event, argenx is responsible for recording this Agreement or a document reflecting this Agreement’s contents with any applicable Governmental Authority and for all associated recordation fees and related costs and expenses.  Upon termination of argenx's right to use a Product Trademark,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Janssen may at any time thereafter apply for cancellation of the record of argenx as a licensee upon written notice to argenx, and argenx consents to such cancellation.

9.8.9    Product Copyright Ownership.  The Party that creates, or hires a third party to create on its behalf, a copyright work with respect to a Licensed Product will own all right, title, and interest in and to all such Copyrights.

ARTICLE X

CONFIDENTIALITY AND PUBLICITY

10.1     Non-Disclosure and Non-Use.

10.1.1  During the Term and for a period of [...***...] thereafter, the Party (the “Receiving Party”) receiving or otherwise in possession of Confidential Information of the other Party (the “Disclosing Party”) shall: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value (but no less than reasonable efforts); (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in Sections 10.3 and 10.4; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or the Investment Agreement or internal management and operations directly related to this Agreement (it being understood that this Article X shall not create or imply any rights or licenses not expressly granted under this Agreement).

10.1.2  “Confidential Information” shall mean all non-public or proprietary information disclosed orally, visually, in writing or other form by or on behalf of a Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) pursuant to or in connection with this Agreement, whether prior to, on or after the Execution Date.  All Data and Know-How generated by either Party in the performance of Development or U.S. Commercialization activities under this Agreement shall be deemed to be the Confidential Information of both Parties, regardless of whether such Data or Know-How is disclosed by one Party to the other Party.  The term “Confidential Information” shall also include all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by the Receiving Party (or by any Person to whom the Receiving Party has disclosed the Confidential Information pursuant to Section 10.3.1(f)) which contain, reflect, or are based upon, in whole or in part, any Confidential Information furnished to the Receiving Party.

10.2     Exceptions.  The obligations in Section 10.1 shall not apply to the extent of any portion of the Confidential Information that the Receiving Party can show by competent written evidence:

(a)        is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party under this Agreement;

(b)       was known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or any restriction on its use, before disclosure to the Receiving Party or any of its Affiliates by the Disclosing Party;

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(c)        is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge after due inquiry, is not bound by a duty of confidentiality to the Disclosing Party or restriction on its use;

(d)       is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates in violation of this Agreement, generally known or available, either before or after it is disclosed to the Receiving Party by the Disclosing Party; or

(e)        is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of or reference to the Confidential Information of the Disclosing Party.

10.3     Authorized Disclosure.  The Receiving Party may disclose Confidential Information of the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances, or to the extent permissible under the other applicable provisions of this Agreement or the Investment Agreement:

(a)        filing, prosecuting, maintaining, enforcing or defending Patent Rights as permitted by this Agreement;

(b)       as reasonably required in generating Regulatory Documentation and filing for and obtaining Regulatory Licenses as permitted by this Agreement;

(c)        prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d)       subject to Section 10.4, complying with applicable Law (including regulations promulgated by securities exchanges) or court or administrative orders, including as a result of any actions taken by a Party not in violation of this Agreement or the Investment Agreement;

(e)        complying with any obligation under this Agreement or the Investment Agreement; or

(f)        to its Affiliates and existing or prospective (sub)licensees, subcontractors, consultants, agents and advisors to the extent reasonably necessary for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement or the Investment Agreement, each of whom before disclosure must be bound under a written agreement containing confidentiality provisions that are consistent with those set forth in this Agreement, provided that the Receiving Party shall remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this Section 10.3.1(f).

If and whenever any Confidential Information is disclosed in accordance with this Section 10.3, such disclosure shall not cause any such information to cease to be Confidential Information for purposes of this Agreement, except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Notwithstanding the foregoing, in the event a Party intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3.1(c) or Section 10.3.1(d), it will, except where impracticable or not legally permitted, give [...***...] advance notice (or, if [...***...] notice is not possible under the circumstances, reasonable advance notice) to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure (but no less than reasonable efforts).

10.4     Confidential Terms.  This Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of each Party.  In addition to the disclosures permitted under Section 10.3, either Party may disclose the terms of this Agreement and other information relating to this Agreement or the transactions contemplated by this Agreement to the extent required, in the reasonable opinion of such Party’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock market in other countries, including as a result of any actions taken by a Party not in violation of this Agreement.  If a Party intends to disclose this Agreement or any of its terms or other such information in accordance with this Section 10.4, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure and seek confidential treatment of portions of this Agreement or such terms or information, as may be reasonably requested by the other Party in a timely manner.

10.5     Publicity.

10.5.1  Initial Press Release.  Each Party may, but is not obligated to, make a public announcement of the execution of this Agreement in the forms attached as Exhibits G and H to this Agreement, which shall be issued at a time to be mutually agreed by the Parties no later than [...***...] after the Execution Date.

10.5.2  Further Publicity.  Except as required to comply with applicable Law or as permitted by Section 10.3, 10.4 or 10.5.1, if either Party intends to issue any press release or make other public statement disclosing any information relating to this Agreement, it shall give the other Party a reasonable opportunity to review and comment and shall consider any such comments in good faith.  In addition, such Party shall not issue such press release or public statement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  If a Party intends to issue such a press release or other public statement as required to comply with applicable Law, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure.  Notwithstanding the foregoing, once information relating this Agreement has been publicly disclosed as permitted under this Agreement, neither Party shall be required to obtain the other Party’s consent or provide notice of its further public disclosure, provided that such information remains accurate and not misleading in all material respects at the time of such further public disclosure.

10.6     Prior Non-Disclosure Agreement.  As of the Execution Date, the terms of this Article X shall supersede that certain [...***...].  Any information disclosed pursuant to such

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

agreement that was deemed “Confidential Information” under such agreement shall be deemed Confidential Information under this Agreement.

10.7     Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article X.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article X.

10.8     Publications.

10.8.1  Global Publication Strategy.  The JDC shall develop, and the JSC shall approve, a global publication strategy for the Development and Commercialization activities related to the Licensed Compounds and Licensed Products in the Field (the “Global Publication Strategy”).  The publication and presentation of the results of Development carried out on the Licensed Compounds and Licensed Products in the Field shall be governed by the Global Publication Strategy, and the Parties shall conduct such publication activities in accordance with the Global Publication Strategy.  In the event that the JSC does not reach consensus on a Global Publication Strategy, Section 2.8.1(b) shall not apply and, instead, either Party may refer such matter to the Executive Officers for resolution.  If the Executive Officers do not reach consensus on such matter within [...***...] after such matter is referred to the Executive Officers, [...***...] shall have final decision-making authority.

10.8.2  Approval of Publications.  Before publishing or presenting the results of any Development activities related to the Licensed Compounds or Licensed Products, each Party (the “Publishing Party”) shall provide to the other Party (the “Reviewing Party”) a copy of any proposed abstracts, manuscripts or summaries of presentations that such Publishing Party intends to publish or present (“Proposed Publications”).  Each Party shall designate a Person or Persons who shall be responsible for reviewing (or having reviewed) all Proposed Publications submitted by the other Party.  No later than [...***...] after receipt of any Proposed Publications (and no later than [...***...] in the case of an abstract or presentation summary) unless such Proposed Publication would disclose the Confidential Information of any counterparty to an Existing Academic Agreement, in which case such notice period shall be extended as required in order for argenx to comply, in full, with any publication provisions of such Existing Academic Agreements.  A Reviewing Party’s designated Person shall notify the Publishing Party in writing whether the Reviewing Party has an objection to the Proposed Publications because the Reviewing Party, or any Existing Academic Agreement counterparty, reasonably believes it needs to seek patent protection.  If a Reviewing Party notifies a Publishing Party of such an objection, the Publishing Party shall reasonably cooperate with the Reviewing Party to address such concern and shall delay publication in order to enable the preparation and filing of a patent application on any patentable subject matter described in the manuscript for [...***...], or such other longer period, as may be specified in the relevant Existing Academic Agreement; provided, however, that such delay shall not prejudice a Party’s timely prosecution and maintenance of its intellectual property rights under this Agreement.  The Publishing Party shall reasonably consider any other suggestions of the Reviewing Party that are provided in a timely manner and, after doing so, may proceed with the Proposed Publication.  With respect to any proposed

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

abstracts, manuscripts or summaries of presentations that investigators or other Third Parties propose to publish or present, such materials shall be subject to review under this Section.  If it is determined by a counterparty to an Existing Academic Agreement that any proposed publication would involve the disclosure of its confidential information, the Publishing Party shall comply with any request to remove such confidential information from the proposed publication to avoid such disclosure.  The Publishing Party shall appropriately acknowledge the contributions of the other Party and of any counterparties to the Existing Academic Agreements, and their employees, as may be proposed by the Reviewing Party.  Notwithstanding the foregoing, argenx may publish the manuscript previously disclosed to Janssen.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

11.1     Representations of Authority.  argenx and Janssen each represents and warrants to the other Party that, as of the Execution Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

11.2     Consents.  argenx and Janssen each represents and warrants to the other Party that, except for any Regulatory Licenses, pricing or reimbursement approvals, manufacturing approvals or similar approvals necessary for the Exploitation of the Licensed Compounds and Licensed Products, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Execution Date in connection with the execution, delivery and performance of this Agreement (as contemplated as of the Execution Date) have been obtained by the Execution Date, except for those that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Exploitation of the Licensed Compounds and Licensed Products.

11.3     No Conflict.  argenx and Janssen each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations under this Agreement (as contemplated as of the Execution Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate with such Party’s organizational documents or any requirement of Laws existing as of the Execution Date and applicable to such Party and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Execution Date, except, in each case, for those conflicts, violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Exploitation of the Licensed Compounds and Licensed Products.

11.4     Enforceability.  argenx and Janssen each represents and warrants to the other Party that, as of the Execution Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law).

11.5     [...***...].

11.6     Transparency Regulations.  Each Party acknowledges that certain Laws and regulations (including regulations imposed on members of the European Federation of Pharmaceutical Industries and Associations (EFPIA)) require pharmaceutical, medical device and other companies to disclose information on compensation, gifts or other remuneration provided to physicians and other health care professionals.  Each Party is in compliance and will continue to comply with such Laws and regulations to the extent they are applicable.  Each Party acknowledges that the other Party may provide information about remuneration provided under this Agreement, as required by Law or regulation, and each party agrees to track, maintain and provide such information to the other Party as needed for it to comply with its legal obligations.  Once reported, such information may be publicly accessible.  Notwithstanding any other provision in this Agreement, each Party acknowledges that the other Party reserves the right to post on a website accessible to the public certain information regarding funding under this Agreement required by Law or regulation, including the identity of the recipient, the monetary value of the funding, the purposes of such funding, and other information as such Party determines is appropriate.

11.7     Additional Representations and Warranties of argenx.  argenx represents and warrants to Janssen that, as of the Execution Date:

11.7.1  Except for the Existing Third Party Agreements, neither argenx nor any of its Affiliates is party to any license agreement with a Third Party in effect on the Execution Date pursuant to which argenx (or their respective Affiliates) is obligated to pay any amount to such Third Party for the practice of any intellectual property rights with respect to argenx’s (or their respective Affiliates’) Exploitation of the Licensed Product pursuant to the Agreement.

11.7.2  The Existing Third Party Agreements constitute all agreements pursuant to which argenx has licensed rights with respect to the Licensed Products, the Lead Anti-CD70 Antibody and the argenx Intellectual Property licensed to Janssen hereunder.  argenx has provided Janssen with a copy of each Existing Third Party Agreement as well as all other material agreements related to Licensed Products (including with respect to the Lead Anti-CD70 Antibody) existing as of the Execution Date and argenx has not received any written notice that it is not in compliance with the terms of any such agreement.

11.7.3  argenx, together with its Affiliates, are the sole and exclusive owners of, or otherwise Control, the argenx Intellectual Property.  argenx has all rights necessary to grant the licenses under the argenx Intellectual Property that it grants to Janssen in this Agreement.

11.7.4  argenx has not previously (i) licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the argenx Patent Rights, or (ii) otherwise granted any rights, in each case to any Third Party in any way that would legally conflict with the licenses and rights granted to Janssen under this Agreement.

11.7.5  The argenx Patent Rights are free and clear of any liens, charges and encumbrances that would conflict with the license grants to Janssen hereunder.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

11.7.6  To the best of argenx’s knowledge, neither argenx nor any of its Affiliates or their respective current or former employees has misappropriated any of  (i) the Know-How necessary or used by argenx for the Exploitations of the Licensed Products by argenx as of the Execution Date, or (ii) the argenx Know-How, in each case from any Third Party, and argenx is not aware of any claim by a Third Party that such misappropriation has occurred.

11.7.7  argenx has not received any written notice of any existing or threatened actions, suits or other proceedings pending against it with respect to the argenx Intellectual Property (other than patent office actions or the actions of any Regulatory Authority) that have not already been disclosed to Janssen.

11.7.8  Except as already disclosed, argenx has not received written notice from a Third Party claiming that a patent owned by such Third Party would be infringed by the manufacture, use, sale, offer for sale or import of the Licensed Product in the U.S. or OUS Territory, and no Third Party has threatened in writing to make any such claim.

11.7.9  The argenx Patent Rights listed in Schedule 1.10 represent all Patent Rights that argenx or any of its Affiliates owns or Controls that Cover or disclose any invention necessary or used by argenx for the Exploitation of the Licensed Product utilized therein as of the Execution Date.  The argenx Patent Rights that are existing as of the Execution Date are listed in Schedule 1.10.  argenx: (i) is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of listed argenx Patent Rights other than patent office actions or the actions of any Regulatory Authority and, (ii) is not aware of any claim made against it challenging argenx’s Control of listed Argenx Patent Rights or making any adverse claim of ownership of the rights of argenx to listed argenx Patent Rights.

11.7.10      argenx has prepared, maintained and retained all Regulatory Documentation and Regulatory Licenses for the Licensed Compounds and Licensed Products in accordance in all material respects with all applicable Law and regulatory standards, including as applicable GCP and GLP.  argenx has not, to its knowledge, made any false and misleading statements in connection with submitting or obtaining such Regulatory Documentation and Regulatory Licenses.

11.7.11      argenx has conducted, and has used reasonable efforts to cause its contractors and consultants to conduct, the Development and Manufacture of the Licensed Compounds and Licensed Products (including all clinical studies) in accordance in all material respects with applicable Law, professional scientific standards, accepted ethical standards, including as applicable GCP and GLP, and applicable experimental protocols, procedures and controls.

11.7.12      Except as disclosed in writing to Janssen by argenx prior to the Execution Date, no adverse event involving human subjects reported to argenx has occurred in connection with any clinical study or other use of the Licensed Products.

11.7.13      argenx has made available to Janssen all material information in argenx’s or its Affiliate’s control relating to the Development and Manufacture of the Licensed

Compounds and Licensed Products as conducted by or on behalf of argenx prior to the Execution Date, including complete and correct copies of the following: adverse event reports; clinical study reports and material study data (subject to the last sentence of this Section 11.7.13); and Regulatory Authority inspection reports, notices of adverse findings, warning letters, regulatory filings and other material correspondence with Regulatory Authorities.  For clarity, argenx makes no representation or warranty to Janssen as to the completeness or correctness of any raw data made available to Janssen relating to the Development or Manufacture of Licensed Compounds or Licensed Products.

11.7.14      there is no claim, action, suit, arbitration, inquiry, audit or investigation by or before any Governmental Authority pending or, to the knowledge of argenx, threatened against argenx or involving any of the Licensed Compounds or Licensed Products.  There is no award, stay, writ, judgement, injunction, decree or similar order of any Governmental Authority outstanding, or to argenx’s knowledge pending, involving argenx or any of the Licensed Compounds or Licensed Products.  With respect to each clinical trial of any Licensed Product conducted by or on behalf of argenx, argenx has secured all legally- and ethically-required patient consents for the collection, use, processing and disclosure of such patients’ data and biological specimens.

11.7.15      All personal data and biological specimens collected from or disclosed by human subjects in clinical trials of the Licensed Products has been collected, used, processed and disclosed in compliance with applicable Laws.

11.7.16      Neither argenx nor any of its Affiliates is or has been a party to any agreement with a Governmental Authority pursuant to which such Governmental Authority provided or may provide funding for the Development of any Licensed Compound or Licensed Product.

11.8     Additional Representations and Warranties of Janssen.

11.8.1  [...***...].

11.8.2  Janssen represents, warrants and covenants to argenx that all Licensed Products Manufactured by or on behalf of Janssen or any of its Affiliates for use in any Clinical Study or for commercial distribution in the U.S. or the OUS Territory (a) will have been manufactured in all material respects in accordance with applicable Law and will have been manufactured in compliance with GMP (or, in the case of Licensed Products manufactured for use in any Clinical Study, in compliance with GMP as applicable to investigational new drugs), (b) in the case of Licensed Products manufactured by Janssen or any of its Affiliates (and not by any Third Party on behalf of Janssen or any of its Affiliates), will have been manufactured in all material respects in accordance with Janssen’s quality standards, and (c) as of the date such Licensed Product is released by or on behalf of such Janssen or any of its Affiliates for use in any Clinical Study or for commercial distribution, will conform to the applicable specifications for such Licensed Product then in effect.

11.9     Existing Third Party Agreements.  With respect to each of the Existing Third Party Agreements, argenx shall:

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

11.9.1  use Diligent Efforts to maintain in full force and effect such agreement (in accordance with its terms) and keep Janssen fully informed of any material development pertaining thereto for so long as such Third Party rights are sublicensed to Janssen in accordance with Section 3.1;

11.9.2  not take any action to terminate, modify, amend, waive any right, to the extent incompatible with the rights sublicensed to Janssen in accordance with Section 3.1;

11.9.3  not fail to enforce any right, knowingly breach or otherwise take any other action with respect to any such Existing Third Party Agreement that would reasonably be expected to materially impact the rights granted to Janssen under this Agreement, without the consent of Janssen;

11.9.4  not assign such Existing Third Party Agreement, or any of its rights thereunder, without the consent of Janssen;

11.9.5  comply in all material respects with the terms of such Existing Third Party Agreement;

11.9.6  make all payments that become due under such Existing Third Party Agreement in accordance with the terms of such Existing Third Party Agreement;

11.9.7  if argenx or any of its Affiliates receives written notice from the applicable Third Party claiming that argenx or any of its Affiliates has breached or defaulted under, or is in breach of or default under, its obligations under such Existing Third Party Agreement, provide a copy thereof to Janssen promptly after receipt and, following consultation with Janssen, consider Janssen’s input in good faith and take such actions as may be reasonably necessary to cure any breach or default; and

11.9.8  take all actions reasonably requested by Janssen to provide Janssen with the rights and/or benefits available to argenx or Janssen as a sublicensee under the applicable Existing Third Party Agreement with respect to the argenx Licensed Patents licensed to argenx thereunder, including enforcing any rights granted to argenx under the applicable Existing Third Party Agreement with respect to such argenx Patent Rights.

11.10   No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE LICENSED COMPOUNDS AND PRODUCTS.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF THE LICENSED COMPOUNDS AND LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

11.11   No Debarment or Exclusion.  Each Party represents and warrants that, as of the Execution Date, neither it nor any of its Affiliates, nor any of their officers, employees or agents has been debarred or is subject to debarment as authorized by Section 306 of the United States Federal Food, Drug, and Cosmetic Act or has been excluded or is subject to exclusion from participation in Government Health Care Programs under 42 U.S.C. § 1320a-7, and neither Party nor any of its Affiliates will use in any capacity, in connection with the Exploitation of the Licensed Compounds or Licensed Products in the Field, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, who is the subject of a conviction described in such section, who has been excluded from participation in Government Health Care Programs under 42 U.S.C. § 1320a-7 or who has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participation in Government Health Care Programs under 42 U.S.C. § 1320a-7.  Each Party agrees to inform the other Party in writing immediately if it, any of its officers, employees or agents, or any Person who is performing services under this Agreement is debarred, is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, is excluded from participation in Government Health Care Programs under 42 U.S.C. § 1320a-7 or is convicted of any crime for which such Person could be excluded from participation in Government Health Care Programs under 42 U.S.C. § 1320a-7, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment, exclusion or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Exploitation of the Licensed Compounds or Licensed Products.

11.12   Compliance with Anti-Corruption Laws.

11.12.1      Notwithstanding anything to the contrary in the Agreement, each Party hereby agrees that:

(a)        it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement;

(b)       it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party related to the transaction with the purpose of influencing decisions related to either Party and/or its business in a manner that would violate Anti-Corruption Laws;

(c)        argenx shall designate an individual within its organization to receive training from Janssen on Anti-Corruption Laws as well as applicable rules on interactions with health care professionals, as mutually agreed to by the Parties.  Such designated individual shall then provide such training on Anti-Corruption Laws, using applicable training materials to be provided by Janssen, on at least an annual basis to all persons employed by argenx who perform any activities under this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities.  Upon the Parties'

mutual agreement, such training may also be provided directly by Janssen to such employees of argenx.  argenx and Janssen shall each use reasonable efforts to provide such training or training materials to any contractors or subcontractors of such Party engaged to perform activities under this Agreement where such contracted or subcontracted activities include responsibility for, directly or indirectly, interacting with Public Officials.  argenx may fulfill its obligation under the preceding sentence by requesting appropriate materials from Janssen and forwarding such materials, if any, received from Janssen to the applicable contractor or subcontractor.  In the event that argenx is not able to obtain a contractor or subcontractor’s agreement to receive such training or materials, argenx will use reasonable efforts to facilitate an introduction of Janssen to such contractor or subcontractor and not object to reasonable efforts of Janssen to provide such training or materials to the applicable contractor or subcontractor.  Any training and materials provided by Janssen does not relieve argenx of any obligations it has independent of the Agreement and argenx shall not rely on Janssen’s training and materials for any such obligations;

(d)       it shall, on [...***...] basis upon request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or will provide details of any exception to the foregoing; and

(e)        it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 11.12, and upon request of the other Party, up to [...***...] and upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 11.12.  Acceptance of a proposed Third Party auditor may not be unreasonably withheld by either Party.  It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities.  The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

11.12.2      argenx hereby represents and warrants to Janssen that, to its knowledge as of the Execution Date, neither argenx nor any of its Subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of argenx or any of its subsidiaries or any of their Affiliates:

(a)        has taken any action in violation of any applicable Anti-Corruption Law; or

(b)       has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 11.12.3 below), for the purposes of:

(i)         influencing any act or decision of any Public Official in his official capacity;

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(ii)       inducing such Public Official to do or omit to do any act in violation of his lawful duty;

(iii)      securing any improper advantage; or

(iv)       inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

11.12.3      argenx hereby represents and warrants to Janssen that, as of the Execution Date, none of the officers, directors, employees of argenx or of any of its subsidiaries acting on behalf of argenx or any of its subsidiaries, in each case that are employed or reside outside the United States, are themselves Public Officials.

11.12.4      For purposes of this Section 11.12, “Public Official” means:

(a)        any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division;

(b)       any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility;

(c)        any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and

(d)       any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

11.13   Insurance.  Beginning at the time any Licensed Product is being distributed, sold or Commercialized, each Party will secure and maintain in full force and effect adequate insurance coverage against its liabilities under this Agreement including commercial general liability and product liability insurance in an amount not less than [...***...] per occurrence and annual aggregate.  Such insurance shall be maintained beyond the expiration or termination of this Agreement for a period of five years thereafter.  Before the initiation of any Clinical Study, the Party responsible for the applicable Clinical Study shall secure and maintain in full force and effect clinical trial insurance in compliance with applicable Law in those territories where Clinical Studies are conducted.  Upon written request, each Party shall provide the other with a certificate of insurance evidencing the required coverage.  Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve the other Party of its obligations set forth in this Agreement.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE XII

INDEMNIFICATION

12.1     General Indemnification by argenx.  argenx shall indemnify and hold harmless Janssen, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Janssen Indemnified Parties”), from, against and in respect of any and all Actions, damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, Government Orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), resulting from a claim or Action of a Third Party or Governmental Authority (collectively, “Losses”), incurred or suffered by the Janssen Indemnified Parties or any of them as a result of, arising out of or relating to: [...***...]; except, in each case, to the extent caused by and attributable to the negligence, intentional misconduct or violation of Law of or by Janssen or any of the other Janssen Indemnified Parties, or any breach or violation of any covenant or agreement in or pursuant to this Agreement by Janssen or any of the other Janssen Indemnified Parties.  For clarity, Losses shall not include any losses or damages sustained by any Janssen Indemnified Party as a result of the actions described in clauses (i), (ii) or (iii) of the immediately preceding sentence, except to the extent that such losses or damages are paid by a Janssen Indemnified Party to a Third Party or Governmental Authority as a result of a claim or Action of a Third Party or Governmental Authority.

12.2     General Indemnification by Janssen.  Janssen shall indemnify and hold harmless argenx, its Affiliates and their respective directors, officers, employees and agents (collectively, the “argenx Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the argenx Indemnified Parties or any of them as a result of, arising out of or relating to: [...***...]; except, in each case, to the extent caused by and attributable to the negligence, intentional misconduct or violation of Law of or by argenx or any of the other argenx Indemnified Parties, or any breach or violation of any covenant or agreement in or pursuant to this Agreement by argenx or any of the other argenx Indemnified Parties.  For clarity, Losses shall not include any losses or damages sustained by any argenx Indemnified Party as a result of the actions described in clauses (i) or (ii) of the immediately preceding sentence, except to the extent that such losses or damages are paid by an argenx Indemnified Party to a Third Party or Governmental Authority as a result of a claim or Action of a Third Party or Governmental Authority.

12.3     Claims for General Indemnification.

12.3.1  Notice.  A Person entitled to indemnification under Section 12.1 or 12.2 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any claim or Action of a Third Party or Governmental Authority for which indemnification may be sought under Section 12.1 or 12.2 (each, a “Claim”) or, if earlier, upon the assertion of any such Claim by a Third Party; provided,  however, failure to give notice or delay in giving notice by an Indemnified Party of a Claim as provided in this Section 12.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under Section 12.1 or 12.2, except and only to the extent that such Indemnifying Party is actually, materially prejudiced as a result of such failure or delay.  Each Claim notice shall identify the Third Party or Governmental Authority making such Claim, describe in reasonable detail the basis for such Claim (the “Claim Basis”),

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

and specify the amount or the estimated amount of Losses actually incurred or paid by the Indemnified Party as a result of the Claim Basis, to the extent then ascertainable (the “Claim Amount”).

12.3.2  Defense.  Within [...***...] after delivery of a notice of any Claim in accordance with Section 12.3.1, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of, and have sole power to direct, the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense.

12.3.3  Cooperation.  The Party controlling the defense of any Claim shall keep the other Party advised of the status of such Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto.  The other Party shall cooperate fully with the Party controlling such defense and its Affiliates and agents in defense of the Claim.

12.3.4  Settlement.  The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party for which the Indemnified Party is not indemnified under this Agreement without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

12.4     Product Liability Claims.

12.4.1  “Product Liability Costs” means amounts paid to Third Parties (including damages and amounts paid in settlement to Third Parties and reasonable attorneys’ and experts fees and expenses), and internal costs incurred, by the Parties and their Affiliates that are associated with Third Party Products Liability Actions resulting from the Exploitation of the Licensed Products pursuant to this Agreement.

12.4.2  “Shared Product Liability Costs” means all Product Liability Costs other than (a) such portion (if any) of Product Liability Costs that are Losses entitled to indemnification under Section 12.1 or Section 12.2, or (b) such portion (if any) of Product Liability Costs that relate to Commercialization of the Licensed Products in the OUS Territory.

12.4.3  All Shared Product Liability Costs shall be borne [...***...] by Janssen and [...***...] by argenx.  Product Liability Costs that are Losses entitled to indemnification under Section 12.1 or Section 12.2 shall be borne by the [...***...].  Product Liability Costs that relate to Commercialization of the Licensed Products in the OUS Territory shall be borne by [...***...].

12.4.4  Each of the Parties shall promptly notify the other in the event that any Third Party asserts or files any products liability claim or other Action relating to alleged defects in the Licensed Product (whether design defects, manufacturing defects or defects in sales or marketing) (“Third Party Products Liability Action”) against such Party; provided,  however,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

failure to give or delay in giving such notice shall not relieve either Party of its obligations under this Section 12.4, except to the extent the other Party is actually, materially prejudiced as a result of such failure or delay.  To the extent such Third Party Products Liability Action relates to Commercialization of Licensed Compounds or Licensed Products in the OUS Territory, Janssen shall have the sole right to defend and settle such Third Party Products Liability Action.  With respect to any other Third Party Products Liability Action (a “Shared Third Party Products Liability Action”), Janssen shall have the first right to defend and settle such Shared Third Party Products Liability Action.  In the event that Janssen does not assume the defense of such Shared Third Party Products Liability Action within [...***...] following delivery and receipt of notice described in the immediately preceding sentence, argenx may notify Janssen of argenx’s desire to take the lead role in the defense of such Shared Third Party Products Liability Action.  If, within [...***...] after argenx notifies Janssen of such desire, Janssen does not assume defense of such Shared Third Party Products Liability Action, then argenx may take the lead role in the defense of such Shared Third Party Products Liability Action.  Each Party agrees to cooperate and to provide reasonable assistance to the other Party with respect to any Third Party Products Liability Action.

12.4.5  The Party assuming the defense of any Shared Third Party Products Liability Action under this Section 12.4 (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense, including settlement, of such Shared Third Party Products Liability Action, and the Parties shall cooperate fully with each other in connection therewith.  The non-defending Party shall also have the right to participate in the defense of any Shared Third Party Products Liability Action utilizing attorneys of its choice, at its own expense.  In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including the retention of counsel and defense of each Shared Third Party Products Liability Action.  The Controlling Party will otherwise keep the other Party fully informed of the status and progress of the defense and any settlement discussions concerning the Shared Third Party Products Liability Action.  Any settlement of a Shared Third Party Products Liability Action that would admit liability on the part of any Party or its Affiliates, or that would involve any relief other than the payment of money damages within a budget previously agreed to by the Parties, shall be subject to the prior written approval of both Parties, such approval not to be unreasonably withheld or delayed.  All damages and expenses (including reasonable attorney’s fees of the Controlling Party) incurred in connection with the defense of a Third Party Products Liability Action shall be allocated between Janssen and argenx in accordance with Section 12.4.2.

12.4.6  Shared Product Liability Costs shall initially be borne by the Party incurring the cost or expense, subject to [...***...] reimbursement (or such other reimbursement schedule as the JFC may approve) pursuant to procedures to be established by the JFC.  Each Party shall calculate and maintain records of Shared Product Liability Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC promptly following commencement of any Shared Third Party Products Liability Action.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE XIII

TERM AND TERMINATION

13.1     Term.  Unless terminated earlier in accordance with this Article XIII or Section 14.1, this Agreement shall remain in force for the period commencing on the Execution Date and ending, on a country-by-country basis, upon the expiration (whether by the terms of this Agreement or by operation of Law) of all payment obligations in such country under Section 8.5 (with respect to the U.S., which for clarity shall survive so long as any Licensed Product is being sold in the U.S.) and Section 8.6 (with respect to a country in the OUS Territory) of this Agreement (the “Term”).  The provisions of Article I (Definitions), Article X (Confidentiality and Publicity), Article XI (Representations and Warranties; Certain Covenants), Article XIV (HSR Compliance), Article XV (Dispute Resolution), Article XVI (Miscellaneous) and Section 13.2 (Termination for Material Breach) shall become effective on the Execution Date; the other provisions of this Agreement shall not become effective until the Effective Date.

13.2     Termination for Material Breach.  Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing [...***...] written notice to the Breaching Party, which notice shall reasonably describe the alleged breach which is the basis of such termination clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period.  The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period, provided that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to the Licensed Product.  Notwithstanding the foregoing, if such breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Diligent Efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [...***...] without the consent of the Non-Breaching Party.

13.3     Termination by Janssen Without Cause.  Janssen may, upon [...***...] prior written notice to argenx, terminate this Agreement in its entirety.

13.4     Provisions for Insolvency.

13.4.1  A Party may terminate this Agreement in its entirety, or release the other Party from all or certain of its obligations under this Agreement, upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, consents to an order for relief in connection with an involuntary petition in bankruptcy filed against such Party (or an involuntary petition in bankruptcy filed against such Party remains un-dismissed or un-stayed for a period of more than [...***...]), petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above (each, an “Insolvency Event”).

13.4.2  All rights and licenses now or hereafter granted by argenx to Janssen under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Janssen pursuant to Sections 3.1 and 3.4, are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  Upon the occurrence of any Insolvency Event with respect to Licensor, argenx agrees that Janssen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Without limiting the generality of the foregoing, argenx and Janssen intend and agree that any sale of argenx’s assets under Section 363 of the Bankruptcy Code shall be subject to Janssen’s rights under Section 365(n), that Janssen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Janssen’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Janssen.  Further, each Party agrees and acknowledges that all payments by Janssen to argenx hereunder, other than the upfront payment pursuant to Section 8.1, U.S. Collaboration Results pursuant to Section 8.5, royalty payments pursuant to Section 8.6, and the Sales Milestone Payments pursuant to Section 8.3, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.  Argenx shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  argenx and Janssen acknowledge and agree that "embodiments" of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, Regulatory Documentation and Regulatory Licenses.  If (i) a case under the Bankruptcy Code is commenced by or against argenx, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Janssen elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, argenx (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(a)        provide to Janssen all such intellectual property (including all embodiments thereof) held by argenx and such successors and assigns, or otherwise available to them, immediately upon Janssen’s written request.  Whenever argenx or any of its successors or assigns provides to Janssen any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.4.1, Janssen shall have the right to perform argenx’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Janssen shall release argenx from liability resulting from rejection of the license or the failure to perform such obligations; and

(b)       not interfere with Janssen’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

13.4.3  All rights, powers and remedies of Janssen provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to argenx.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(a)        the right of access to any intellectual property (including all embodiments thereof) of argenx, or any Third Party with whom argenx contracts to perform an obligation of argenx under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

(b)       the right to contract directly with any Third Party to complete the contracted work.

13.5     [...***...].

13.6     Effects of Termination or Expiration.

13.6.1  For argenx’s Material Breach or Insolvency.  In the event of termination of this Agreement by Janssen under Section 13.2 (Termination for Material Breach) or 13.4 (Provisions for Insolvency), then, upon the effective date of such termination:

(a)        all licenses and other rights granted to either Party pursuant to this Agreement shall terminate (save for those (i) expressly stated to survive termination of this Agreement pursuant to Section 13.6.7, or (ii) to the extent necessary to enable either Party to perform any of its obligations that survive termination);

(b)       Janssen shall wind down all of its Development and Commercialization activities as quickly as reasonably practicable, subject to compliance with ethical and legal requirements, and the Parties shall continue to share the reasonable costs of such activities in accordance with the terms of this Agreement until such wind down is complete; and

(c)        each Party shall use Diligent Efforts to return or destroy, at the Disclosing Party’s election, all Confidential Information of the other Party (provided that the Receiving Party may keep one copy of such Confidential Information subject to an ongoing obligation of confidentiality for archival purposes only).  This obligation to return or destroy Confidential Information does not extend to automatically generated computer back-up or archival copies generated in the ordinary course of information system’s procedures, provided that except as expressly set out herein, the Receiving Party shall not access nor make any use of such copies.

13.6.2  For Janssen’s Material Breach or Insolvency or Termination Without Cause.  In the event of termination of this Agreement by argenx under Section 13.2 (Termination for Material Breach) or 13.4 (Provisions for Insolvency), or by Janssen under Section 13.3 (Termination by Janssen without Cause), then the following provisions of this Section 13.6.2

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

shall apply upon the effective date of such termination (or upon the date expressly set forth in such provision).

(a)        All licenses and other rights granted to either Party pursuant to this Agreement shall terminate (save for those (i) expressly stated to survive termination of this Agreement pursuant to Section 13.6.7; (ii) which are granted pursuant to this Section 13.6.2; or (iii) to the extent necessary to enable either Party to perform any of its obligations that survive termination).

(b)       As soon as practicable, Janssen will assign or otherwise transfer to argenx all Regulatory Documentation, Regulatory Licenses and Drug Approval Applications specific to any Licensed Compound or Licensed Product Controlled by Janssen or any of its Affiliates or Sublicensees (which, for clarity, shall exclude any Regulatory Documentation, Regulatory License or Drug Approval Application for any compound or product that is neither a Licensed Compound nor a Licensed Product).  Janssen shall, and shall procure that its Affiliates and Sublicensees shall, take such actions and execute such instruments, assignments and documents as may be reasonably requested by argenx to effect the transfer of rights under such Regulatory Documentation, Regulatory Filings and Drug Approval Applications to argenx.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Documentation, Regulatory Filings or Drug Approval Applications to argenx, Janssen shall grant, and does hereby grant, to argenx an exclusive and irrevocable right of access and reference to such Regulatory Documentation, Regulatory Filings and Drug Approval Applications for the Licensed Compound and Licensed Products, and shall cooperate with argenx to make the benefits of such Regulatory Documentation, Regulatory Filings and Drug Approval Applications available to argenx or its designee(s) with effect from the effective date of such termination.

(c)        Janssen hereby grants argenx (effective upon the effective date of such termination) a right of reference to any DMF or master files within the possession and Control of Janssen or its Affiliates, to the extent such DMF or master files relate to such Licensed Compound or Licensed Product.

(d)       Following receipt of written request from argenx, Janssen shall deliver to argenx all safety data contained in the global safety database for Licensed Products and promptly transfer control of and responsibility for maintaining the global safety database for Licensed Products to argenx.

(e)        Janssen hereby grants to argenx a perpetual, worldwide, exclusive, fully paid-up, irrevocable license with a right to sublicense (in multiple tiers) under the Janssen Intellectual Property and Janssen’s interest in Joint Intellectual Property to the extent necessary or useful for argenx to Develop, have Developed and use; to make, have made and otherwise Manufacture; and to sell, have sold, offer for sale, import and otherwise Commercialize the Licensed Compounds and Licensed Products in the Field; provided,  however, that: (i) if any such Janssen Intellectual Property was in-licensed or acquired from a Third Party and is subject to payment or other obligations to such Third Party, Janssen shall promptly disclose such obligations to argenx in writing and such Janssen Intellectual Property shall be subject to the license granted in this clause (e) only to the extent argenx agrees in writing to be bound by such obligations and reimburse all amounts owed to such Third Party as a result of argenx’s exercise of such license with respect to such Janssen Intellectual Property; and (ii) the Janssen Intellectual Property licensed to argenx pursuant to this clause (e) shall not include any proprietary manufacturing,  formulation or drug delivery technology of Janssen that was not actually used by or on behalf of Janssen in the Manufacture of Licensed Compounds or Licensed Products.

(f)        If Janssen is, as of the effective date of termination of this Agreement, party to any Subcontracts or Sublicenses that pertain solely to the Licensed Compounds or Licensed Products, then Janssen will assign to argenx any such Subcontracts or Sublicenses requested by argenx, to the extent it has the right under such contract(s) to do so (and will use reasonable efforts to obtain any required consents).  If Janssen is not able to assign any such Subcontracts or Sublicenses, at argenx’s request, or in the event that any Subcontract pertains both to the Licensed Compounds or Licensed Products and to any other product of Janssen, Janssen shall use Diligent Efforts to facilitate negotiations between argenx and any of Janssen’s Subcontractors or Sublicensees that at the effective date of termination are performing any Development, Manufacturing or Commercialization activities with respect to any Licensed Compound or Licensed Product, subject to argenx’s agreement to any associated reasonable costs.

(g)        Janssen shall transfer to argenx, at argenx’s request, any remaining inventory of Licensed Compounds and Licensed Products, and components thereof and raw materials used by or on behalf of Janssen in the Manufacture of Licensed Compounds or Licensed Products (collectively, “Inventory”), that, in each case, is in Janssen’s possession as of the effective date of termination at a price equal to [...***...]; provided,  however, that to the extent any Inventory in Janssen’s possession as of the effective date of termination is necessary for Janssen to perform its Licensed Product supply obligations under Section 13.6.2(h) and/or its Commercialization Wind-Down Period obligations under 13.6.2(i) (if any) after the effective date of termination, then Janssen’s Inventory transfer obligations under the preceding provisions of this Section 13.6.2(g) shall apply to any Inventory that is in Janssen’s possession as of the date Janssen’s obligations under Section 13.6.2(h) and/or Section 13.6.2(i) (as applicable) expire or terminate (or, if earlier, as of the date that Janssen no longer requires such Inventory for the performance of such obligations).  Within [...***...] after the effective date of termination (or within [...***...] after such later date described in the preceding proviso, if applicable), Janssen shall notify argenx (i) of the quantity(ies) and type(s) of the remaining Inventory and [...***...] and (ii) whether any Licensed Products in such Inventory will need to be relabeled or repackaged to remove any Janssen Housemarks, and argenx shall have [...***...] after receipt of such notice in which to notify Janssen of the quantity(ies) and type(s) of the remaining Inventory that argenx wishes to acquire.  If argenx does not so notify Janssen within the applicable period specified above, or notifies Janssen within the applicable period specified above that argenx elects to purchase less than all of the remaining Inventory, then (i) in the case of Inventory remaining in Janssen’s possession as of the effective date of termination, Janssen shall be entitled to elect to continue to sell such Inventory for up to [...***...] after the effective date of termination, or to destroy such inventory, and (ii) in the case of Inventory remaining in Janssen’s possession as of the date Janssen’s obligations under Section 13.6.2(h) and/or Section 13.6.2(i) (as applicable) expire or terminate (or, if earlier, as of the date that Janssen no longer requires such Inventory for the performance of such obligations), Janssen shall destroy such Inventory.  Licensed Products Commercialized by Janssen pursuant to this Section 13.6.2(g) (x) in the OUS Territory, shall be subject to payment of royalties pursuant to Section 8.6, and (y) in the U.S., shall be subject to

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

payment of royalties (including any applicable royalty rebates) pursuant to Section 8.5; provided, however, that the royalty rebates shall in no event require argenx to make a payment to Janssen.

(h)       Janssen shall, at argenx’s request, use Diligent Efforts to facilitate an orderly and prompt transition of any Manufacturing of Licensed Compounds and Licensed Products then being conducted by Janssen and any of its Affiliates or Third Party subcontractors to argenx or its designee.  At argenx’s request, while such Manufacturing activities are transitioned, Janssen shall supply argenx or its designee with Licensed Products at a price equivalent to [...***...], provided that Janssen shall not be obligated to continue to supply such Licensed Products after the date argenx is able to establish an alternative manufacturing source of Licensed Compound and Licensed Product sufficient to meet its needs (whether through assignment or entering into an agreement with one or more Third Parties pursuant to Section 13.6.2(f), or through establishment of its own Manufacturing facility), but in any event Janssen shall not be obligated to continue to supply such Licensed Products any longer than [...***...] following the effective date of termination of this Agreement.

(i)         If the First Commercial Sale of a Licensed Product has occurred in a country prior to the effective date of termination of this Agreement, then, if requested by argenx, Janssen shall continue to Commercialize such Licensed Product in such country in accordance with the terms and conditions of this Agreement, for a period requested by argenx not to exceed [...***...] from the effective date of termination of this Agreement (the “Commercialization Wind-Down Period”), provided that argenx may terminate such activities during the Commercialization Wind-Down Period upon [...***...] notice to Janssen.  Any Licensed Products Commercialized by Janssen during the Commercialization Wind-Down Period (x) in the OUS Territory, shall be subject to payment of royalties pursuant to Section 8.6, and (y) in the U.S., shall be subject to payment of royalties (including any applicable royalty rebates) pursuant to Section 8.5; provided, however, that the royalty rebates shall in no event require argenx to make a payment to Janssen.

(j)        To the extent permitted by applicable Law, Janssen shall transfer to argenx promotional materials, sales training materials, Commercialization plans and customer contact information in Janssen’s possession that are solely related to Commercialization of the Licensed Products (subject to the transition plan agreed to by the Parties pursuant to Section 13.6.3 with respect to OUS Territory plans and information).

(k)       If, at the date of notice of termination, any Clinical Study are on-going (i.e. first patient dosed prior to the date of notice of termination) with respect to a Licensed Product pursuant to the GDP which are under Janssen’s control or for which Janssen is the sponsor, then argenx shall notify Janssen in writing within [...***...] after the notice of termination to confirm whether argenx elects to have Janssen:

(i)         complete such Clinical Study on behalf of argenx (unless material safety concerns regarding continuation of such Clinical Study have been identified), in which case, the Parties will negotiate in good faith a separate agreement setting forth the Parties’ responsibilities and obligations with respect to such study . If the Parties fail to reach agreement within [...***...] after argenx makes such election, Janssen may wind down such Clinical Study in accordance with Section 13.6.2(k)(ii) below;

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(ii)       wind down such Clinical Study as soon as practicable, subject to compliance with ethical and legal requirements; or

(iii)      transfer responsibility for and control of such Clinical Study to argenx as soon as practicable.  Janssen shall use Diligent Efforts to effect such transfer, and argenx shall use Diligent Efforts to assume, such Clinical Study as promptly as practicable after the effective date of termination.

The costs of any such study shall be shared by the Parties pursuant to this Agreement until the effective date of termination, beyond which (1) costs of any study that argenx elects to have completed by Janssen shall be borne [...***...], (2) costs which are incurred in the winding down of any study shall be shared by the Parties in accordance with Section 8.4 of this Agreement and (3) costs of any study that argenx elects to have transferred to argenx shall be borne [...***...].  If argenx fails to notify Janssen which option (i) to (iii) it chooses within the prescribed time period set out in this Section 13.6.2(k), then Janssen may proceed on the basis that any Clinical Study should be wound down in accordance with Section 13.6.2(k)(ii).

(l)         To the extent any Independent Study has been initiated by Janssen (i.e., first patient dosed) prior to the date of notice of termination, Janssen shall wind down such study as soon as practicable, subject to compliance with ethical and legal requirements, and shall bear any costs incurred in the winding down of such study.

(m)      Following the date of notice of termination, Janssen shall have no obligation to initiate any Clinical Study of a Licensed Product or to commence any other new Development activities.  If argenx elects to initiate any Clinical Study of a Licensed Product or to commence any other new Development activities after the date of notice of termination, then the costs of such activity shall be borne [...***...] and shall not be shared by the Parties pursuant to Section 8.4.

(n)       Janssen shall cause to be assigned to argenx all worldwide rights in and to any Product Trademarks and Product Domain Names and Websites.

13.6.3  Transition Plan.  As soon as practicable following receipt of notice of termination pursuant to this Article XIII, the Parties shall meet to discuss a transition plan which will set out in detail the steps and process to be followed on termination to achieve an efficient and orderly handover of Development, Manufacturing and Commercialization activities with respect to Licensed Products and to undertake the activities as set out in this Article XIII.   Such transition plan will include, at Janssen’s election, either a transfer of the existing OUS Territory Commercialization plans and customer contact information or a process by which the Parties will work together in good faith to develop new OUS Territory Commercialization plans and customer contact information for argenx.   Except as expressly provided otherwise in this Article XIII, any costs incurred by the Parties between the date of notice of termination and the effective date of termination to conduct activities pursuant to this Article XIII shall be shared in accordance with this Agreement, as applicable, and thereafter each Party shall bear its own costs.

13.6.4  Expiration.  If this Agreement expires in accordance with Section 13.1, the licenses and other rights granted by one Party to the other Party with respect to the Licensed

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Products in the Field shall survive on a fully-paid, royalty-free, non-exclusive, irrevocable and perpetual basis.

13.6.5  Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period before such expiration or termination.

13.6.6  Non-Exclusive Remedy.  Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

13.6.7  Survival.  Except as expressly set forth in Section 14.1, in the event of any expiration or termination of this Agreement, the Sections and Articles set forth below, as well as any other Sections, Articles or defined terms referred to in such Sections or Articles or necessary to give them effect, shall survive:

Section 3.4 (Cross-License to Collaboration Know-How)

Section 8.4 (Shared Development Costs) – with respect to Development Costs incurred prior to the effective date of termination and, to the extent shared pursuant to Section 13.6.2(k), Development Costs incurred after the effective date of termination

Section 8.5 (U.S. Territory Royalties) – with respect to U.S. Collaboration Results prior to the effective date of termination or, to the extent provided in Section 13.6.2(g) or 13.6.2(i), U.S. Collaboration Results after the effective date of termination

Section 8.6 (OUS Territory Royalties) - with respect Net Sales of Licensed Products in the OUS Territory prior to the effective date of termination or, to the extent provided in Section 13.6.2(g) or 13.6.2(i), Net Sales of Licensed Product in the OUS Territory after the effective date of termination

Section 8.9 (Audits)

Section 8.10 (Tax Matters)

Section 8.11 (Currency Exchange)

Section 8.12 (Late Payments)

Section 9.1 (Reporting of Collaboration Inventions; Ownership and Disclosure)

Section 9.8.9 (Product Copyright Ownership)

Section 10.1 (Non-Disclosure and Non-Use)

Section 10.2 (Exceptions)

Section 10.3 (Authorized Disclosure)

Section 10.4 (Confidential Terms)

Section 10.6 (Prior Non-Disclosure Agreement)

Section 10.7 (Equitable Relief)

Section 11.8.2 (Additional Representations and Warranties of Janssen) – with respect to Licensed Compound or Licensed Product Commercialized by Janssen pursuant to Section 13.6.2(g) or 13.6.2(i) or Manufactured by or on behalf of Janssen pursuant to Section 13.6.2(h)

Section 11.10 (No Warranties)

Section 11.13 (Insurance)

Article XII (Indemnification)

Section 13.6 (Effects of Termination or Expiration)

Article XV (Dispute Resolution)

Section 16.1 (Assignment; Successors)

Section 16.3 (Parent Obligation)

Section 16.4 (Choice of Law)

Section 16.5 (Notices)

Section 16.6 (Severability)

Section 16.7 (Captions)

Section 16.8 (Further Actions) – with respect to the surviving rights and obligations of the Parties under this Agreement

Section 16.9 (Amendment; No Waiver)

Section 16.10 (Integration)

Section 16.11 (Independent Contractors; No Agency)

Section 16.12 (Submission to Jurisdiction)

Section 16.14 (No Consequential or Punitive Damages)

Section 16.17 (Construction)

Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement shall survive to the extent required.  Except as otherwise provided in this Article XIII, all rights and obligations of the Parties under this Agreement, including any licenses and sublicenses granted under this Agreement, shall terminate upon expiration or termination of this Agreement for any reason.

ARTICLE XIV

HSR COMPLIANCE

14.1     HSR Act Compliance.  Notwithstanding anything to the contrary in this Agreement, this Agreement is binding upon the Parties as of the Execution Date to the extent permitted by the HSR Act. As used herein, the “HSR Clearance Date” means such time as: (a) the Parties shall have complied with all applicable requirements of the HSR Act; (b) the applicable waiting period under the HSR Act shall have expired or been terminated early; (c) no judicial or administrative proceeding opposing consummation of all or any part of this

Agreement or the Investment Agreement shall be pending; (d) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or the Investment Agreement (collectively, the “Transactions”) shall be in effect; and (e) no requirements or conditions shall have been formally requested or imposed by the DOJ or FTC in connection therewith that are not reasonably and mutually satisfactory to the Parties (collectively, the “HSR Conditions”).  In the event that the HSR Clearance Date has not occurred by March 31, 2019, then either Party may terminate this Agreement upon notice, in which case, all provisions of this Agreement shall terminate and be of no force or effect whatsoever, except only that any liability of either Party for failing to comply with this Section 14.1 shall survive.

14.2     HSR Filing.  Both Parties shall promptly file following the Execution Date (and in any event, within [...***...] after the Execution Date) their respective pre-merger notification and report forms (“HSR Forms”) with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) pursuant to the HSR Act in connection with the Transactions to the extent applicable. Neither Party shall request early termination of the initial HSR Act waiting period in their respective HSR Form.

14.3     Cooperation.

14.3.1  The Parties shall use all reasonable efforts to promptly obtain the HSR Conditions for the consummation of the Transactions to the extent applicable and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  The Parties shall instruct their respective counsel to coordinate and cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period.  In the context of this Section 14.3, all reasonable efforts and cooperation include counsel’s undertaking: (i) to reasonably keep each other informed of communications received from and submitted to personnel of the FTC, the DOJ or any other antitrust authority; and (ii) to confer with each other regarding appropriate contacts with and response to personnel of the FTC, the DOJ or any other antitrust authority and consider in good faith the views of the other Party, including all reasonable additions, deletions or changes suggested by the other Party; provided, however, Janssen shall have the principal responsibility for devising and implementing the strategy for obtaining the HSR Conditions and shall lead and direct all submissions to, meetings and communications with the FTC, the DOJ or any other party in connection with antitrust matters.  Janssen shall be responsible for the applicable HSR Act filings fees in connection with the Investment Agreement and this Agreement to the extent applicable, and each Party shall be responsible for the costs and expenses of its own legal and other advice in relation to the HSR Forms submitted pursuant to the HSR Act therewith.

14.3.2  Janssen shall use its reasonable best efforts to take such actions as may be required under the HSR Act or other antitrust laws in order to satisfy the conditions set forth in this Section 14. Notwithstanding anything to the contrary in this Agreement, the terms “commercially reasonable efforts” or “reasonable best efforts” do not require that either Party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

businesses of such Party or its Affiliates, (ii) agree to any restrictions on the activities of such Party or its Affiliates, or (iii) pay any material amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying any of the Transactions.

ARTICLE XV

DISPUTE RESOLUTION

15.1     Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this Article XV shall be the exclusive mechanism for resolving (i) any dispute that arises out of or in relation to or in connection with this Agreement, excluding any Committee Matter (which shall be subject to resolution under Section 2.8.1, 2.8.2 or 2.8.3, as applicable); and (ii) any issue relating to the interpretation, application, enforcement, termination or validity of this Agreement (any dispute or issue described in clause (i) or (ii), a “Dispute”).  For clarity, a dispute regarding any of the following shall constitute a Dispute: (a) whether a matter is a Committee Matter; or (b) whether an exercise of final decision-making authority is made in accordance with Section 2.8.2, 8.7.1, 9.3, 9.4, 9.8.3 or 10.8.1, as applicable.  Any Dispute shall be resolved in accordance with this Article XV.

15.2     Resolution by Executive Officers.  In the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  To initiate a negotiation, a Party shall give the other Party written notice of any Dispute not resolved in the normal course of business.  In the event that such Dispute is not resolved within [...***...] after such notice is received (unless otherwise agreed by the Parties), either Party shall, by written notice to the other Party, refer the Dispute to the Executive Officers for attempted resolution by good faith negotiation within [...***...] after such notice is received (unless otherwise agreed by the Parties).

15.3     Arbitration.

15.3.1  Arbitration.  Except as otherwise provided in this Agreement, any Dispute that has been referred to the Executive Officers for resolution in accordance with Section 15.2 and has not been resolved within the time specified in Section 15.2, shall be finally resolved by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules, except where those rules conflict with these provisions, in which case these provisions control.  The language of the arbitration shall be English and the seat, or legal place of arbitration, shall be New York City, New York.  All aspects of the arbitration shall be treated as confidential.

15.3.2  Panel.  The number of arbitrators shall be three unless the aggregate damages sought by the claimant are stated to be less than [...***...], and the aggregate damages sought by the respondent/counterclaimant are stated to be less than [...***...], and neither side seeks equitable relief, in which case there shall be a single arbitrator.  In the event there are three arbitrators, each Party shall appoint a person to serve as an arbitrator within [...***...] after the respondent submits its answer and counterclaims.  The two party-appointed arbitrators shall then appoint the presiding arbitrator within [...***...] after the second party-appointed arbitrator’s

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

appointment. In the event there is one arbitrator, that arbitrator shall be appointed by the Parties by mutual agreement within [...***...] after the respondent submits its answer and any counterclaims.  If any arbitrators are not selected within these time periods, the ICDR shall, at the written request of any Party, complete the appointments that have not been made.  Each arbitrator shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty five (25) lawyers or who was a judge of a court of general jurisdiction.

15.3.3  Timing.  The Parties agree to cooperate (i) to meet with the arbitrator(s) within [...***...] of appointment; and (ii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than [...***...] after the first meeting with the arbitrator(s) and in the award being rendered within [...***...] of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within [...***...] after the conclusion of the hearings.  In any event, the Parties shall endeavor in good faith to complete any arbitration under this Section 15.3 within [...***...] following the appointment of the arbitrator(s).

15.3.4  Discovery.  In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 15.3.3, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accordance with the Section 15.3.3 schedule as closely as practical.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the schedule set forth in Section 15.3.3 may be met without undue burden.  The arbitrator(s) shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery, provided that the arbitrator(s) shall permit such discovery as the arbitrator(s) deem necessary to permit an equitable resolution of the dispute, which may in the arbitrator(s)’ discretion include requests for admission or interrogatories.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by a copy of the document in its original language.  If the document is lengthy and relevant only in part, it is sufficient to translate only relevant parts, provided that the arbitrator(s) may require a fuller or a complete translation at the request of any party or on its own initiative.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of any ruling on evidence.  The hearings shall be transcribed and the transcript made available to the Parties.

15.3.5  Motions; Independent Expert.  The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in Section 15.3.6.  The arbitrator(s) may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator(s), but final decision-making authority shall remain in the arbitrator(s).

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

15.3.6  Decision of the Arbitrator(s).  The arbitrator(s) shall decide the issues presented in accordance with the substantive law of New York and may not apply principles such as “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  No punitive or exemplary damages may be granted by the arbitrator(s).  The Parties agree that the decision of the arbitrator(s) shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator(s).  The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential and not be made public by either Party without the joint written consent of the Parties, except to the extent either Party is required to disclose such information by applicable Laws (or applicable rules of a public stock exchange) or disclosure is required to enforce an award, or to pursue an action in aid of arbitration or for injunctive relief.  Notwithstanding anything to the contrary in this Agreement, either Party may disclose matters relating to the arbitration or the arbitral proceedings to its Affiliates, and its and its Affiliates’ advisors, to the extent reasonably necessary for the preparation or presentation of a claim or defense in such arbitration, each of whom before such disclosure must be bound under a written agreement containing confidentiality provisions that are consistent with those set forth in this Agreement. The costs of such arbitration, including administrative and arbitrator(s)’ fees, and the fees of any expert retained by the arbitrator(s), shall be shared [...***...].  The Parties hereby opt out of the provision of the ICDR Rules empowering the tribunal to allocate the costs of the arbitration between the Parties.

15.3.7  Courts.  Any award of the arbitrator(s) may be entered in any court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement, and each Party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, in each case pending resolution of any arbitration proceeding.  Without limiting the foregoing, the Parties consent to the jurisdiction of the Federal District Court for the district at the place of arbitration for the enforcement of these provisions and the entry of judgment on any award rendered under this Agreement.

15.3.8  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE WITHIN THE SCOPE OF THE AGREEMENT TO ARBITRATE AS SET FORTH IN SECTION 15.3.1.

ARTICLE XVI

MISCELLANEOUS

16.1     Assignment; Successors.  Neither Party may assign this Agreement or any of its rights or obligations under this Agreement without the written consent of the other Party; provided,  however, that either Party may assign this Agreement in its entirety without such consent (but with notice to the other Party following such assignment), to: (a) an Affiliate, as long as the assignee remains an Affiliate of the assigning Party, provided that the assigning Party shall remain responsible for the performance of, and primarily liable under, this Agreement notwithstanding such assignment; or (b) a Third Party that acquires all or substantially all of the business or consolidated assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise); provided, in each case ((a) or (b)), that if such assignment would cause

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

adverse tax consequences to the non-assigning Party (or such Party’s Affiliates), as reasonably demonstrated by the non-assigning Party to the assigning Party, the Parties agree to cooperate reasonably to enable such assignment in a manner reasonably satisfactory to the non-assigning Party, including, if appropriate, indemnification by the assigning Party, [...***...].  No assignment of this Agreement shall be valid and effective unless and until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment of this Agreement not in accordance with this Section 16.1 shall be null and void.

16.2     argenx or Parent Change of Control.

[...***...].

16.3     Parent Obligation.

16.3.1  Parent irrevocably and unconditionally:

(a)        guarantees to Janssen the full, prompt and complete performance by argenx of all of argenx’s obligations under this Agreement;

(b)       undertakes with Janssen that if argenx does not pay any amount or perform any obligation when due under or in connection with this Agreement, Parent shall pay that amount or perform or procure the performance of that obligation as if Parent were the principal obligor; and

(c)        undertakes to indemnify and keep indemnified Janssen against any cost, loss or liability suffered by Janssen as a consequence of a breach by argenx of any obligation guaranteed by Parent and the amount of the cost, loss or liability shall be equal to the amount that Janssen would otherwise have been entitled to recover from argenx.

16.3.2  The guarantee contained in this Section 16.3 shall apply in respect of all obligations of argenx under this Agreement.

16.3.3  The obligations of Parent shall not be affected by any termination or variation of this Agreement or any amendment, novation, supplement or extension of this Agreement.

16.4     Choice of Law.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 16.12 shall apply, the laws of the State of New York excluding:  (i) its conflicts of laws principles; (ii) the United Nations Conventions on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.  Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent Rights shall be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

16.5     Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or sent by overnight courier to the Parties hereto, in each case with a copy sent via electronic mail (if an electronic mail address of the party to whom the relevant communication is being made has been designated pursuant hereto and remains a working electronic mail address), at the following addresses (or at such other addresses as shall be specified by like notice):

If to argenx:

argenx BVBA
Industriepark Zwijnaarde 7
9052 Zwijnaarde
Attention: CEO and General Counsel

If to Janssen:

Cilag GmbH International
Gubelstrasse 34
6300 Zug
Switzerland
Attention:	Chairperson of Managing Officers

With copies to:

Johnson & Johnson Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention:	General Counsel, Pharmaceuticals

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery or overnight courier, on the day delivered or, if by facsimile, on the next Business Day following the day on which such facsimile was sent; provided, in each case that a copy is also sent by electronic mail in accordance with the first sentence of this Section 16.5.

16.6     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

16.7     Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

16.8     Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

16.9     Amendment; No Waiver.  No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party (or, to the extent applicable, Parent). The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

16.10   Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral.  Notwithstanding the authority granted to the Committees and any Working Groups under this Agreement, this Agreement may be amended only in writing signed by properly authorized representatives of each of argenx and Janssen.  In the event of a conflict between the GDP or the U.S. Commercialization Plan, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern.

16.11   Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party, including the argenx sales representatives, shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Janssen’s legal relationship under this Agreement to argenx, and argenx’s legal relationship under this Agreement to Janssen, shall be that of independent contractor and shall not constitute a partnership, joint venture or agency, and no Party shall take a position, or cause or permit any of its Affiliates, to take any position inconsistent with this Section 16.11 (including in the filing of tax returns and in the course of any audit, review or litigation) unless otherwise required by a determination of a relevant tax authority.

16.12   Submission to Jurisdiction.  Each Party (i) submits to the jurisdiction of the state and federal courts sitting in New York, New York, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 15.3.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  Each

Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16.4.  Nothing in this Section 16.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

16.13   Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission or by email of a .pdf attachment shall be deemed to be original signatures.

16.14   No Consequential or Punitive Damages.

16.14.1      NEITHER PARTY HERETO NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, OR FOR ANY LOSS OR INJURY TO A PARTY’S OR ITS AFFILIATES’ PROFITS, BUSINESS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

16.14.2      [...***...].

16.15   Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Each Party may use one or more of its Affiliates to perform its obligations and duties under this Agreement, provided that such Party provides prompt written notice to the other Party (subject to Section 3.3) and, further provided that such Party shall remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement.

16.16   Force Majeure.  A Party shall not be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the payment of any amounts under this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of such Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, a “Force Majeure Event”).

16.17   Construction.  References to Sections include subsections, which are part of the related Section.  Except as otherwise explicitly specified to the contrary, (i) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (ii) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulations then in effect, in each case, including the then-current amendments thereto; (iii) words in the singular or plural form include the plural and singular form,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

respectively; (iv) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (v) terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (vi) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; (vii) when a time period set forth in this Agreement ends on a day that is not a Business Day, the last day of such time period shall be the next Business Day; (viii) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (ix) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (x) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits), and (xi) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the dates written herein below.

ARGENX BVBA

By:	/s/ Tim Van Hauwermeiren
	Name:	Tim Van Hauwermeiren
	Title:	CEO

By:	/s/ Peter Verhaeghe
	Name:	Peter Verhaeghe
	Title:	Chairman of the Board

ARGENX SE
(solely for purposes of Sections 16.2 and 0)

By:	/s/ Tim Van Hauwermeiren
	Name:	Tim Van Hauwermeiren
	Title:	CEO

By:	/s/ Peter Verhaeghe
	Name:	Peter Verhaeghe
	Title:	Chairman of the Board

CILAG GMBH INTERNATIONAL

By:	/s/ Ludo Ooms
	Name:	Ludo Ooms
	Title:	Managing Officer

By:	/s/ Andrea Ostinelli
	Name:	Andrea Ostinelli
	Title:	Managing Officer

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT	TITLE
A	Johnson & Johnson Universal Calendar
B	Initial GDP
C	Existing Third Party Agreements
D	Financial Exhibit
E	Cost of Goods
F	CMC Plan
G	argenx Press Release
H	Janssen Press Release

SCHEDULE	TITLE
1.10	argenx Patent Rights
1.80	Lead Anti-CD70 Antibody
1.118	Specified Manufacturing Patent Rights

EXHIBIT A

UNIVERSAL CALENDAR

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT B

GLOBAL DEVELOPMENT PLAN

[...***... (two pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT C

EXISTING THIRD PARTY AGREEMENTS

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT D

FINANCIAL EXHIBIT

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

[...***... (five pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT E

COST OF GOODS

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

[...***... (three pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT F

CMC PLAN

[…***… (three pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT G

ARGENX PRESS RELEASE

Regulated information – Inside information

argenx enters exclusive global collaboration and license agreement with
Cilag GmbH International, an affiliate of Janssen, for cusatuzumab (ARGX-110)

•     Collaboration to develop cusatuzumab in AML, MDS and other hematological malignancies in deal totaling up to $1.6 billion potentially

•     Janssen to pay argenx $300 million in upfront cash payment

•     Johnson & Johnson Innovation – JJDC, Inc. (JJDC) to make $200 million equity investment in argenx

•     argenx to retain right to co-promote cusatuzumab in the U.S. and share economics 50-50 on a royalty basis

•     Conference call to be held today at 5:00 PM CET (11:00 AM ET/8:00 AM PT)

December 3, 2018

Breda, the Netherlands / Ghent, Belgium – argenx (Euronext & Nasdaq: ARGX), a clinical-stage biotechnology company developing a deep pipeline of differentiated antibody-based therapies for the treatment of severe autoimmune diseases and cancer, today announced an exclusive, global collaboration and license agreement for cusatuzumab (ARGX-110), a highly differentiated anti-CD70 SIMPLE Antibody™, with Cilag GmbH International, an affiliate of the Janssen Pharmaceutical Companies of Johnson & Johnson.

Cusatuzumab is currently in development in a Phase 1/2 combination study with Vidaza® for newly diagnosed, elderly patients with acute myeloid leukemia (AML) and high-risk myelodysplastic syndrome (MDS) who are unfit for chemotherapy.  Data announced today from the Phase 1/2 study will be presented during a workshop being held in conjunction with the 60th American Society of Hematology Annual Meeting and Exposition.

“AML continues to be an aggressive and deadly cancer of the blood and bone marrow with very high relapse rates. Cusatuzumab offers a novel mode of action targeting leukemic stem cells, which are a known driver of the relapse mechanism, and has shown a compelling response rate and tolerability profile to date,” said Tim Van Hauwermeiren, CEO of argenx. “Janssen is an ideal strategic partner for us to develop this differentiated investigational therapy given its extensive clinical, regulatory and commercial expertise in oncology, and we believe that through this collaboration we are best positioned to reach the broadest number of patients as quickly as possible. The collaboration also strengthens our financial position, enabling our growth into a fully-integrated organization as we continue to exploit our deep pipeline of wholly-owned product candidates, including our lead product candidate efgartigimod which we are evaluating in four severe autoimmune indications.”

argenx and Janssen have agreed to a joint global clinical development plan to evaluate cusatuzumab in AML, MDS and other potential future indications.

Under the terms of the agreement, Janssen will pay argenx $300 million in an upfront payment and JJDC will purchase $200 million (1,766,899) of newly issued shares representing 4.68% of argenx’s outstanding shares at a price of €100.02 per share ($113.19). argenx will be eligible to receive potentially up to $1.3 billion in development, regulatory and sales milestones, in addition to tiered, double-digit royalties. Janssen will be responsible for commercialization worldwide. argenx retains the option to participate in commercialization efforts in the U.S., where the companies have agreed to share economics 50/50 on a royalty basis and outside the U.S., Janssen will pay double-digit sales royalties to argenx.

The transactions are subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and expected to close in the first quarter of 2019.

Conference call details

Dial-in 5 minutes before the start of the conference call and use the conference ID: 5278105

Dial-in numbers:

•	International dial-in:	+44 (0) 207 192 8000
•	US:	16315107495 (or 18669661396)
•	UK:	08445718892
•	Belgium:	024009874
•	The Netherlands:	0207143545
•	France:	0176700794
•	Sweden:	0850692180
•	Switzerland:	0315800059

About Cusatuzumab

Cusatuzumab (ARGX-110) is an investigational SIMPLE Antibody™ targeting CD70, an immune checkpoint target involved in hematological malignancies, several solid tumors and severe autoimmune diseases. Cusatuzumab is designed to: block CD70, kill cancer cells expressing CD70 through complement dependent cytotoxicity, enhanced antibody-dependent cell-mediated phagocytosis and enhanced antibody-dependent cell-mediated cytotoxicity, and restore immune surveillance against solid tumors (Silence K. et al. mAbs 2014; 6 (2):523-532).

Cusatuzumab is currently being evaluated in patients with hematological malignancies, including a Phase 1/2 trial in combination with Vidaza in patients with newly diagnosed acute myeloid leukemia and high-risk myelodysplastic syndromes and the Phase 2 part of a Phase 1/2 trial in patients with relapsed/refractory cutaneous T-cell lymphoma (CTCL).  Preclinical work on cusatuzumab in AML was performed in collaboration with the Tumor Immunology Lab of Prof. A. F. Ochsenbein at the University of Bern, who won, together with Prof. Manz at the University Hospital of Zürich, the prestigious 2016 Otto Naegeli Prize for his breakthrough research on CD70/CD27 signaling with therapeutic potential for cancer patients.

About argenx

argenx is a clinical-stage biotechnology company developing a deep pipeline of differentiated antibody-based therapies for the treatment of severe auto-immune diseases and cancer. The company is focused on developing product candidates with the potential to be either first-in-class against novel targets or best-in-class against known, but complex, targets in order to treat diseases with a significant unmet medical need. argenx’s ability to execute on this focus is enabled by its suite of differentiated technologies. The SIMPLE AntibodyTM Platform, based on the powerful llama immune system, allows argenx to exploit novel and complex targets, and its three complementary Fc engineering technologies are designed to expand the therapeutic index of its product candidates.

www.argenx.com

For further information, please contact:

Joke Comijn, Director Corporate Communications & Investor Relations (EU)

+32 (0)477 77 29 44

+32 (0)9 310 34 19

info@argenx.com

Beth DelGiacco, VP Investor Relations (US)

+1 518 424 4980

bdelgiacco@argenx.com

Forward-looking Statements

The contents of this announcement include statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will,” or “should” and include statements argenx makes concerning the intended results of its strategy and its collaboration with Janssen expected to close in the first quarter of 2019, including argenx’s ability to receive the expected benefits thereof such as future milestones and royalty payments.. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. argenx’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including argenx’s expectations regarding its the inherent uncertainties associated with competitive developments, preclinical and clinical trial and product development activities and regulatory approval requirements; argenx’s reliance on collaborations with third parties; estimating the commercial potential of argenx’s product candidates; argenx’s ability to obtain and maintain protection of intellectual property for its technologies and drugs; argenx’s limited operating history; and argenx’s ability to obtain additional funding for operations and to complete the development and commercialization of its product candidates. A further list and description of these risks, uncertainties and other risks can be found in argenx’s U.S. Securities and Exchange Commission (SEC) filings and reports, including in argenx’s most recent annual report on Form 20-F filed with the SEC as well as subsequent filings and reports filed by argenx with the SEC. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. argenx undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.

EXHIBIT H

JANSSEN PRESS RELEASE

News Release

Media Contacts:	Investor Contacts:
Brian Kenney	Christopher DelOrefice
Phone: 215-620-0111	Phone: 732-524-2955
Email: bkenney1@its.jnj.com

Satu Glawe	Lesley Fishman
Phone: +49 172 294 6264	Phone: 732-524-3922
Email: sschmid2@its.jnj.com

Janssen Affiliate Cilag GmbH International Enters Worldwide Collaboration and License Agreement with argenx for Cancer Immunotherapy Cusatuzumab

Addition of investigational antibody cusatuzumab to robust oncology pipeline reflects Janssen’s commitment to advance innovative therapies for blood cancers where unmet medical needs remain

Zug, Switzerland (December X, 2018) - Cilag GmbH International, an affiliate of the Janssen Pharmaceutical Companies of Johnson & Johnson, announced today it has entered into a worldwide collaboration and license agreement with argenx BVBA and argenx SE, to develop and commercialize cusatuzumab (ARGX-110). Cusatuzumab is an investigational therapeutic antibody that targets CD70, an immune checkpoint implicated in numerous cancers, including hematological malignancies. This first-in-class SIMPLE Antibody™ is currently in Phase 1/2 clinical trials to evaluate its safety, tolerability and efficacy in the treatment of acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS). Separately, an equity investment by Johnson & Johnson Innovation - JJDC, Inc. (JJDC) will be made in argenx SE.

Updated data from the ongoing Phase 1/2 clinical study evaluating cusatuzumab in combination with azacytidine in newly diagnosed patients with AML unfit for intensive chemotherapy are being presented during an argenx workshop held in conjunction with the 60th Annual Meeting of the American Society of Hematology (ASH). The data showed promising anti-leukemia activity in these patients.i

“We believe CD70 is an important target in the biology of select cancers, and we are eager to accelerate the development of this innovative antibody together with argenx,” said Yusri Elsayed, M.D., MHSc, Ph.D., Vice President, Hematologic Malignancies Disease Area Leader, Janssen Research & Development, LLC. “Phase 1/2 data in acute myeloid leukemia showed the activity of cusatuzumab, and we hope to translate these findings to improve outcomes for patients with myeloid malignancies.”

Under the terms of the agreement, Janssen will jointly develop and globally commercialize cusatuzumab in AML, MDS, and potential future indications, as well as next generation CD70 antibodies. Janssen will make an upfront payment of $300 million USD and additional payments based upon the achievement of certain development, regulatory and sales milestones. Janssen is responsible for commercialization worldwide. In the U.S., argenx has the option to participate in commercialization efforts. Janssen will record worldwide net trade sales. In the U.S., the companies have agreed to share the economics 50/50, and outside the U.S., Janssen will pay double-digit sales royalties to argenx.

“We are pleased to enter into this strategic partnership with argenx and advance a promising antibody for the treatment of AML and other blood cancers where current treatment is limited and effective new interventions are needed for patients,” said Mathai Mammen, M.D., Ph.D., Global Head, Janssen Research & Development, LLC. “The addition of cusatuzumab deepens our portfolio and adds to our expertise in oncology, and more importantly, it reflects our commitment to combine Janssen’s strengths with those of other outstanding teams to advance science that we believe can transform the treatment of diseases and the lives of patients worldwide.”

The transactions are subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and expected to close in the first quarter of 2019.

About Cusatuzumab

Cusatuzumab (ARGX-110) is an investigational SIMPLE Antibody™ targeting CD70, an immune checkpoint target involved in hematological malignancies, several solid tumors and severe autoimmune diseases. Cusatuzumab is designed to: block CD70; kill cancer cells expressing CD70 through complement-dependent cytotoxicity, enhanced antibody-dependent cell-mediated phagocytosis and enhanced antibody-dependent cell-mediated cytotoxicity; and restore immune surveillance against solid tumors.  ii

About AML

Acute myeloid leukemia (AML) starts in the bone marrow (the soft inner part of certain bones, where new blood cells are made), but most often it quickly moves into the blood, as well. It can sometimes spread to other parts of the body including the lymph nodes, liver, spleen, central nervous system (brain and spinal cord), and testicles.iii

About MDS

Myelodysplasia Syndromes (MDS) are a group of diverse bone marrow disorders in which the bone marrow does not produce enough healthy blood cells. MDS is often referred to as a “bone marrow failure disorder”. MDS is primarily a disease of the elderly (most patients are older than age 65), but MDS can affect younger patients as well.iv

About Cilag GmbH International

Cilag GmbH International was founded in 1984 as the supply chain coordination center for the pharmaceuticals sector in Zug. Today, it offers a wide range of support activities for numerous Swiss companies in the pharmaceutical, consumer and medical device and diagnostics segments of the Johnson & Johnson Family of Companies.

About the Janssen Pharmaceutical Companies of Johnson & Johnson

At the Janssen Pharmaceutical Companies of Johnson & Johnson, we are working to create a world without disease. Transforming lives by finding new and better ways to prevent, intercept, treat and cure disease inspires us. We bring together the best minds and pursue the most promising science. We are Janssen. We collaborate with the world for the health of everyone in it. Learn more at www.ianssen.com. Follow us at @JanssenGlobal. Cilag GmbH International and Janssen Research & Development, LLC are part of the Janssen Pharmaceutical Companies of Johnson & Johnson.

About Johnson & Johnson Innovation - JJDC, Inc.

Johnson & Johnson Innovation - JJDC, Inc. (JJDC) is the strategic venture capital arm of Johnson & Johnson and a long-term investment partner to global healthcare entrepreneurs. Founded in 1973, JJDC continues a legacy of customizing deals for data-driven companies across the continuum of healthcare, with the goal of turning great ideas into transformative new pharmaceutical, medical device and consumer healthcare products. Visit our website at www.iidc.com.

About Johnson & Johnson

At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

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This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding product development and the potential benefits and treatment impact of the collaboration and license agreement with Argenx to develop and commercialize cusatuzumab (ARGX-110). The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Cilag GmbH International, Janssen Research & Development, LLC, Johnson & Johnson Innovation - JJDC, Inc. any of the other Janssen Pharmaceutical Companies of Johnson & Johnson and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the transactions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the potential that the expected benefits and opportunities related to the collaboration may not be realized or may take longer to realize than expected; challenges inherent in new product development, including the uncertainty of clinical success and obtaining regulatory approvals; competition, including technological advances, new products and patents attained by competitors; uncertainty of commercial success for new products; the ability of the company to successfully execute strategic plans; impact of business combinations and divestitures; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; and global health care reforms and trends toward health care cost containment. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Neither the Janssen Pharmaceutical Companies nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments.

i          Ochsenbein, Adrian (2018, December). 2680 Argx-110 Targeting CD70, in Combination with Azacitidine, Shows Favorable Safety Profile and Promising Anti-Leukemia Activity in Newly Diagnosed AML Patients in an Ongoing Phase 1/2 Clinical Trial. American Society of Hematology Annual Meeting, San Diego, CA, U.S.

ii         Silence K. et al. mAbs 2014; 6 (2):523-532

iii        What Is Acute Myeloid Leukemia (AML)?” American Cancer Society. Retrieved from https://www.cancer.org/cancer/acutemyeloid-leukemia/about/what-is-aml.html

iv        What is MDS?” MDS Foundation. Retrieved https://www.mds-foundation.org/what-is-mds/

SCHEDULE 1.10

ARGENX PATENT RIGHTS

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SCHEDULE 1.80

LEAD ANTI-CD70 ANTIBODY – HUMAN IgG1

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SCHEDULE 1.118

SPECIFIED MANUFACTURING PATENTS

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